     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1999
                                                                 (NO. 333-     )
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                  U.S. BANCORP
             (Exact name of registrant as specified in its charter)

             DELAWARE                              6711                             41-0255900
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)            Identification Number)

                       U.S. BANCORP                                              LEE R. MITAU, ESQ.
                      U.S. BANK PLACE                                              U.S. BANK PLACE
                  601 SECOND AVENUE SOUTH                                      601 SECOND AVENUE SOUTH
             MINNEAPOLIS, MINNESOTA 55402-4302                            MINNEAPOLIS, MINNESOTA 55402-4302
                      (612) 973-1111                                               (612) 973-1111
    (Address, including zip code, and telephone number,       (Name, address, including zip code, and telephone number,
 including area code, of registrant's principal executive            including area code, of agent for service)
                         offices)

                           --------------------------

                                   COPIES TO:

              ELIZABETH C. HINCK, ESQ.                             KURT L. KICKLIGHTER, ESQ.
                Dorsey & Whitney LLP                                FRANKLIN T. LLOYD, ESQ.
              2200 South Sixth Street                              Higgs, Fletcher & Mack LLP
            Minneapolis, Minnesota 55402                         401 West A Street, Suite 2600
                   (612) 340-8877                                 San Diego, California 92101
                                                                         (619) 236-1551

    Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                               PROPOSED MAXIMUM                        PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED(1)        PER SHARE(2)       OFFERING PRICE          FEE(3)
Common Stock, $1.25 par value...............   9,000,000 shares         $31.40           $282,600,000         $78,562.80
Warrants to Purchase Common Stock...........   75,789 warrants          $31.40           $11,898,875          $3,307.89
    Total...................................          --                  --             $294,498,875         $81,870.69

(1) Based upon an estimate of the maximum number of shares of common stock, no par value (the "BOC Common Stock"), of Bank of Commerce ("BOC") which will each be exchanged for shares of common stock, $1.25 par value (the "USB Common Stock"), of U.S. Bancorp ("USB") pursuant to the Merger described herein.

(2) Calculated in accordance with Rule 457(f)(l) under the Securities Act based on the aggregate market value of the 15,000,000 shares of BOC Common Stock expected to be canceled in connection with the Merger on March 30, 1999. The offering price of the warrants is based on the offering price of the USB Common Stock and relates to the 126,315 "D" Warrants of BOC being exchanged in the Merger (with each such warrant to purchase five shares of USB Common Stock).

(3) The registration fee of $81,870.69 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000278 multiplied by the proposed maximum aggregate offering price.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  [LOGO]

Dear Shareholder:

The Board of Directors of Bank of Commerce ("BOC") has approved an agreement providing for the merger of BOC with and into a subsidiary of U.S. Bancorp ("USB"). In the merger, your shares of BOC common stock will be converted into shares of USB common stock, based upon an exchange ratio described below. The acquisition will be made as provided in the agreement between USB and BOC. A copy of the agreement is attached as an appendix.

According to the exchange ratio agreed to by USB and BOC, you will receive 0.60 shares of USB common stock for each share of BOC common stock that you hold. However, if the average USB stock price for the 20 consecutive trading days ending three days before we close the merger is either greater than $40 or less than $30, that exchange ratio may be adjusted. If that average USB closing stock price is greater than $40, you will receive USB shares valued at $24, using that average price, for each BOC share. If that average USB stock price is less than $30, you will receive USB shares valued at $18, using that average price, for each BOC share. We cannot predict what the average price for USB common stock will be in the future. The last reported sale price of USB common stock on the NYSE Composite Tape on [date prior to date of proxy], 1999 was $[price] per share, and the average closing price for the twenty consecutive trading days ending on such date was $[price] per share.

We can't complete the merger unless we obtain the necessary government approvals and unless the holders of at least two-thirds of the outstanding shares of BOC common stock approve it. You are being asked to vote on the proposed merger at the BOC 1999 annual meeting of shareholders held on June 15, 1999. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. If you don't return your card, or if you don't instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against the merger. If you are a record holder and you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

The Board of Directors of BOC enthusiastically supports this merger and recommends that you vote in favor of it. The accompanying Proxy
Statement/Prospectus gives you detailed information about the merger. You are urged to read it carefully. This Proxy Statement/Prospectus serves as the proxy statement for the BOC 1999 annual meeting of shareholders and as the prospectus for the issuance of USB common stock in the merger.

BANK OF COMMERCE

    [LOGO]                                                         [LOGO]
Chairman, Chief Executive Officer and
President                                    Vice Chair of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES WE ARE OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                 PROXY STATEMENT/PROSPECTUS DATED [DATE], 1999
                AND FIRST MAILED TO SHAREHOLDERS ON [DATE], 1999

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD JUNE 15, 1999 AT 6:00 P.M.
                        AT THE HYATT REGENCY, SAN DIEGO

TO THE SHAREHOLDERS OF BANK OF COMMERCE:

    The Annual Meeting of Shareholders (the "Annual Meeting") of BOC, will be held at the Hyatt Regency San Diego, 1 Market Place, San Diego, California 92101 at 6:00 p.m. local time on June 15, 1999 for the following purposes:

    1. To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Reorganization dated as of February 18, 1999, as amended and restated as of March 26, 1999 (as so amended and restated, the "agreement") between BOC and USB. A copy of the agreement is attached as Appendix A to this Proxy Statement/Prospectus. The agreement provides the terms and conditions for the merger of BOC with and into U.S. Bank, National Association, a national bank subsidiary of USB.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

    2. To elect nine persons as directors of BOC to serve until their successors are duly elected and qualified.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITS NINE NOMINEES.

    3. To approve an amendment to BOC's 1998 Stock Plan to permit Stock Awards to be assumed by another party to a merger in which BOC disappears.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

    4. To approve an amendment to BOC's 1998 Stock Plan to be adopted by the Board of Directors if the transaction contemplated in the agreement does not occur. The amendment would increase the number of shares of common stock available for stock awards under the plan from 1,000,000 shares to 1,500,000 shares.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

    5. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

    The Board of Directors has fixed April 30, 1999 as the record date for the Annual Meeting. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements of it.

                                          By Order of the Board of Directors

                                                   [LOGO]

                                          Gary D. Cristofani, Secretary

[date], 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                               TABLE OF CONTENTS

SUMMARY...............................................................................          1
  The Merger..........................................................................          1
  Comparative per Share Market Price Information......................................          2
  The Companies.......................................................................          2
  The Bank of Commerce Annual Meeting.................................................          3
  Record Date; Vote Required..........................................................          3
  Our Reasons for the Merger..........................................................          3
  Our Recommendation to Shareholders..................................................          4
  Opinion of BOC's Financial Advisor..................................................          4
  Conditions to Completion of the Merger..............................................          4
  Termination of the Agreement; Expenses..............................................          4
  Waiver and Amendment................................................................          5
  Accounting Treatment................................................................          5
  Regulatory Approvals................................................................          5
  Interests of Directors and Officers in the Merger That Differ from Your Interests...          5
  Material Federal Income Tax Consequences............................................          6
  Material Differences in the Rights of Shareholders..................................          6
  Forward-looking Statements May Prove Inaccurate.....................................          6
  Unaudited Comparative per Common Share Data of BOC and USB..........................          7
  Selected Financial Data.............................................................          8
  Selected Historical Financial Data of U.S. Bancorp..................................          9
  Selected Historical Financial Data of Bank of Commerce..............................         11

THE BANK OF COMMERCE ANNUAL MEETING...................................................         14
  General.............................................................................         14
  Matters to be Considered............................................................         14
  Proxies.............................................................................         14
  Solicitation of Proxies.............................................................         14
  Record Date and Voting Rights.......................................................         15
  Recommendation of the BOC Board of Directors........................................         15

THE MERGER (PROPOSAL 1)...............................................................         16
  General.............................................................................         16
  The Merger..........................................................................         16
  Conversion of Stock; Treatment of Options...........................................         16
  Background of the Merger............................................................         17
  Recommendation of the BOC Board of Directors and BOC's Reasons for the Merger.......         19
  Opinion of BOC's Financial Advisor..................................................         21
  Exchange of Certificates; Fractional Shares.........................................         26
  Effective Time......................................................................         27
  Representations and Warranties......................................................         27
  Conduct of Business Pending the Merger and Other Agreements.........................         27
  Limitation on Acquisition Proposals.................................................         28
  Conditions to Completion of the Merger..............................................         28
  Regulatory Approvals Required for the Merger........................................         30
  Termination of the Agreement........................................................         31
  Extension, Waiver and Amendment of the Agreement....................................         33
  Stock Exchange Listing..............................................................         34

  Expenses............................................................................         34
  Indemnification of BOC Directors and Officers by USB................................         34
  Interests of Certain Persons in the Merger..........................................         34
  Restrictions on Resales by Affiliates...............................................         37
  Bank of Commerce Employee Stock Purchase Plan and Employee Stock Ownership Plan.....         38
  Material Federal Income Tax Consequences............................................         38
  Accounting Treatment................................................................         39

PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............................................         40

INFORMATION ABOUT U.S. BANCORP........................................................         41
  General.............................................................................         41
  Government Policies.................................................................         42
  Supervision and Regulation..........................................................         42
  Additional Information..............................................................         42

INFORMATION ABOUT BANK OF COMMERCE....................................................         42
  General.............................................................................         42
  Additional Information..............................................................         43

ELECTION OF DIRECTORS OF BANK OF COMMERCE (PROPOSAL 2)................................         44
  Nominees............................................................................         44
  Executive Officers..................................................................         45
  Securities Ownership of Executive Officers, Directors and Others....................         45
  Meetings and Committees.............................................................         47

EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE...............................         47
  Director Remuneration...............................................................         47
  Executive Compensation..............................................................         48
  Chief Executive Officer Compensation and Benefits Agreement.........................         52
  Chief Executive Officer Salary Continuation Agreement...............................         54
  CEO Disability Policy...............................................................         56
  Senior Executive Vice President and Executive Vice President Employment
Agreements............................................................................         56
  Senior Executive Vice President Salary Continuation Agreement.......................         57
  Senior Executive Vice President Disability Policy...................................         60
  Stock Plans.........................................................................         61
  Equity Participation Plan...........................................................         61
  Stock Purchase Plan.................................................................         63
  Employee Stock Ownership Plan.......................................................         64
  Bank of Commerce 401(k) Plan........................................................         64
  Certain Other Compensation..........................................................         64
  Certain Transactions................................................................         64

REPORT OF BANK OF COMMERCE COMPENSATION COMMITTEE.....................................         65
  Compensation Philosophy.............................................................         65
  Setting Compensation of the Executive Officers......................................         65
  1998 Compensation Matters...........................................................         66
  Compensation Committee, Interlocks and Insider Participation........................         66
  Return to Shareholders Performance Graph............................................         66
  Compliance with Filing Requirements.................................................         67

AMENDMENT OF BOC 1998 STOCK PLAN TO PERMIT STOCK AWARDS TO BE ASSUMED BY USB IN THE
  MERGER (PROPOSAL 3).................................................................         68
  General.............................................................................         68
  Purpose.............................................................................         68
  Types of Awards.....................................................................         69
  Administration......................................................................         69
  Shares Subject to the Plan..........................................................         69
  Eligibility.........................................................................         69
  Term and Termination................................................................         69
  Exercise Price......................................................................         70
  Consideration.......................................................................         70
  Transferability.....................................................................         70
  Vesting.............................................................................         70
  Adjustments Upon Change in Stock....................................................         71
  Amendment...........................................................................         71
  Termination or Suspension...........................................................         71
  Federal Income Tax Information......................................................         72
  Vote Required.......................................................................         73

AMENDMENT OF BOC 1998 STOCK PLAN TO INCREASE THE NUMBER OF AGGREGATE SHARES AVAILABLE
  TO 1,500,000 (PROPOSAL 4)...........................................................         73
  Vote Required.......................................................................         73

DESCRIPTION OF USB CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS.................         73
  Description of USB Capital Stock....................................................         74
  Certain Provisions of the USB Certificate and USB Bylaws............................         78
  Comparison of Rights of USB Shareholders and BOC Shareholders.......................         79

DISSENTERS' APPRAISAL RIGHTS..........................................................         87
  Eligibility.........................................................................         87
  Demand..............................................................................         87
  Valuation...........................................................................         88
  Payment.............................................................................         89

LEGAL MATTERS.........................................................................         89

EXPERTS...............................................................................         89

SHAREHOLDER PROPOSALS.................................................................         89

OTHER MATTERS.........................................................................         90

WHERE YOU CAN FIND MORE INFORMATION...................................................         90
  Information Regarding USB...........................................................         90
  Information Regarding BOC...........................................................         91
  Information Regarding USB and BOC...................................................         91

FORWARD-LOOKING STATEMENTS............................................................         92

INDEX OF DEFINED TERMS................................................................         93

APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION.......................................        A-1

APPENDIX B OPINION OF KEEFE, BRUYETTE & WOODS, INC....................................        B-1

APPENDIX C CALIFORNIA CORPORATION CODE SECTION DEALING WITH DISSENTER'S RIGHTS........        C-1

APPENDIX D SECTION 215a OF TITLE 12 OF THE UNITED STATES CODE.........................        D-1

                                    SUMMARY

    This brief summary highlights selected information from the Proxy Statement/Prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire Proxy
Statement/Prospectus and the other documents to which this document refers to fully understand the merger. See "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER (PAGE 16)

WE'VE ATTACHED THE AGREEMENT BETWEEN USB AND BOC TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

GENERAL

We propose a transaction in which Bank of Commerce ("BOC") will merge into a subsidiary of U.S. Bancorp ("USB"). After the merger, you will no longer own shares of BOC, and your shares of BOC common stock will be exchanged for shares of USB common stock as described below. Subject to obtaining the approvals we require, we expect to complete the merger in early July 1999.

A brief description of USB can be found under the caption "INFORMATION ABOUT U.S. BANCORP." More complete information on the management and operations of USB can be found in USB's public reports. See "WHERE YOU CAN FIND MORE INFORMATION."

CONVERSION OF SHARES (PAGE 16)

After completion of the merger, you will have the right to receive from USB a number of shares of USB common stock, which will be determined by the exchange ratio. According to the exchange ratio agreed to by USB and BOC, you will receive 0.60 shares of USB common stock for each share of BOC common stock that you hold. However, if the average USB stock price for the 20 consecutive trading days ending three days before we close the merger is either greater than $40 or less than $30, that exchange ratio will be adjusted. If that average USB stock price is greater than $40, you will receive USB shares valued at $24, using that average price, for each BOC share. If that average USB stock price is less than $30, you will receive USB shares valued at $18, using that average price, for each BOC share.

You will have to surrender your BOC common stock certificates to receive new certificates representing common stock of USB. This will not be necessary until you receive written instructions after we have completed the merger.

DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

BOC STOCK OPTIONS (PAGE 17)

In the merger, each stock option to buy BOC common stock granted under BOC's stock option plans and each of BOC's outstanding warrants, in each case immediately before completing the merger, will become an option or warrant, as applicable, to buy USB common stock. Each option will continue to be governed by the terms of the BOC stock option plan and agreement under which it was granted, and the BOC warrants will continue to be governed by the terms of the BOC warrant certificates. The number of shares of USB common stock subject to each new stock option or warrant, as well as the exercise price of that stock option or warrant, will be adjusted to reflect the exchange ratio in the merger.

DISSENTERS' RIGHTS (PAGE 87)

Holders of BOC common stock who do not vote in favor of the merger and who have fully complied with all applicable provisions of Section 215a of Title 12 of the United States Code may have the right to require USB to purchase the shares of BOC common stock held by them for cash at the fair market value of those shares on the day prior to the date the merger was announced. See "DISSENTERS' APPRAISAL RIGHTS" herein. See Appendix C, which is a copy of the relevant provisions of the California Corporation Code dealing with the valuation of BOC shares, and Appendix D, which is a copy of Section 215a. The value of the dissenting shares, determined in accordance with California law, may be more or less than the value of the shares of USB common stock to be received in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Shares of USB common stock are listed on the New York Stock Exchange and shares of BOC common stock are listed on the Nasdaq Stock Market. On February 18, 1999, the last trading day before we announced the merger, USB common stock closed at $32.938 per share and BOC common stock closed at $17.06 per share. On [last day prior to mailing date], 1999, USB common stock closed at $[price] per share and BOC common stock closed at $[price] per share.

Based on the exchange ratio of 0.60 shares of common stock for each share of BOC common stock, the market value of the consideration that BOC shareholders will receive in the merger for each share of BOC common stock would be $19.76 based on USB's closing stock price on February 18, 1999, and $[price] based on USB's closing stock price on [last day prior to mailing date], 1999. Of course, the market price of USB common stock will fluctuate prior to the merger, and the exchange ratio may be adjusted as described above. You should obtain current stock price quotations for USB common stock and BOC common stock.

THE COMPANIES (PAGES 41 AND 42)
U.S. BANCORP
US Bank Place
601 Second Avenue South
MINNEAPOLIS, MINNESOTA 55402-9302
(612) 973-1111

USB is a regional multi-state bank holding company with headquarters in Minneapolis, Minnesota. USB operates five banks and eleven trust companies with offices in 17 Midwestern and Western states. USB offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. The banking subsidiaries of USB are engaged in general retail and commercial banking business, and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. USB also has various other subsidiaries engaged in financial services.
At December 31, 1998, USB's assets totaled $76.4 billion. Our market capitalization of nearly $26 billion at year-end 1998 placed us eighth among U.S. bank holding companies. USB reported 1998 return on average assets of 2.03 percent, return on average common equity of 24.1 percent and an efficiency ratio of 49.1 percent, before nonrecurring items. Without the impact of investment banking and brokerage operations, our efficiency ratio was 44.2 percent.

For further information concerning USB, see "INFORMATION ABOUT U.S. BANCORP" and "SUMMARY--Selected Historical Financial Data of U.S. Bancorp" herein and the USB documents incorporated by reference herein as described under "WHERE YOU CAN FIND MORE INFORMATION."

BANK OF COMMERCE
600 West Broadway, Suite 100
San Diego, CA 92101
(619) 232-2096

BOC is a California state bank headquartered in San Diego, California with nine other full-service branches in Southern California. BOC also has three loan production offices located in Southern California, three loan production offices located in Northern California and seventeen loan production offices outside of California, in Las Vegas and Reno, Nevada; Phoenix and Tucson, Arizona; Portland, Oregon; Seattle and Spokane, Washington; Austin, Houston, Dallas and San Antonio, Texas; Salt Lake City, Utah; Chicago, Illinois; Atlanta, Georgia; Boise, Idaho; Albuquerque, New Mexico; and Denver, Colorado. BOC is the largest locally owned commercial bank headquartered in San Diego County and is the leading bank Small Business Administration ("SBA") lender in the United States.

BOC provides a broad range of financial products and services through electronic and traditional channels, and a full range of banking and financial services to commercial, corporate, real estate and small business customers in California including consumer finance, trade financing, letters of credit, collection and various banking-related services.

At December 31, 1998, BOC's assets were $638.2 million, its deposits were $571.9 million and its shareholders' equity was $61 million.

For further information concerning BOC, see "INFORMATION ABOUT BANK OF COMMERCE" and "SUMMARY--Selected Historical Financial Data of Bank of Commerce" herein. You can obtain additional information on BOC from the other documents that are incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

THE BANK OF COMMERCE ANNUAL MEETING (PAGE 14)

    The Annual Meeting will be held on June 15, 1999, at 6:00 p.m. local time, at the Hyatt Regency, San Diego, One Market Place, San Diego, California 92101. At the meeting, the BOC shareholders will be asked:

    1. To consider and vote on the merger agreement between BOC and USB which provides for the merger of BOC into a subsidiary of USB.

    2.  To elect nine persons as directors.

    3. To approve an amendment to the 1998 Stock Plan to permit Stock Awards to be assumed by another party to a merger.

    4. To authorize an increase in the aggregate shares available under the 1998 Stock Plan.

    5. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

RECORD DATE; VOTE REQUIRED (PAGE 15)

You can vote at the Annual Meeting if you owned BOC common stock at the close of business on April 30, 1999. You can cast one vote for each share of BOC common stock you owned at that time. To adopt the agreement, the holders of two-thirds of the outstanding shares of BOC common stock allowed to vote at the meeting must vote in favor of doing so.

Each of the members of the BOC Board of Directors and each executive officer of BOC has agreed to vote his or her shares of BOC common stock in favor of the merger. As of March 31, 1999, these directors and executive officers together were the beneficial owners of 3,230,573 shares (or 21%) of BOC common stock.

If you are the registered owner of your shares, you may vote them in person by attending the Annual Meeting or by mailing us your proxy if you are unable or do not wish to attend. If your shares are deposited with a broker, they will advise you about the meeting and how to instruct them to vote your shares (usually by signing and returning your proxy card to them). You can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of BOC, or by attending the meeting and voting in person.

OUR REASONS FOR THE MERGER (PAGE 19)

In September and October 1998, the Board of Directors of BOC reviewed alternatives for the future direction of BOC. It considered various alternatives, including potential growth through acquisition, maintaining internal growth, and seeking a negotiated sale of BOC. Developments in the SBA lending business and the competitive environment in the California banking and financial services industry were also considered by the Board of Directors. The only alternative that would likely produce enhanced returns for the shareholders of BOC would be for BOC to join with a significantly larger organization.

In order to explore the possibility of a business combination, BOC engaged Keefe, Bruyette and Woods, Inc. With the assistance of BOC senior management, Keefe, Bruyette and Woods, Inc. evaluated potential candidates and solicited preliminary indications of interest. Two written proposals were submitted on December 9, 1998. One of these was a proposal from USB. The Board of Directors of BOC determined that the USB proposal should be pursued and from December 16, 1998 through February 17, 1999, the parties negotiated the terms of the transaction for which your approval is now sought.

After reviewing the proposed merger and evaluating the operations and prospects of BOC and USB with its financial advisors and legal advisors, the Board of Directors of BOC believes that the merger is in the best interests BOC, its shareholders and customers and the communities which it serves. USB can offer a range of services to BOC customers that BOC cannot currently offer. It can also finance and support the continued growth of BOC's SBA lending business in BOC's current locations and in states where USB has operations but BOC does not. The merger would result in a 14% premium for your shares of BOC, based on the closing prices of USB Common Stock and BOC Common Stock on February 17, 1999. The BOC Board of Directors believes that a combination with USB offers you the opportunity of an increased return on your shares.

OUR RECOMMENDATION TO SHAREHOLDERS (PAGE 19)

The Board of Directors of BOC believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the terms of the agreement between BOC and USB providing for the merger.

OPINION OF BOC'S FINANCIAL ADVISOR (PAGES 21 AND B-1)

Keefe, Bruyette & Woods, Inc. has delivered its written opinion to the BOC Board of Directors stating that, as of the date of this Proxy/ Prospectus, the exchange ratio is fair to the holders of BOC common stock from a financial point of view. We have attached the opinion to this document as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. in providing their opinion. If we complete the merger, BOC will pay to Keefe, Bruyette & Woods, Inc., a cash fee equal to 1% of the market value of the aggregate consideration given by USB. BOC has also agreed to reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses, disbursements, and liabilities assumed, related to their engagement. Based on the closing price of USB stock on February 17, 1999 of $32, the date the Board of Directors of BOC approved the transaction, if the merger had closed on that date, Keefe, Bruyette & Woods, Inc. would have been entitled to a payment of $2.96 million.
CONDITIONS TO COMPLETION OF THE MERGER (PAGE 28)

The completion of the merger depends on a number of conditions being met. These include:

    1. approval of the merger and the agreement by two-thirds of the BOC shareholders;

    2. approval of the merger by certain federal and state regulatory authorities;

    3. approval by the New York Stock Exchange of the listing of the shares of USB common stock to be issued in the merger; and

    4. the absence of any injunction or legal restraint blocking the merger, or of any proceedings by a government body trying to block the merger.

Either BOC or USB could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We can't be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE AGREEMENT; EXPENSES (PAGE 31)

We can agree at any time to terminate our agreement without completing the merger. Also, either of us can decide, without the consent of the other, to terminate our agreement if:

    1. the other company breaches our agreement in a material way, and the breaching party doesn't correct the breach within 30 days;

    2. the merger has not been completed by September 30, 1999, unless the failure to complete the merger by that time is due to a violation of our agreement by the party that wants to terminate our agreement;

    3. any government agency denies an approval we need to complete the merger, and that denial has become final and nonappealable; or

    4.  if BOC does not obtain shareholder approval.

USB may also terminate our agreement if the BOC Board of Directors withdraws or modifies, in some way adverse to USB, its recommendation to the BOC shareholders to approve the merger prior to the conclusion of the Annual Meeting.

If our agreement is terminated and the merger abandoned under a certain set of circumstances, BOC will pay to USB $10,000,000 as a termination fee. BOC would only be required to pay this fee if, within 12 months of termination of our agreement, BOC signs an agreement with a party other than USB to merge or consolidate, or to sell substantially all of BOC's assets, or to sell more than 51% of BOC's voting shares, or completes such a transaction, and previously one of the following events occurred:

    1. BOC entered into an agreement to merge or consolidate, or to sell or lease substantially all of BOC's assets, or to sell more than 20% of BOC's voting shares (or the BOC Board of Directors recommended that the BOC shareholders approve such a transaction); or

    2. the BOC Board of Directors has withdrawn or modified, in some way adverse to USB, its recommendation to the BOC shareholders to approve the merger; or

    3. Another entity has publicly announced that it has made a proposal to BOC to merge or consolidate or buy substantially all of BOC's assets or to buy over 20% of BOC's voting shares.

WAIVER AND AMENDMENT (PAGE 33)

We may jointly amend our agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of our agreement. However, we may not amend our agreement after the BOC shareholders approve the merger, if the amendment or waiver reduces or changes the consideration that will be received by BOC shareholders.

ACCOUNTING TREATMENT (PAGE 39)
We expect to account for the merger using the purchase method of accounting under generally accepted accounting principles ("GAAP").

REGULATORY APPROVALS (PAGE 30)

We can't complete the merger unless it is approved by the Office of the Comptroller of the Currency. Once the Comptroller approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger.

In addition, the merger is subject to the approval of, or notice to state and other regulatory authorities.

We have filed all of the required applications or notices with the Comptroller and these other regulatory authorities.

As of the date of this document, we haven't received all of the required approvals. While we don't know of any reason that we would not be able to obtain the necessary approvals in a timely manner, we can't be certain when or if we will get them.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 34)

The interests of certain executive officers of BOC are somewhat different than yours as a result of their employment arrangements with BOC and certain new arrangements entered into in connection with the merger.

All of the members of the Board of Directors of BOC and the executive officers have entered into new affiliate agreements with USB under which they agree to vote their shares in favor of the merger. They also agree that the shares of USB common stock that they receive in connection with this merger will be legended and subject to restrictions on sale imposed by Rule 145 of the Securities and Exchange Commission.

Mr. Davis has entered into a new employment agreement with USB that runs through November 30, 2000. Mr. Bartram has entered into a new employment agreement with USB that runs for a period of two years after the closing of the merger. Both Mr. Davis' and Mr. Bartram's base salaries remain roughly the same as under their current arrangements. Some other compensation each of them would have received under their existing arrangements is eliminated, some is continued, and some is delayed. However, in the event one of them is terminated without cause prior to the expiration of his employment agreement, he will receive continued salary for a period of time. At the closing of the merger Mr. Davis and Mr. Bartram will each be granted a new stock option to purchase 24,000 shares of USB common stock, and $250,000 of restricted shares of USB stock. Much of Mr. Davis' and Mr. Bartram's compensation is conditioned on compliance with an agreement to maintain confidentiality of BOC and USB trade secrets and not becoming employed by a competitor or otherwise competing with USB for a period of time after the merger.

The BOC Board of Directors knew about these additional interests, and considered them, when it approved the merger agreement and the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 38)

We expect that for United States federal income tax purposes, your exchange of shares of BOC common stock for shares of USB common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain or loss in connection with any cash you receive instead of fractional shares.

THIS TAX TREATMENT MAY NOT APPLY TO EVERY BOC SHAREHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON SPECIAL FACTS NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 79)

The rights of USB shareholders are governed by Delaware law and USB's Certificate of Incorporation and By-Laws. The rights of BOC shareholders are currently governed by California law and BOC's Articles of Incorporation and Bylaws. Upon our completing the merger, you will become a shareholder of USB, and your rights will be governed by Delaware law and by USB's Certificate of Incorporation and Bylaws.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 92)

We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our respective operations, the performance of USB after the merger is completed and our expectations regarding the merger. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the performance of USB after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

    1.  competition among financial services companies increases;

    2. changes in the interest rate environment that reduce our interest margins;

    3.  general economic conditions change or are worse than we expected;

    4. legislative or regulatory changes adversely affect our business or the merger;

    5. technology-related changes, including "Year 2000" data systems compliance, are harder to identify or make or more expensive than we expected.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA
                                 OF BOC AND USB

    The following table presents selected comparative unaudited per share data for USB on a historical and pro forma combined basis, and for BOC on a historical and pro forma equivalent basis, giving effect to the merger using the purchase method of accounting. The information presented below is derived from the consolidated historical financial statements of USB and BOC, including the related notes thereto, incorporated by reference into this Proxy Statement/Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

    The per share data included within is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.

    The pro forma combined book values per share of USB Common Stock are based upon the pro forma total common equity for USB and BOC, divided by the total pro forma shares of USB Common Stock assuming conversion of BOC Common Stock at an exchange ratio of 0.60 shares of USB Common Stock for each share of BOC Common Stock (the "PRO FORMA EXCHANGE RATIO"). The pro forma equivalent book values per share of BOC Common Stock represent the pro forma combined amounts multiplied by the Pro Forma Exchange Ratio. The pro forma combined dividends declared assume no changes in the historical dividends declared per share of USB Common Stock. The pro forma equivalent dividends per share of BOC Common Stock represent the cash dividends declared on a share of USB Common Stock multiplied by the Pro Forma Exchange Ratio. The pro forma combined net income per share has been computed based on the average number of outstanding shares and common equivalent shares of USB, and the average number of outstanding shares of BOC Common Stock adjusted for the Pro Forma Exchange Ratio. The pro forma equivalent net income per share of BOC Common Stock represents the pro forma combined net income multiplied by the Pro Forma Exchange Ratio.

                                                    USB COMMON STOCK          BOC COMMON STOCK
                                                ------------------------  ------------------------
                                                              PRO FORMA                 PRO FORMA
                                                HISTORICAL    COMBINED    HISTORICAL   EQUIVALENT
                                                -----------  -----------  -----------  -----------
BOOK VALUE:
  December 31, 1998...........................   $    8.23    $    8.54    $    4.20    $    5.12

DIVIDENDS DECLARED:
  Year ended December 31, 1998................        0.70         0.70         0.13         0.42

NET INCOME:
  Year ended December 31, 1998................        1.81         1.79         0.92         1.07

                            SELECTED FINANCIAL DATA

    In the following tables, we provide you with summary historical financial data of USB and BOC. We have prepared this information using the consolidated financial statements of USB and BOC for the five years ended December 31, 1998. The USB financial statements for the four years ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The USB financial statements for the year ended December 31, 1994 have been restated to give effect to the merger of First Bank System, Inc. and U.S. Bancorp using the pooling of interest method of accounting. The BOC summary historical financial data as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 are derived from the audited historical financial statements of BOC which have been audited by Deloitte & Touche LLP, independent auditors, and are incorporated by reference in this Proxy Statement/Prospectus. The BOC summary historical financial data as of December 31, 1996, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 are derived from the audited historical financial statements of BOC which are not incorporated by reference in this Proxy Statement/Prospectus. All of the BOC summary historical financial data are restated to reflect the pooling of interests combination with Rancho Vista National Bank ("RVNB"), and the two stock splits in 1997.

    When you read this summary historical data, it is important that you read along with it the historical financial statements and related notes in the annual reports filed by USB with the Securities and Exchange Commission and by BOC with the Board of Governors of the Federal Reserve System, as well as the section of the annual reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "WHERE YOU CAN FIND MORE INFORMATION" on page 90.

                       SELECTED HISTORICAL FINANCIAL DATA
                                OF U.S. BANCORP

                                                                         YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------
CONDENSED INCOME STATEMENT:                                 1998       1997       1996       1995       1994
                                                          ---------  ---------  ---------  ---------  ---------

                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net interest income (taxable-equivalent basis)..........  $ 3,111.9  $ 3,106.0  $ 3,034.7  $ 2,886.6  $ 2,809.6
Provision for credit losses.............................      379.0      460.3      271.2      239.1      243.7
                                                          ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for credit
    losses..............................................    2,732.9    2,645.7    2,763.5    2,647.5    2,565.9
Securities gains (losses)...............................       12.6        3.6       20.8        3.0     (124.2)
Other nonrecurring gains................................         --        9.4      330.6       44.8       52.6
Other noninterest income................................    2,244.0    1,602.2    1,431.7    1,265.5    1,186.5
Restructuring and merger-related charges................      216.5      511.6       88.1       98.9      225.3
Other nonrecurring charges..............................         --         --      118.2       38.2       27.2
Other noninterest expense...............................    2,627.8    2,300.7    2,331.8    2,338.8    2,479.6
                                                          ---------  ---------  ---------  ---------  ---------
Income from continuing operations before income taxes...    2,145.2    1,448.6    2,008.5    1,484.9      948.7
Taxable-equivalent adjustment...........................       51.3       57.9       64.1       63.9       69.0
Income taxes............................................      766.5      552.2      725.7      523.9      311.5
                                                          ---------  ---------  ---------  ---------  ---------
Income from continuing operations.......................    1,327.4      838.5    1,218.7      897.1      568.2
Loss from discontinued operations.......................         --         --         --         --       (8.5)
                                                          ---------  ---------  ---------  ---------  ---------
Net income..............................................  $ 1,327.4  $   838.5  $ 1,218.7  $   897.1  $   559.7
                                                          ---------  ---------  ---------  ---------  ---------
FINANCIAL RATIOS:
Return on average assets................................       1.85%      1.22%      1.81%      1.42%       .89%
Return on average common equity.........................       21.9       14.6       21.1       17.2       10.9
Efficiency ratio........................................       53.1       59.6       52.9       59.0       67.5
Net interest margin.....................................       4.87       5.04       5.04       5.10       4.99
SELECTED FINANCIAL RATIOS BEFORE RESTRUCTURING AND
  MERGER-RELATED CHARGES AND OTHER NONRECURRING ITEMS:
Diluted earnings per share..............................  $    1.96  $    1.68  $    1.47  $    1.23  $     .98
Return on average assets................................       2.03%      1.83%      1.69%      1.51%      1.23%
Return on average common equity.........................       24.1       22.0       19.8       18.3       15.3
Efficiency ratio........................................       49.1       48.9       52.2       56.3       62.1
Banking efficiency ratio*...............................       44.2       47.9       51.5       55.8       61.4
PER COMMON SHARE:
Earnings per share from continuing operations...........  $    1.81  $    1.13  $    1.60  $    1.19  $     .73
  Loss from discontinued operations.....................         --         --         --         --       (.01)
                                                          ---------  ---------  ---------  ---------  ---------
Earnings per share......................................  $    1.81  $    1.13  $    1.60  $    1.19  $     .72
                                                          ---------  ---------  ---------  ---------  ---------
Diluted earnings per share from continuing operations...  $    1.78  $    1.11  $    1.57  $    1.16  $     .71
Loss from discontinued operations.......................         --         --         --         --       (.01)
                                                          ---------  ---------  ---------  ---------  ---------
Diluted earnings per share..............................  $    1.78  $    1.11  $    1.57  $    1.16  $     .70
                                                          ---------  ---------  ---------  ---------  ---------
Dividends paid**........................................  $     .70  $     .62  $     .55  $     .48  $     .39

                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1998       1997       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------

                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
AVERAGE BALANCE SHEET DATA:
Loans......................................................  $  55,979  $  53,513  $  50,855  $  47,703  $  44,584
Earning assets.............................................     63,868     61,675     60,201     56,556     56,233
Assets.....................................................     71,791     68,771     67,402     63,084     62,708
Deposits...................................................     47,327     47,336     47,252     44,726     46,146
Long-term debt.............................................     11,481      7,527      4,908      4,162      3,796
Common equity..............................................      6,049      5,667      5,679      5,090      4,887
Total shareholders' equity.................................      6,049      5,798      5,919      5,345      5,180
YEAR-END BALANCE SHEET DATA:
Loans......................................................  $  59,122  $  54,708  $  52,355  $  49,345  $  46,375
Assets.....................................................     76,438     71,295     69,749     65,668     64,737
Deposits...................................................     50,034     49,027     49,356     45,779     46,115
Long-term debt.............................................     13,781     10,247      5,369      4,583      4,225
Common equity..............................................      5,970      5,890      5,613      5,089      4,837
Total shareholders' equity.................................      5,970      5,890      5,763      5,342      5,105

------------

*   Without investment banking and brokerage activity.

** Dividends per share have not been restated for the merger of First Bank System, Inc. and U.S. Bancorp of Portland, Oregon ("USBC") in August 1997 and the merger of First Bank System, Inc. and Metropolitan Financial Corporation ("MFC") in February 1995. USBC paid common dividends of $139.1 million through July of 1997 ($.62 per share), $168.7 million in 1996 ($1.18 per share), $133.1 million in 1995 ($1.06 per share) and $116.0 million in 1994 ($.94 per share). MFC paid common dividends of $25.1 million in 1994 ($.80 per share).

                       SELECTED HISTORICAL FINANCIAL DATA
                              OF BANK OF COMMERCE

                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
INCOME STATEMENT DATA:                           1998          1997          1996          1995          1994
                                             ------------  ------------  ------------  ------------  ------------

                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest income......................  $     57,422  $     51,144  $     36,570  $     29,873  $     18,735
Total interest expense.....................        21,850        20,608        13,614        10,888         5,048
                                             ------------  ------------  ------------  ------------  ------------
  Net interest income before provision for
    credit losses..........................        35,572        30,536        22,956        18,985        13,687
Provision for credit losses................            60           496           862         1,479         1,351
                                             ------------  ------------  ------------  ------------  ------------
Net interest income after provision for
  credit losses............................        35,512        30,040        22,094        17,506        12,336
Gains on sales of loans....................        15,467         6,239         2,175         1,486         3,883
Other income...............................         6,427         4,121         3,949         5,378         3,799
Other expense..............................        34,231        26,341        20,685        19,895        17,987
                                             ------------  ------------  ------------  ------------  ------------
Income before taxes........................        23,175        14,059         7,533         4,475         2,031
Provision for income taxes.................         9,933         5,609         3,052         1,689           766
                                             ------------  ------------  ------------  ------------  ------------
Net income.................................  $     13,242  $      8,450  $      4,481  $      2,786  $      1,265
                                             ------------  ------------  ------------  ------------  ------------
Dividends on common shares.................  $      1,805  $      1,035  $        539  $        426  $        367
Common payout ratio........................         13.63%        12.25%        12.03%        15.29%        29.01%
Dividends on preferred shares..............  $         --  $         --  $        377  $        162  $         --
Preferred payout ratio.....................          0.00%         0.00%         8.41%         5.81%         0.00%
Total payout ratio.........................         13.63%        12.25%        20.44%        21.11%        29.01%
PER SHARE DATA (1):
Basic earnings per share...................  $       0.92  $       0.64  $       0.40  $       0.27  $       0.13
Diluted earnings per share.................  $       0.85  $       0.56  $       0.33  $       0.26  $       0.13
Dividends declared per common share........  $       0.13  $      0.093  $      0.066  $      0.058  $      0.050
Book value per common share................  $       4.20  $       3.32  $       2.82  $       2.65  $       2.42
SHARES OUTSTANDING (1):
Weighted average number of common shares
  outstanding..............................    14,404,857    13,270,091    10,275,811     9,870,491     9,843,704
Weighted average number of common shares
  and assumed conversions outstanding......    15,649,334    15,103,764    13,533,801    10,866,459    10,096,544
Common options and warrants outstanding at
  period end...............................     2,113,311     2,198,025     3,278,725     3,147,180       627,115
Common shares outstanding at period end....    14,544,689    14,123,208    12,587,073     9,935,268     9,872,768
Preferred shares outstanding at period
  end......................................            --            --            --     2,500,000            --

                                                                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Investment securities................................  $   45,401  $   51,749  $   29,107  $   37,866  $   28,568
SBA guaranteed loans.................................     158,510     197,998     136,011      84,263      38,239

Total loans..........................................     442,173     476,631     362,914     260,465     195,518
Allowance for credit losses..........................      (2,977)     (2,958)     (2,976)     (2,551)     (2,418)
                                                       ----------  ----------  ----------  ----------  ----------
Total loans, net.....................................     439,196     473,673     359,938     257,914     193,100

Nonaccrual loans.....................................       1,144       3,063       2,796       5,666       5,055
Loans over 90 days delinquent and accruing...........          27         155         324       1,237         120
Restructured loans...................................         209         550          --         290         295
                                                       ----------  ----------  ----------  ----------  ----------
Total nonperforming loans............................       1,380       3,768       3,120       7,193       5,470
SBA guaranteed portion...............................          --      (1,291)       (896)     (4,110)     (1,192)
                                                       ----------  ----------  ----------  ----------  ----------
Nonperforming loans net of SBA guarantee.............       1,380       2,477       2,224       3,083       4,278

Nonperforming assets (2).............................       2,418       4,632       4,011       8,003       5,927
SBA guaranteed portion...............................          --      (1,291)       (896)     (4,110)     (1,192)
                                                       ----------  ----------  ----------  ----------  ----------
Nonperforming assets net of SBA guarantee............       2,418       3,341       3,115       3,893       4,735

Total assets.........................................     638,167     679,556     480,066     387,037     282,787

Total deposits.......................................     571,942     624,382     440,433     352,745     252,156
Other borrowed money.................................         270         306         336         363       4,385
Total liabilities....................................     577,134     632,642     444,593     355,419     258,899

Redeemable preferred stock...........................          --          --          --       5,250          --
Common stock.........................................      27,732      24,474      20,438      14,847      14,772
Total shareholders equity............................  $   61,033  $   46,914  $   35,473  $   31,618  $   23,888

                                                                                        YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------------------
                                                                           1998       1997       1996       1995       1994
                                                                         ---------  ---------  ---------  ---------  ---------
SELECTED FINANCIAL RATIOS:
Return on average total assets (3).....................................       1.92%      1.46%      1.06%      0.82%      0.53%
Return on average total equity.........................................      24.90%     20.99%     13.51%     10.57%      5.39%
Net interest margin (4)(5).............................................       5.67%      5.75%      6.05%      6.39%      6.82%
Efficiency ratio (6)...................................................      59.50%     64.13%     70.73%     76.71%     83.45%
Average total loans to average total deposits..........................      78.39%     82.00%     78.47%     72.06%     74.44%
Average shareholders equity to average assets..........................       7.71%      6.94%      7.86%      7.79%      9.84%
Average earning assets to average interest bearing liabilities.........       1.25       1.20       1.20       1.20       1.26

ASSET QUALITY RATIOS:
Net charge offs to average loans.......................................       0.01%      0.12%      0.15%      0.61%      0.76%
Nonperforming loans to average total loans.............................       0.28%      0.86%      1.04%      3.26%      3.51%
Nonperforming loans net of SBA guarantee to average total loans........       0.28%      0.57%      0.74%      1.40%      2.74%
Nonperforming assets to ending total assets............................       0.38%      0.68%      0.84%      2.07%      2.10%
Nonperforming assets net of SBA guarantee to ending total assets.......       0.38%      0.49%      0.65%      1.01%      1.67%

ALLOWANCE FOR CREDIT LOSSES AS A PERCENTAGE OF:
Period ending total loans..............................................       0.67%      0.62%      0.82%      0.98%      1.24%
Period ending unguaranteed loans.......................................       1.05%      1.06%      1.31%      1.45%      1.54%

REGULATORY CAPITAL RATIOS (4):
Leverage ratio (7).....................................................       9.19%      6.70%      6.63%      7.13%      7.04%
Total risk-based capital ratio (8).....................................      14.80%     12.37%     11.17%     12.68%     11.50%

------------

(1) All share and per share data is restated on an equivalent share basis for the pooling of interests combination with RVNB in May 1998, the 5 for 2 stock split in May 1997, and the 2 for 1 stock split in December 1997.

(2) Nonperforming assets include all nonperforming loans and real estate acquired in foreclosure.

(3) Average balance sheet data has been derived from average daily balances.

(4) Not derived from the Bank's audited financial statements.

(5) Net interest income divided by average interest earning assets.

(6) Efficiency ratio is defined as the ratio of noninterest expenses, less costs related to other real estate owned, to the sum of net interest income and noninterest income.

(7) Leverage Ratio is defined as Tier 1 regulatory capital to average regulatory assets.

(8) Risk-based Capital Ratio is defined as total qualifying regulatory capital to regulatory risk-weighted assets.

                      THE BANK OF COMMERCE ANNUAL MEETING

GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "ANNUAL MEETING") of Bank of Commerce, to be held at the Hyatt Regency San Diego, 1 Market Place, San Diego, California 92101 at 6:00 p.m. local time on Tuesday, June 15, 1999 and at any adjournment or adjournments thereof. This Proxy Statement is expected to be mailed to shareholders on or about May 5, 1999.

MATTERS TO BE CONSIDERED

    1. To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Reorganization dated as of February 18, 1999, as amended and restated as of March 26, 1999 (as so amended and restated, the "AGREEMENT") between BOC and USB. A copy of the Agreement is attached as Appendix A to this Proxy Statement/Prospectus. The Agreement provides for the merger of BOC with and into a subsidiary of USB on the terms and subject to the conditions of the Agreement.

    2. To elect nine persons as directors of BOC to serve until their successors are duly elected and qualified.

    3. To approve an amendment to BOC's 1998 Stock Plan to permit Stock Awards to be assumed by another party to a merger in which BOC disappears.

    4. To authorize an increase in the aggregate shares available under the 1998 Stock Plan in the event the Merger is not completed.

    5. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

PROXIES

    Any proxy in the form enclosed for BOC shareholders which is properly completed and returned in time for voting with a choice specified thereon will be voted in accordance with such specification. If no specification is made, the proxy will be voted FOR the approval of the Agreement and the transactions contemplated thereby, FOR the nine nominees for the BOC Board of Directors submitted by the BOC Board of Directors, and FOR the amendments to the BOC 1998 Stock Plan. BOC shareholders may revoke a proxy at any time by (i) attending the Annual Meeting and voting in person, (ii) executing and delivering a proxy for the Annual Meeting bearing a later date, or (iii) sending written notice of revocation to the Secretary of BOC prior to the Annual Meeting.

SOLICITATION OF PROXIES

    The accompanying proxy is being solicited by the BOC Board of Directors. BOC will bear the entire cost of solicitation of proxies from its shareholders. In addition to the solicitation of proxies by mail, certain officers, directors and employees of BOC, without extra remuneration, may also solicit proxies in person, by telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of BOC Common Stock held of record by such persons. BOC may reimburse such brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with such forwarding. Printing costs for the Proxy Statement/Prospectus shall be paid equally by USB and BOC. BOC has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at a cost of approximately $7,500, plus customary expenses. These proxy solicitation costs will be borne by BOC. BOC and USB will each bear all other costs that they incur, respectively, including legal and accounting fees.

RECORD DATE AND VOTING RIGHTS

    The close of business on April 30, 1999 (the "BOC RECORD DATE") was the record date for determining BOC shareholders entitled to receive notice of and to vote at the Annual Meeting. On the BOC Record Date, there were shares of the common stock, no par value per share, of BOC (the "BOC
COMMON STOCK") outstanding held by             holders of record.

    Each holder of BOC Common Stock is entitled to one vote for each share of BOC Common Stock in that holder's name on the books of BOC as of the BOC Record Date on any matter submitted to the vote of the shareholders, except that, in the election of directors, the shares may be voted cumulatively. Cumulative voting enables a shareholder to give one nominee for director a number of votes equal to the number of directors to be elected multiplied by the number of shares being voted by such shareholder or to distribute his or her votes on the same principle among two or more nominees as he or she sees fit. If shares are voted cumulatively, the nine nominees receiving the highest number of votes will be elected. The proxyholders are given, under the terms of proxy, discretionary authority to cumulate votes represented by shares for which they are named proxy.

    The approval of the Agreement will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of BOC Common Stock. Approval of a majority of the shares present and voting at the Annual Meeting is required for the election of the director nominees set forth in Bank of Commerce Proposal 2, provided that if shares are voted cumulatively, the nine nominees receiving the highest number of votes shall be elected. Approval of a majority of the shares present and voting at the Annual Meeting is required for the approval of each of the amendments to the BOC 1998 Stock Plan contemplated by Proposal 3 and 4.

    Shares of BOC Common Stock that are not represented in person or by proxy at the Annual Meeting, whether such shares are held of record by the beneficial owners or by brokers or other "street name" or nominee holders (collectively, "BOC RECORD HOLDERS"), shall not be counted in determining whether a quorum is present and shall not be deemed present at the Annual Meeting. Proxies submitted by any BOC Record Holder that are unmarked as to any matter shall be voted according to the recommendation of the Board of Directors of BOC. A proxy withholding authority to vote for a director nominee if shares are not voted cumulatively, will be counted as a vote not in favor of the director nominee. A vote of abstention as to any proposal as to which abstention is permitted will be counted as a vote not in favor of a proposal.

RECOMMENDATION OF THE BOC BOARD OF DIRECTORS

    At the meeting of the Board of Directors of BOC held on February 17, 1999 the Board of Directors of BOC approved the proposals to be voted upon by BOC shareholders and recommended the approval thereof by the shareholders.

    It is currently expected that all of the 3,230,573 shares of BOC Common Stock which the directors and executive officers of BOC beneficially owned and were entitled to vote as of March 31, 1999. (20.77% of the total number of outstanding shares of BOC Common Stock as of such date) will be voted for the approval of the Agreement. In particular, in connection with the execution of the Agreement, each of the directors and executive officers of BOC in his or her capacity as a BOC shareholder, agreed to deliver agreements (together the "AFFILIATE AGREEMENTS") to USB. In the Affiliate Agreements, each of the directors and executive officers of BOC stated his or her respective intention, if the BOC Board of Directors recommends to BOC shareholders that they vote "for" the merger, to vote or cause to be voted in favor of the Merger all shares of BOC Common Stock owned or controlled by him or her.

                            THE MERGER (PROPOSAL 1)

    THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE AGREEMENT BETWEEN BOC AND USB IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT. THE AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF THE MERGER, INCLUDING THE PRINCIPAL PROVISIONS OF THE AGREEMENT.

GENERAL

    USB and BOC entered into the Agreement, which provides for the merger (the "MERGER") of BOC with and into U.S. Bank National Association ("US BANK"), a subsidiary of USB. US Bank will be the surviving corporation in the merger (the "SURVIVING CORPORATION"). With certain limited exceptions for shares of treasury stock of BOC ("TREASURY STOCK") and shares for which dissenters rights have been properly exercised and not withdrawn or terminated ("DISSENTING SHARES"), each share of BOC Common Stock issued and outstanding at the Effective Time of the Merger (see "--Effective Time" below) will be converted into the right to receive 0.60 shares of the common stock, par value $1.25 per share, of USB (the "USB COMMON STOCK"), subject to adjustment as provided in the next paragraph.

    The exchange ratio for converting shares of BOC Common Stock in the Merger is initially set at 0.60 shares of USB Common Stock for each share of BOC Common Stock. The exchange ratio may be adjusted depending upon the average closing stock price of USB Common Stock for the 20 trading days ending three days before we close the Merger. If that average USB stock price is more than $40, the shareholders of BOC immediately prior to the Effective Time ("BOC SHAREHOLDERS") will receive for each share of BOC Common Stock a number of shares of USB Common Stock equal to 24 divided by that average price. If that average USB stock price is less than $30, BOC Shareholders will receive for each share of BOC Common Stock a number of shares of USB Common Stock equal to 18 divided by that average price. The effect of the adjustment is to provide that BOC Shareholders receive no more than $24 of USB Common Stock and no less than $18 of USB Common Stock for each of their BOC shares as calculated by the 20 day average closing price described above.

THE MERGER

    Subject to the terms and conditions of the Agreement, at the Effective Time, BOC will merge with and into US Bank. US Bank will be the Surviving Corporation and will continue its existence as a national banking association under the Federal laws of the United States.

    At the Effective Time, the separate existence of BOC will terminate and holders of BOC Common Stock will cease to be, and will have no rights as shareholders of BOC, other than to receive any dividend or other distribution with respect to BOC Common Stock with a record date occurring prior to the Effective Date and the right to receive USB Common Stock or cash. After the Effective Time, there will be no transfers on the stock transfer books of BOC or the Surviving Corporation of shares of BOC Common Stock.

CONVERSION OF STOCK; TREATMENT OF OPTIONS

    At the Effective Time, each share of BOC Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time will be converted, into a number of shares of USB's Common Stock, such number to be determined by reference to the ratio provided below (the

"EXCHANGE RATIO"), and cash in lieu of fractional shares. If the Average Stock Price (as defined below) is:

    (i) greater than $40.00, the Exchange Ratio will be equal to the quotient obtained by dividing 24.00 by the Average Stock Price;

    (ii) equal to or greater than $30.00 but less than or equal to $40.00, the Exchange Ratio will be fixed at 0.60; or

   (iii) less than $30.00, the Exchange Ratio will be equal to the quotient obtained by dividing 18.00 by the Average Stock Price.

    "AVERAGE STOCK PRICE" means the average closing prices per share of USB Common Stock (as reported in USB's Stock Exchange Composite Transaction Tape) for the twenty consecutive trading days ending on (and including) the third trading day prior to the Effective Date.

    At the Effective Time, each outstanding option to purchase shares of BOC Common Stock under the BOC 1989 Stock Option Plan and BOC 1998 Stock Plan and each BOC "D" Common Stock Purchase Warrant (each, a "BOC STOCK OPTION"), whether vested or unvested, will be converted into an option or warrant, as appropriate, to acquire, on the same terms and conditions as were applicable under such BOC Stock Option, the number of shares of USB Common Stock equal to (a) the number of shares of BOC Common Stock subject to the BOC Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (each new option or warrant is hereinafter referred to as "REPLACEMENT OPTION"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of BOC Common Stock which were purchasable pursuant to such BOC Stock Option divided by (z) the number of full shares of USB Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each BOC Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") will be adjusted in accordance with the requirements of Section 424 of the Code.

    If, prior to the Effective Time, the outstanding shares of BOC Common Stock or USB Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar changes in capitalization, an appropriate and proportionate adjustment will be made to the Exchange Ratio.

BACKGROUND OF THE MERGER

    From time to time, the BOC Board of Directors had considered and analyzed BOC's strategic alternatives, including prospects for BOC continuing as an independent entity and possible business combination transactions with other financial institutions of various sizes and the potential effects of such transactions on BOC and its shareholders, employees and customers and the communities it serves.

    In September and October 1998, in view of the competitive environment in the California banking and financial services industry in general, and the SBA lending business in particular, and the continuing trend toward consolidation taking place, the BOC Board of Directors reviewed BOC strategic planning matters with BOC senior management. The review included consideration of potential business combination transactions, including possible acquisitions by BOC of other institutions, prospects for internal growth, and the possibility of a negotiated sale of BOC. These were evaluated in light of the financial position of BOC, developments in SBA lending and secondary markets for SBA loans, and the capital needs and ability to generate returns of BOC that could reasonably be anticipated in the future.

    The BOC Board of Directors determined that acquisition of other institutions would require significant effort and, due to the lack of suitable targets that could enhance BOC's franchise, would not be particularly beneficial. Internal growth, especially in light of developments in the SBA loan market and the secondary market for SBA loan interests, would not likely continue to result in consistently increased returns to the BOC shareholders. Only the acquisition of BOC by another, significantly larger, organization would likely produce enhanced returns and facilitate the continued expansion of the SBA lending business and banking franchise of BOC. The BOC Board of Directors therefore determined that BOC should seek indications of interest from selected companies that management and the company's financial advisors believed would be most interested in and financially and otherwise capable of engaging in a business combination transaction with BOC. In connection with this process, BOC engaged Keefe, Bruyette & Woods, Inc. ("KBW") to act as its financial advisor.

    KBW contacted 23 banking and lending companies regarding their interest in engaging in such a transaction with BOC. BOC and KBW jointly selected the original 23 companies based on a number of factors, including a review of bank holding companies with existing franchises having the most logical complementary fit with BOC's existing franchise, companies known to be interested in expanding their SBA lending, operations, an affordability analysis conducted by KBW and the belief of BOC's management and KBW that certain other banking and lending companies might be interested in a potential business combination transaction with BOC based on their strategic objectives. Eleven of the companies requested information about BOC. Each of these eleven companies entered into a confidentiality agreement with BOC and received from KBW a package containing financial information on BOC. Each of these companies was requested to deliver to KBW on or before December 9, 1998 a written proposal containing the per share price and other proposed terms upon which such party would be willing to enter into a business combination transaction with BOC.

    On December 9, 1998, two of these companies submitted written proposals to engage in a business combination transaction. One proposal contemplated an acquisition of BOC in a stock-for-stock merger to be accounted for as a pooling of interests. The proposal contemplated a fixed price of $18.00 per share payable in stock of the other party (which would be exchanged for shares of BOC Common Stock). USB made a proposal that contemplated the acquisition of BOC at a price of $17.10 per share of BOC Common Stock. USB's letter indicated that the transaction could be structured as a cash or stock transaction. Both indications were subject to negotiation of a definitive agreement, completion of due diligence and other conditions. Over the next several days, KBW discussed with representatives of each company the nature of its proposal and the general timing of due diligence and any proposed transaction. During the course of such discussions, USB indicated that if its due diligence examination of BOC proceeded favorably, it would be willing to increase the proposed consideration it would pay in a transaction.

    On December 16, 1998, KBW, Higgs, Fletcher &Mack, LLP, legal counsel to BOC ("HFM"), and the BOC Board of Directors met to review the status of the discussions with the two companies. KBW also reviewed for the BOC Board of Directors the process by which the indications of interest were solicited. The BOC Board of Directors considered the pricing structures of each proposal, the financial strength of each company that submitted a proposal, the ability of each such company to complete a transaction, and the marketability of the stock that would be received by the holders of BOC Common Stock. The BOC Board of Directors also discussed the likely impact of the proposed transactions on the operations of BOC's offices and branches, and its employees and customers.

    Based on the BOC Board of Directors' consideration of such factors, as well as the relative attractiveness of USB and the other party, from a financial, business and franchise perspective, the relative liquidity of the USB Common Stock and the common stock of the other party and the BOC Board of Directors' perception that USB Common Stock would have a greater potential for appreciation than that of the other bidder, the BOC Board of Directors determined that USB should be permitted to conduct a due diligence review of BOC and the BOC Board of Directors authorized management and BOC's financial advisors to enter into discussions with USB with a view toward increasing the consideration to be paid to BOC's shareholders.

    Based on further discussions between KBW and USB, USB raised its bid to $17.85 per share before conducting "due diligence." From January 6, 1999 through January 8, 1999, representatives of USB conducted a "due diligence" review of the books and records of BOC. They also interviewed members of senior management and reviewed certain of BOC's employment arrangements with Mr. Davis and Mr. Bartram with HFM.

    On January 20, 1999, USB presented BOC with its "final indication of interest," which contemplated a fixed exchange ratio of .6 share of USB Common Stock for each share of BOC Common Stock in a transaction that would be treated as a purchase for accounting purposes and as a tax free reorganization for tax purposes. At that exchange ratio, the indicated price per share of BOC Common Stock, based on the closing price of USB Common Stock on that date, was $19.50. The USB proposal was also conditioned upon Mr. Bartram and six other key employees entering into employment and noncompetition agreements.

    Following the receipt of the revised USB proposal, senior management of BOC and USB and their respective legal and financial advisors held discussions concerning the terms of a definitive agreement. On February 13, 1999, the BOC Board of Directors held a meeting to discuss and review, with the assistance of its legal and financial advisors, the draft Agreement and related matters. These included the employment agreements to be entered into between USB and each of Messrs. Davis and Bartram, USB having dropped its condition that the other six employees enter into employment and noncompetition agreements. Representatives of KBW reviewed financial information concerning USB, BOC and the proposed transaction. Following the February 13 meeting of the BOC Board of Directors, discussions continued among the parties and their respective legal and financial advisors regarding the terms of such agreements. On February 17, 1999, the terms of the Agreement to be presented to the BOC Board of Directors were finalized.

    At a meeting held on February 17, 1999, BOC's legal and financial advisors reviewed with the BOC Board of Directors the Agreement and the employment and other agreements to be entered into between Messrs. Davis and Bartram and USB. See "THE MERGER (PROPOSAL 1)--Interests of Certain Persons in the Merger." Representatives of KBW reviewed updated financial information concerning USB, BOC and the proposed transaction, and delivered to the BOC Board of Directors KBW's oral opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of BOC Common Stock. See "THE MERGER (PROPOSAL 1)--Opinion of BOC's Financial Advisor." Based upon the BOC Board of Directors' review and discussion of the definitive terms of the transaction, the opinion of KBW and other relevant factors, the BOC Board of Directors, by unanimous vote of all directors, authorized and approved the execution of the Agreement. Following such meeting, the Agreement was executed by the parties.

RECOMMENDATION OF THE BOC BOARD OF DIRECTORS AND BOC'S REASONS FOR THE MERGER

    In reaching its decision to approve the Agreement, the BOC Board of Directors consulted with BOC's management and its legal and financial advisors, and considered the following material factors:

    (i) The BOC Board of Directors' familiarity with and review of BOC's business, operations, earnings, prospects and financial conditions;

    (ii) The BOC Board of Directors' review, based primarily on the analysis of KBW, of the business, operations, earnings and financial condition of USB on both a historical and a prospective basis, the enhanced opportunities for operating efficiencies (revenue enhancement) that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

   (iii) The terms of the Agreement and the transactions contemplated thereby, including the Exchange Ratio, noting that it reflected a 14% premium for BOC shareholders based on the closing price of USB Common Stock and BOC Common Stock on February 17, 1999. With respect to the Termination Fee, the BOC Board of Directors was aware that the existence of such a fee might discourage third parties from seeking to acquire BOC. See "THE MERGER (PROPOSAL 1)--Termination of the Agreement;"

    (iv) The presentations of KBW to the BOC Board of Directors, the financial information reviewed by KBW at the meetings of the BOC Board of Directors on February 13 and February 17, 1999, and the opinion of KBW, rendered on February 17, 1999 that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the Exchange Ratio was fair, from a financial point of view, to the holders of BOC Common Stock. For a discussion of the opinion of KBW, see "THE MERGER (PROPOSAL 1)--Opinion of BOC's Financial Advisor;"

    (v) The opportunities for revenue enhancement and cost savings presented by the transaction. The SBA lending operations of BOC could be significantly better supported and the expansion of those operations financed with the more substantial resources of USB. SBA lending in markets already served by USB presents the potential for additional enhancement of the services provided to USB's existing customers as well as opportunities for providing additional services to BOC customers in those areas. In addition, USB could, as a result of its size and geographic and product diversity, offer an extensive array of commercial and consumer products through BOC's branch network not currently available from BOC;

    (vi) The BOC Board of Directors considered that BOC would be combined with USB, with a total of $73.9 billion in combined assets. The BOC Board of Directors also considered that the combined organization would have operations in a number of states not currently served by BOC, thus greatly increasing BOC's geographic diversity. The BOC Board of Directors recognized that such an institution would be likely to possess the financial resources to compete more effectively in the rapidly changing marketplace for banking and financial services and would be effective in fulfilling BOC's long-term objective of increasing its overall size and enhancing its market presence, while maintaining its asset quality and credit standards. The BOC Board of Directors also considered the substantial technological capabilities of USB and its ability to provide improved products and services to BOC's customers, and the likelihood that such capabilities and ability would enhance the ability of the combined company to compete in the future with other banks and non-banking providers of financial services.

   (vii) For a period of at least two years, the continuing role in the combined entity Mr. Bartram would be expected to play, and that for a more limited period, Mr. Davis would assist in the transition. The BOC Board of Directors also considered that Messrs. Bartram and Davis would execute employment and other agreements with USB at the time the Agreement was entered into, and that certain directors and officers of BOC might be deemed to have interests in the Merger other than their interests generally as BOC shareholders. See "THE MERGER (PROPOSAL
         1)--Interests of Certain Persons in the Merger."

  (viii) The general impact the Merger would have on the various constituencies served by BOC, including its customers, employees and others. The BOC Board of Directors noted that the combined entity would be able to offer a more extensive range of products and banking services.

    (ix) The expectation that the Merger would be tax free (other than with respect to cash paid in lieu of fractional shares) to BOC Shareholders for federal income tax purposes. See "THE MERGER (PROPOSAL 1)--Material Federal Income Tax Consequences."

    (x) The nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger. See "THE MERGER (PROPOSAL 1)--Regulatory Approvals Required for the Merger."

    (xi) The current and prospective economic and competitive environment facing the financial services industry generally and each institution in particular.

   (xii) The BOC Board of Directors' review of alternatives to the Merger for enhancing shareholder value, and the BOC Board of Directors' belief, based upon such review, that such alternatives were not likely to result in greater value for BOC's shareholders than the value to be realized in the Merger. In this regard, the BOC Board of Directors considered, among other things, variables relating to BOC's ability to continue to generate revenue growth, improved profitability and superior shareholder returns on a stand-alone basis, and the availability of attractive acquisition opportunities for BOC;

  (xiii) The process conducted by BOC's management and its financial advisor in exploring and determining the potential value which could be realized by BOC's shareholders in a business combination transaction, including the contacts between BOC and/or its financial advisor and certain other companies determined to be the most likely companies to be both interested in and financially and otherwise capable of engaging in a business combination transaction with BOC, the fact that each of such selected companies which expressed an interest in a business combination transaction with BOC was afforded an opportunity to submit proposals for such a transaction to BOC, the terms of the proposals received and the fact that the indicated value of the Exchange Ratio in the USB proposal was higher as of February 17, 1999, than the indicated value of the per share consideration offered in the other proposal received.

    The foregoing discussion of the information and factors considered by the BOC Board of Directors is not intended to be exhaustive, but sets forth the material factors considered by the BOC Board of Directors. In reaching its determination to approve and recommend the Merger, the BOC Board of Directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

    FOR THE REASONS SET FORTH ABOVE, THE BOC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AS FAIR TO AND IN THE BEST INTERESTS OF BOC AND THE BOC SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT BOC SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

OPINION OF BOC'S FINANCIAL ADVISOR

    BOC engaged KBW to act as its exclusive financial advisor in connection with the Merger. KBW agreed to assist BOC in analyzing, structuring, negotiating and effecting a transaction with a potential acquirer, which after discussions with multiple parties was USB. BOC selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the Merger and is familiar with BOC and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    As part of its engagement, representatives of KBW attended the meeting of the BOC Board of Directors held on February 17, 1999 at which the BOC Board considered and approved the Agreement. At the February 17, 1999 meeting, KBW rendered an oral opinion that, as of that date, the exchange ratio was fair to BOC and its shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this Proxy Statement/Prospectus.

    The full text of KBW's written opinion dated the date of this Proxy Statement/Prospectus is attached as Appendix B to this Proxy
Statement/Prospectus and is incorporated herein by reference.

BOC shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

    KBW's opinion is directed to the BOC Board of Directors and addresses only the exchange ratio. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any BOC shareholder as to how the shareholder should vote at the Annual Meeting with respect to the Merger or any matter related thereto.

    In rendering its opinion, KBW:

    - reviewed, among other things,

        - the Agreement,

        - Annual Reports to shareholders and Annual Reports on Form 10-K of USB,

        - Annual Reports on Form 10-K of BOC,

        - Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of USB,

        - Quarterly Reports on Form 10-Q of BOC, and

        - Certain internal financial analyses and forecasts for BOC prepared by management.

    - held discussions with members of senior management of BOC regarding

        - past and current business operations,

        - regulatory relationships,

        - financial condition, and

        - future prospects of the respective companies.

    - compared certain financial and stock market information for USB and BOC with similar information for certain other companies with publicly traded securities,

    - reviewed the financial terms of certain recent business combinations in the banking industry; and

    - performed other studies and analyses that it considered appropriate.

    In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. KBW did not attempt to verify such information independently. KBW relied upon the management of BOC as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed that those forecasts and projections reflected the best available estimates and judgments of BOC management. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for USB and BOC are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of USB or BOC, and KBW did not examine any individual credit files.

    The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of BOC. BOC does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the Merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. ACCORDINGLY, ACTUAL RESULTS COULD VARY SIGNIFICANTLY FROM THOSE SET FORTH IN THE PROJECTIONS.

    The following is a summary of the material analyses presented by KBW to the BOC Board on February 17, 1999:

    TRANSACTION SUMMARY

    KBW calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of BOC's book value, and 1998 actual and 1999 estimated earnings. This computation was based on BOC's earnings per share of $0.85 in 1998 and BOC's estimated earnings per share of $1.26 in 1999, and an exchange ratio of 0.60 USB share for each BOC share. Based on those assumptions, this analysis indicated that BOC shareholders would receive shares of USB Common Stock worth $19.76 for each share of BOC Common Stock held, and that this amount would represent a multiple of 5.02 times book value per share, and 15.6 times estimated 1999 earnings per share.

    DISCOUNTED CASH FLOW ANALYSIS

    KBW estimated the present value of future cash flows that would accrue to a holder of a share of BOC Common Stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for the years 1999 through 2000 and annual net income growth rates from 16.0% to 22.0% for the years 2001 through 2003. A 13.0% dividend payout ratio was assumed for BOC through the year 2003. An estimated year end stock price was estimated for each year by multiplying the projected annual earnings by a price to trailing twelve months earnings multiple of 13.8 times. The estimated stock price for each year and the estimated dividends were discounted at rates from 16.0% to 22.0%. These rates were selected because, in KBW's experience, they represent the risk-adjusted rates of return that investors in securities such as the common stock of BOC would require. On the basis of these assumptions, KBW calculated a range of present values ranging from $14.01 to $20.89. These values were compared to the $19.76 offer from USB.

    KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of BOC Common Stock.

    SELECTED TRANSACTION ANALYSIS

    KBW reviewed certain financial data related to a set of comparable nationwide bank transactions with announced values between $150 million and $500 million since December 31, 1997.

    KBW compared multiples of price to various factors for the USB-BOC Merger to the same multiples for the comparable group's mergers at the times those mergers were announced. The results were as follows:

                                                                 MULTIPLE OF PRICE TO FACTOR
                                                             ------------------------------------
                                                               COMPARABLE
                     FACTOR CONSIDERED                        GROUP AVERAGE     USB-BOC MERGER
-----------------------------------------------------------  ---------------  -------------------
Future 12 Months Earnings                                           21.7x              15.6x
Trailing 12 Months Earnings                                         25.4x              23.3x
Stated Book Value                                                   3.00x              5.02x
Estimated Tangible Book Value                                       3.32x              5.02x
Tangible Book Premium To Core Deposits Value                        27.7x              44.0x

    KBW repeated this analysis using current acquirer stock prices. The results were as follows:

                                                                 MULTIPLE OF PRICE TO FACTOR
                                                             ------------------------------------
                                                               COMPARABLE
                     FACTOR CONSIDERED                        GROUP AVERAGE     USB-BOC MERGER
-----------------------------------------------------------  ---------------  -------------------
Future 12 Months Earnings                                           17.3x              15.6x
Trailing 12 Months Earnings                                         20.3x              23.3x
Stated Book Value                                                   2.56x              5.02x
Estimated Tangible Book Value                                       2.85x              5.02x
Tangible Book Premium To Core Deposits Value                        23.9x              44.0x

    No company or transaction used as a comparison in the above analysis is identical to USB, BOC or the Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

    SELECTED PEER GROUP ANALYSIS

    KBW compared the financial performance and market performance of USB to those of a group of comparable holding companies. The comparisons were based on:

    - various financial measures

        - earnings performance,

        - operating efficiency,

        - capital adequacy and

        - asset quality and

    - various measures of market performance,

        - including market/book values,

        - price to earnings and

        - dividend yields.

    To perform this analysis, KBW used the financial information as of and for the quarter ended December 31, 1998 and market price information as of February 17, 1999. The companies in the peer group were US regional banks that had total market capitalization ranging from $17.5 billion to $59.5 billion.

    KBW's analysis showed the following concerning USB's financial performance:

                        PERFORMANCE MEASURE                              USB      PEER GROUP
--------------------------------------------------------------------  ---------  -------------
Return on Equity, annualized                                              25.73%       16.57%
Return on Assets, annualized                                               2.05%        1.45%
Net Interest Margin, annualized                                            4.82%        4.32%
Efficiency Ratio, annualized                                              49.83%       56.85%
Leverage Ratio                                                             6.80%        7.77%
Non-Performing Assets to Total Loans and Other Real Estate Owned           0.51%        0.49%
Loan Loss Reserve to Average Loans                                         1.69%        1.65%

    KBW's analysis showed the following concerning USB's market performance:

                         PERFORMANCE MEASURE                              USB      PEER GROUP
---------------------------------------------------------------------  ---------  -------------
Price to Earnings Multiple, based on 1999 estimated earnings                14.3x        17.3x
Price to Earnings Multiple, based on 2000 estimated earnings                12.6x        15.3x
Price to Book Multiples                                                     3.87x        3.42x
Price to Tangible Book Multiples                                            5.18x        4.54x
Dividend Yield                                                              2.20%        2.36%

    For purposes of the above calculations, all earnings estimates are based upon the KBW estimates for USB.

    CONTRIBUTION ANALYSIS

    KBW analyzed the relative contribution of each of USB and BOC to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

BOC Contribution To:
  Combined Common Equity..............................................       1.10%
  Combined 1999 Estimated Net Income without Cost Savings.............       1.17%
  Combined Total Assets...............................................       0.83%
BOC Estimated Pro Forma Ownership.....................................       1.23%

    KBW compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for BOC shareholders based on an exchange ratio of 0.60.

    OTHER ANALYSES

    KBW reviewed the relative financial and market performance of BOC and USB to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for USB.

    In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its February 17, 1999 oral opinion.

    KEEFE, BRUYETTE & WOODS, INC.

    The BOC Board of Directors has retained KBW as an independent contractor to act as financial adviser to BOC regarding the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, BOC and USB. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of BOC and USB for KBW's own account and for the accounts of its customers.

    BOC and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the Merger. BOC has agreed to pay KBW, at the time of closing, a cash fee equal to 1.0% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of BOC in the Merger. Pursuant to the KBW engagement agreement, BOC also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    At or prior to the Effective Time, USB will deposit, with First Chicago Trust Company of New York (the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of BOC Common Stock, for exchange in the Merger in accordance with the Agreement, certificates representing the shares of USB Common Stock and the cash in lieu of fractional shares, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) (the "EXCHANGE FUND").

    Within 10 days after the Effective Date, USB or the Exchange Agent will send a form letter of transmittal to the BOC Shareholders of record immediately prior to the Effective Date. The form transmittal letter will contain instructions with respect to the surrender of certificates representing BOC Common Stock in exchange for USB Common Stock and cash for fractional shares. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions.

    BOC COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE BOC SHAREHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

    Until the certificates representing BOC Common Stock are surrendered for exchange after the Effective Time, holders of such certificates will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to USB Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on the stock transfer books of BOC of shares of BOC Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of BOC Common Stock are presented after the Effective Time for transfer, they will be canceled and exchanged for the relevant certificate representing the applicable shares of USB Common Stock, subject to the provisions of the Agreement.

    No fractional shares of USB Common Stock will be issued to any BOC Shareholder upon consummation of the Merger. For each fractional share that would otherwise be issued, USB will pay an amount in cash (without interest) determined by multiplying such fraction by the Average Stock Price, as determined above.

    None of USB, BOC, the Exchange Agent or any other person, will be liable to any former BOC Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    If a certificate for BOC Common Stock has been lost, stolen or destroyed, the exchange of certificate may still be consummated if the Exchange Agent receives appropriate evidence as to such loss and appropriate evidence as to ownership of the certificate by the claimant. An indemnity reasonably satisfactory to USB may also be required.

    For a description of the USB Common Stock and a description of the differences between the rights of BOC Shareholders, on the one hand, and the shareholders of USB shareholders (the "USB SHAREHOLDERS"), on the other, see "DESCRIPTION OF USB CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

EFFECTIVE TIME

    The effective date for the merger (the "EFFECTIVE DATE") will be the date set forth in the notice filed by USB with the Office of the Comptroller of the Currency (the "OCC"), specifying the date on which the Merger will occur. The "EFFECTIVE TIME" of the Merger will be the time set forth in such notice.

REPRESENTATIONS AND WARRANTIES

    The Agreement contains representations and warranties of USB, on the one hand, and BOC, on the other hand. BOC has given representations and warranties as to (i) its corporate organization, existence and articles of incorporation and bylaws; (ii) its capitalization and corporate structure; (iii) its ownership of other securities; (iv) its corporate power and authority; (v) the approvals and consents required for the Merger and the compliance of the Agreement and the Merger with (a) its articles of incorporation and bylaws, (b) applicable laws, and (c) certain material agreements; (vi) governmental and third-party approvals; (vii) timely filing of required regulatory reports; (viii) the accuracy and completeness of its financial statements and filings with applicable regulatory authorities; (ix) the absence of certain changes in its business since December 31, 1997; (x) the absence of undisclosed liabilities;
(xi) the absence of material legal proceedings and injunctions; (xii) the absence of regulatory proceedings; (xii) the completeness of its regulatory filings since December 31, 1996; (xiii) its compliance with all other laws and permits and its articles of incorporation and bylaws; (xiv) the absence of undisclosed material contracts or contracts that materially restrict the conduct of its business; (xv) the absence of any knowledge of its default of any material contract; (xvi) the absence of broker's fees except as disclosed;
(xvii) its compliance with labor laws and the lack of any knowledge of the resignation of key employees; (xviii) its employee benefit plans and related matters; (xix) its labor matters; (xx) its properties; (xxi) its environmental matters; (xxii) the filing, payment and accuracy of its tax returns; (xxiii) its risk management instruments; (xxiv) the accuracy of its books and records; (xxv) its loan portfolio; (xxvi) the accuracy of its insurance policy disclosure and the absence of default on such policies; (xxvii) its affiliate transactions; (xxviii) its proper administration of fiduciary accounts; and (xxix) its millennium compliance.

    USB on the other hand, has given representations and warranties as to (i) its corporate organization, existence and certificate of incorporation and by-laws; (ii) its capitalization and corporate structure; (iii) its corporate power and authority; (iv) the approvals and consents required for the Merger and the compliance of the Agreement and the Merger with (a) its certificate of incorporation and by-laws, (b) applicable laws, and (c) certain material agreements; (v) the timely filing of required regulatory reports (including the Securities and Exchange Commission filings) and their accuracy and completeness;
(vi) the absence of certain changes in its business since December 31, 1997;
(vii) the absence of broker's fees; (vii) the qualification of the Merger within the meaning of Section 368 of the Code; and (viii) the absence of regulatory proceedings.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Pursuant to the Agreement, prior to the Effective Time, each of USB and BOC has agreed not to (i) willfully take any action that such party should know would materially adversely affect or delay the ability of such party to perform any of its obligations under the Agreement in a timely manner; (ii) take any action that would, or would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or
(iii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations in the Agreement becoming untrue in any material respect, (B) any of the conditions of the Merger not being satisfied, or (C) a material violation of the Agreement, except in each case as required by law.

    BOC has agreed, in addition to the foregoing, not to (i) conduct its business except in the ordinary course; (ii) alter its capital structure; (iii) make, declare or pay any dividend on its capital stock above $0.05 per share of BOC Common Stock; (iv) enter into or make material changes to its employment agreements; (v) enter into or materially change its employee benefit plans; (vi) dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business; (vii) acquire or agree to acquire any material assets except in the ordinary course of business; (viii) make any capital expenditures out of the ordinary course of business or over $100,000 individually or $1,000,000 in the aggregate; (ix) amend the BOC articles of incorporation or bylaws; (x) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles; (xi) enter into, terminate or renew or amend any material contract, except in the ordinary course of business; (xii) incur any indebtedness or any material liability, except in the ordinary course of business; (xiii) discharge any material lien or encumbrances on BOC's assets or pay or cancel any material debt; (xiv) fail to maintain its current insurance policies or replace them without providing substantially equal coverage; (xv) enter into any settlement in excess of $100,000 after the date of the Agreement;
(xvi) make any agreement binding it to extend credit, except in the ordinary course of business, or in any event extend credit exceeding $3,500,000 (xvii) sell loans except in the ordinary course of business; (xviii) implement or adopt any material change in its interest rate and other risk management policies, procedures or practice; or (xix) agree or commit to do any of the foregoing.

LIMITATION ON ACQUISITION PROPOSALS

    BOC has agreed not to solicit, encourage, provide nonpublic information for or otherwise facilitate any inquiries relating to, or the making of, any takeover proposal (as defined in the Agreement) with respect to BOC. However, if BOC's Board of Directors should reasonably determine that it has a fiduciary duty to consider an unsolicited bona fide written takeover proposal that in the good faith judgement of the BOC Board of Directors (based on the advice of an independent financial advisor) is more favorable to BOC's shareholders than the Merger and which is made by a party financially capable of consummating such takeover proposal (a "SUPERIOR PROPOSAL"), BOC may participate in discussions or negotiations or provide nonpublic information regarding BOC in furtherance of that Superior Proposal. BOC may also communicate information about a takeover proposal to its shareholders if it is required to do so by law, according to advice of outside counsel. BOC is required to inform USB of any bona fide written takeover proposal, its general terms, and the identity of the party making the proposal within two business days of receipt.

CONDITIONS TO COMPLETION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The respective obligation of each of USB and BOC to consummate the Merger is subject to the fulfillment or written waiver by USB and BOC prior to the Effective Time of each of the following conditions:

    (a) The Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of BOC.

    (b) All regulatory approvals required to consummate the Merger and the other transactions contemplated by the Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

    (c) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "INJUNCTION") which is in effect and prohibits consummation of the transactions contemplated by the Agreement.

    (d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The USB Common Stock to be issued in the Merger shall have been approved for listing on USB's Stock Exchange, subject to official notice of issuance.

    (e) All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated by the Agreement and to issue the shares of USB Common Stock to be issued in the Merger shall have been received and be in full force and effect.

    CONDITIONS TO OBLIGATION OF BOC

    The obligation of BOC to consummate the Merger is also subject to the fulfillment or written waiver by BOC prior to the Effective Time of each of the following conditions:

    (a) The representations and warranties of USB set forth in the Agreement must be true and correct as of the date of the Agreement and as of the Effective Date as though made on and as of the Effective Date (except for representations and warranties that by their terms speak only as of the date of the Agreement or some other date shall be true and correct as of such date); and BOC must have received a certificate, dated the Effective Date, signed on behalf of USB by the Chief Executive Officer and the Chief Financial Officer of USB to such effect.

    (b) USB must have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Effective Time, and BOC must have received a certificate, dated the Effective Date, signed on behalf of USB by the Chief Executive Officer and the Chief Financial Officer of USB to such effect.

    (c) BOC must have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to BOC, in form and substance reasonably satisfactory to BOC, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

    (d) No proceeding initiated by any governmental authority seeking an Injunction shall be pending.

    CONDITIONS TO OBLIGATION OF USB

    The obligation of USB to consummate the Merger is also subject to the fulfillment or written waiver by USB prior to the Effective Time of each of the following conditions:

    (a) The representations and warranties of BOC set forth in the Agreement must be true and correct as of the date of the Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of the Agreement or some other date shall be true and correct as of such date); and USB must have received a certificate, dated the Effective Date, signed on behalf of BOC by the Chief Executive Officer and the Chief Financial Officer of BOC to such effect.

    (b) BOC must have performed in all material respects all obligations required to be performed by it under the Agreement at or prior to the Effective Time; provided that BOC must have performed its agreements regarding capital stock and dividends contained in Sections 4.01(c) and
       (d) of the Agreement in all respects; and USB must have received a certificate, dated the Effective Date, signed on behalf of BOC by the Chief Executive Officer and the Chief Financial Officer of BOC to such effect.

    (c) USB must have received an opinion of Dorsey & Whitney LLP, special counsel to USB, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of
       Section 368 of the Code.

    (d) No proceeding initiated by any governmental authority seeking an Injunction shall be pending.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    BOC and USB each agreed to use its reasonable best efforts in good faith to take all actions, and to do all things necessary, proper or desirable, or advisable under applicable laws, so as to permit completion of the Merger as promptly as practicable and otherwise to enable completion of the Merger and to cooperate fully with the other party to that end. In addition, each agreed to provide truthful information in any regulatory filings and to promptly correct any material omission.

    The requisite regulatory approvals for the Merger include approval from the OCC and various state regulatory authorities. The Merger cannot proceed in the absence of these regulatory approvals. There can be no assurance that such approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. USB and BOC are not aware of any other material governmental approvals or actions that are required prior to the parties consummation of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any of the approvals or actions will be obtained.

    COMPTROLLER OF THE CURRENCY

    The Merger is subject to the prior approval of the OCC under: (a) Sections 36(d) and 215a of the National Bank Act, as amended; (b) Section 18(c) of the Federal Deposit Insurance Act, as amended (commonly known as the "BANK MERGER ACT"); (c) Sections 102(a) and 102(b)(4) of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "RIEGLE-NEAL ACT"); and (d) regulations promulgated under those statutes by the OCC.

    The Bank Merger Act requires the OCC, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    The Bank Merger Act prohibits the OCC from approving an application for approval of the Merger if it would result in a monopoly, or if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. The Bank Merger Act also prohibits the OCC from approving an application for approval of the Merger if its effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the OCC finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    Subject to certain conditions, the Riegle-Neal Act authorizes mergers between banks with different home states. The Riegle-Neal Act prohibits the OCC from approving an application for approval of the Merger unless: (a) US Bank submits a copy of the application to the California Department of

Financial Institutions and, subject to certain limitations, complies with any California state filing requirements; (b) upon consummation of the transaction, US Bank would control less than 10 percent of the total amount of deposits of insured depository institutions in the United States and less than 30 percent of the total amount of deposits of insured depository institutions in the State of California; and (c) US Bank and BOC are adequately capitalized as of the date the application is filed and the OCC determines that US Bank will continue to be adequately capitalized and adequately managed upon consummation of the Merger.

    The OCC will furnish notice and a copy of the application for approval of the Merger to, and shall request reports on the competitive factors involved in the Merger from, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation ("FDIC") and the United States Department of Justice ("DOJ"). These agencies have 30 days to submit their views and recommendations to the OCC. The Bank Merger Act also provides for the publication of notice of applications filed with the OCC, and authorizes interested parties to submit comments and request hearings on such applications. The OCC may grant or deny a request for a hearing and may limit the issues to those the OCC deems relevant or material. If the OCC should grant a request for a hearing, such action could delay the regulatory approvals required for consummation of the Merger.

    Assuming OCC approval, the Merger may not be consummated until 30 days after such approval, during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC's approval unless a court specifically ordered otherwise. With the approval of the OCC and the concurrence of the DOJ, the waiting period may be reduced to not less than 15 days. USB and BOC believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on US Bank.

    STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION

    USB, BOC and US Bank have filed all applications and notices and have taken (or will promptly take) other appropriate actions with respect to any requisite approvals or other actions of any governmental authority. US Bank submitted its application to the OCC and provided a copy to the California Department of Financial Institutions on March 26, 1999. The application was accepted for
processing by the OCC on [April]   , 1999.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT ALL SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE AGREEMENT. SEE "THE MERGER (PROPOSAL 1)--CONDITIONS TO CONSUMMATION OF THE MERGER"

TERMINATION OF THE AGREEMENT

    The Agreement may be terminated, and the Merger may be abandoned, whether before or after approval of the matters presented in connection with the Merger by the shareholders of BOC.

    (a) At any time prior to the Effective Time, the Agreement may be terminated by the mutual consent of USB and BOC, if the Board of Directors of each so determines by vote of a majority of the members of their respective Boards of Directors.

    (b) At any time prior to the Effective Time, the Agreement may be terminated by USB or BOC, upon written notice to the other party, in the event of either:

       (i) a breach by the other party of any representation or warranty contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or

       (ii) a breach by the other party of any of the covenants or agreements contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach individually or in the aggregate with other breaches, has had or is reasonably expected to have a material adverse effect on the non-breaching party.

    (c) At any time prior to the Effective Time, the Agreement may be terminated by USB or BOC, in the event that the Merger is not consummated by September 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate, to perform or observe the covenants and agreements of such party set forth in the Agreement.

    (d) The Agreement may be terminated by BOC or USB in the event that the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Agreement shall have been denied by final nonappealable action of such governmental authority, or the Agreement may be terminated by BOC or USB in the event that the approval of the shareholders of BOC required for adoption of the Agreement and Merger is not obtained at the Annual Meeting.

    (e) At any time prior to the Annual Meeting, the Agreement may be terminated by USB if the BOC Board of Directors shall have failed to recommend the Merger to the shareholders of BOC, withdrawn such recommendation or modified or changed such recommendation in a manner adverse, in any respect, to the interests of USB.

    EFFECT OF TERMINATION AND ABANDONMENT

    Termination will not relieve a breaching party from liability for any willful breach of the Agreement giving rise to such termination. In the event of termination, BOC agrees to pay USB the sum of $10,000,000 (the "TERMINATION FEE") if, but only if, both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of a Fee Termination Event (as defined below). Each of the following shall be a Fee Termination Event: (i) the Effective Time; (ii) termination of the Merger in accordance with the provisions of the Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by USB for BOC's breach of the Agreement; or (iii) the passage of twelve (12) months after termination of the Merger if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination by USB due to breach by BOC of the Agreement. Notwithstanding anything to the contrary contained herein, the Termination Fee shall not be payable at any time when USB shall be in material breach of any of its covenants or agreements contained in the Agreement such that BOC shall be entitled to terminate the Agreement.

    The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring on or after the date of the Agreement:

(i) BOC, without having received USB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "PERSON" for purposes of this definition having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations thereunder) other than USB or any of its Subsidiaries (each a "USB

    SUBSIDIARY"), or the BOC Board of Directors shall have recommended that the shareholders of BOC approve or accept any Acquisition Transaction other than as contemplated by the Agreement. For purposes of these provisions, (a) "ACQUISITION TRANSACTION" shall mean (x) a merger or consolidation, or any similar transaction, involving BOC or any "SIGNIFICANT SUBSIDIARY" (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of BOC, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of BOC or any Significant Subsidiary of BOC, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of BOC or any Significant Subsidiary of BOC and (b) for purposes of these provisions, "SUBSIDIARY" shall have the meaning set forth in Rule 12b-2 under the Exchange Act; or

(ii) The BOC Board of Directors shall have failed to make, withdrawn or modified (or publicly announced its intention to withdraw or modify), in any manner adverse to USB, its recommendation that the shareholders of BOC approve the transactions contemplated by the Agreement, or BOC or any BOC Subsidiary, without having received USB's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than USB or a USB Subsidiary; or

(iii) Any person other than USB or a USB Subsidiary shall have made a proposal to BOC or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced.

    The term "SUBSEQUENT TRIGGERING EVENT" shall mean the signing of a definitive agreement with respect to or the completion of an Acquisition Transaction (except that the percentage for purposes of part (z) of clause (a) of subparagraph (b)(i) above shall be 51%) which has been approved by resolution of the BOC Board of Directors.

    BOC shall notify USB promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "TRIGGERING EVENT"), it being understood that the giving of such notice by BOC shall not be a condition to the right of USB to demand payment of the Termination Fee.

    The Termination Fee shall supplant and supersede any damages or other amounts then payable by BOC to USB under the Agreement. If USB collects the Termination Fee, USB shall be deemed to have waived the right to damages against BOC for breach of the Agreement in excess of the Termination Fee. If BOC shall previously have paid damages to USB in respect of a breach of the Agreement by BOC, the amount of the Termination Fee payable under this section shall be reduced by the amount of paid damages and any excess damages shall be repaid to BOC.

EXTENSION, WAIVER AND AMENDMENT OF THE AGREEMENT

    At any time prior to the Effective Time, USB and BOC, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant to the Agreement or (iii) waive compliance with any of the agreements or conditions contained in the Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Prior to the Effective Time, any provision of the Agreement may be amended or modified at any time by an agreement in writing between the parties, executed in the same manner as the Agreement, except that after the Annual Meeting, the Agreement may not be amended if it would violate the California General Corporate Law (the "CGCL") or reduce the amount or change the form of the consideration to be received by BOC Shareholders in the Merger.

STOCK EXCHANGE LISTING

    USB has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the New York Stock Exchange, subject to official notice of issuance, the shares of USB Common Stock to be issued to the holders of BOC Common Stock in the Merger.

EXPENSES

    The Agreement provides that each of USB and BOC will pay its own expenses in connection with the Merger and the transactions contemplated thereby.

INDEMNIFICATION OF BOC DIRECTORS AND OFFICERS BY USB

    USB has agreed to indemnify and hold harmless all present and former BOC directors and officers against costs and expenses in connection with any actual or threatened claim or proceeding, arising out of matters existing or occurring at or prior to the Effective Time, to the fullest extent permitted by Delaware law. USB has also agreed, for a period of three years after the Effective Date, to provide insurance for BOC's officers and directors with respect to claims against such officers and directors arising from facts or events which occurred on or before the Effective Time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    BOC AFFILIATE AGREEMENTS

    Each BOC Director and Executive Officer has entered into a Affiliate Agreement in accordance with the terms of the Agreement. Under each Affiliate Agreement, the Director or Executive Officer agrees to vote his or her shares of BOC Common Stock in favor of the Agreement and the Merger and all transactions relating thereto. This obligation exists only so long as the BOC Board of Directors recommends to the BOC shareholders that they vote in favor of the Merger.

    Each Director and Executive Officer also agrees not to sell his or her shares other than in compliance with Rule 145 under the Securities Act ("RULE 145"), and agrees to the imposition of legends and stop transfer instructions with respect to their USB Common Stock to insure compliance with that rule. The Rule 145 restrictions should lapse after one year for each of the BOC Directors and Executive Officers. While they are in force, in general, a BOC Director or Executive Officer will be able to sell his or her shares of USB Common Stock in open market transactions provided that the sales are made in brokered transactions and meet the other requirements of Rule 145. See "THE MERGER (PROPOSAL 1)--Restrictions on Resales by Affiliates."

    BOC CHIEF EXECUTIVE OFFICER ARRANGEMENTS

    Peter Q. Davis, the Chairman, Chief Executive Officer and President of BOC, USB and BOC entered into an Employment Agreement dated as of February 18, 1999 (the "BOC CEO EMPLOYMENT AGREEMENT"). As of the same date, USB and Mr. Davis entered into a Confidentiality/Nonsolicitation Agreement (the "BOC CEO CONFIDENTIALITY AGREEMENT"). The BOC CEO Employment Agreement provides terms under which Mr. Davis will serve as an employee of USB after the Effective Time. The BOC CEO Confidentiality Agreement provides USB with certain protections of confidential information and employee and customer relationships and protects it from unfair competition by Mr. Davis. These protections are effective during certain specific time periods commencing on February 18, 1999.

    The terms of Mr. Davis' current employment arrangements and compensation are set forth in the CEO Compensation and Benefits Agreement, a Salary Continuation Agreement, the CEO Disability Policy, the Executive Medical Reimbursement Plan and various outstanding BOC Stock Options. See "EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE." The BOC CEO Employment Agreement changes the timing, but not generally the amount, of payments otherwise required under his current employment arrangements with BOC. Mr. Davis does not currently have any agreement comparable to the BOC CEO Confidentiality Agreement.

    The BOC CEO Employment Agreement and the BOC CEO Confidentiality Agreement are interrelated. Breaches of the BOC CEO Confidentiality Agreement may cause Mr. Davis to lose the right to specific payments otherwise required to be made under the BOC CEO Employment Agreement. The payments to be made to Mr. Davis under the BOC CEO Employment Agreement other than his base salary, totaling $4,695,687 will be deposited with a third party escrow agent subject to the terms of an escrow agreement.

    Under the BOC CEO Employment Agreement, Mr. Davis has been employed through November 30, 2000 to assist USB and US Bank during the transition following the Effective Time. Mr. Davis will be paid an annual base salary of $311,832 through 1999 and $330,541 through the end of the term. These amounts are comparable to the amounts to which Mr. Davis is currently entitled under his existing employment arrangements with BOC. After the Effective Time, Mr. Davis will no longer be entitled to a bonus payment under his existing employment arrangements, but rather, will be entitled to a single bonus payment of $250,000 on November 30, 2000. In addition, after the Effective Time, Mr. Davis will be entitled to the retention incentives, change of control payments, termination benefits and salary continuation payments, in an aggregate amount totaling $4,445,687, as currently provided under his employment arrangements with BOC, subject to certain provisions regarding the delay of some of such payments and the possible forfeiture of some of such payments in the event of certain breaches of the BOC CEO Confidentiality Agreement.

    At the Effective Time, Mr. Davis will receive restricted shares of USB Common Stock having a value of $250,000 as of the Effective Time and an option to purchase 24,000 shares of USB Common Stock at the fair market value of such stock at the Effective Time. These restricted shares and options will vest as follows: 50% on the second anniversary of the Effective Time, 25% on the third anniversary of the Effective Time and 25% on the fourth anniversary of the Effective Time. In addition, USB and BOC agreed to extend the term of Mr. Davis' existing options to purchase 300,000 shares of BOC Common Stock to a period ending five years after the Effective Time.

    SENIOR EXECUTIVE VICE PRESIDENT ARRANGEMENTS

    David H. Bartram, the Senior Executive Vice President of BOC, USB and BOC entered into an Employment Agreement dated as of February 18, 1999 (the "BOC SEVP EMPLOYMENT AGREEMENT"). As of the same date, USB and Mr. Bartram entered into a Confidentiality/Nonsolicitation Agreement (the "BOC SEVP CONFIDENTIALITY AGREEMENT"). The BOC SEVP Employment Agreement provides terms under which Mr. Bartram will serve as an employee of USB after the Effective Time. The BOC SEVP Confidentiality Agreement provides USB with certain protections of confidential information and employee and customer relationships and protects it from unfair competition by Mr. Bartram. These protections are effective during certain specific time periods commencing on February 18, 1999.

    The terms of Mr. Bartram's current employment arrangements and compensation are set forth in his Employment Agreement, the Executive Salary Continuation Agreement, his Disability Policy, the Executive Medical Reimbursement Plan and various outstanding BOC Stock Options. See "Executive and Director Compensation of Bank of Commerce." The BOC SEVP Employment Agreement changes the time, but not generally the amount, of payments otherwise required under Mr. Bartram's current employment arrangements with BOC. Mr. Bartram does not currently have any agreement comparable to the BOC SEVP Confidentiality Agreement.

    The BOC SEVP Employment Agreement and the BOC SEVP Confidentiality Agreement are interrelated. Breaches of the BOC SEVP Confidentiality Agreement may cause Mr. Bartram to lose the right to specific payments otherwise required to be made under the BOC SEVP Employment Agreement.

    Under the BOC SEVP Employment Agreement, Mr. Bartram has been employed through the second anniversary of the Effective Time to serve as President, SBA Division of US Bank. Mr. Bartram will be paid an annual base salary of $220,921 through 1999, $234,176 for 2000 and $248,227 through the end of the term. These amounts are comparable to the amounts to which Mr. Bartram is currently entitled under his existing employment arrangements with BOC. After the Effective Time, Mr. Bartram will be eligible to receive bonus compensation substantially similar to the bonus compensation to which he is entitled under his existing employment arrangements with BOC. In addition, after the Effective Time, Mr. Bartram will be entitled to the change of control payments and salary continuation payments (assuming termination not earlier than two years after the Effective Time) in an aggregate amount totaling $1,378,855 as currently provided under his employment arrangements with BOC. In addition, in the event that Mr. Bartram's employment with USB is terminated under certain circumstances during the two years following the Effective Time, Mr. Bartram will also be entitled to severance payments equal to 24 months of his base salary as of the date of termination, plus bonus pay equal to any bonuses earned in the 24 months prior to the date of termination. An additional bonus, $165,652, would be paid to Mr. Bartram at the end of two years after the Effective Time. The change of control payment and certain other payments to Mr. Bartram to which he is entitled under his current employment arrangements are delayed. The change of control payments and certain other payments are subject to the possible forfeiture of such payments in the event of certain breaches of the BOC SEVP Confidentiality Agreement.

    At the Effective Time, Mr. Bartram will receive restricted shares of USB Common Stock having a value of $250,000 as of the Effective Time and an option to purchase 24,000 shares of USB Common Stock at the fair market value of such stock at the Effective Time. These restricted shares and options will vest as follows: 50% on the second anniversary of the Effective Time, 25% on the third anniversary of the Effective Time and 25% on the fourth anniversary of the Effective Time.

    SECTION 280G PROTECTIONS

    Code Section 280G and related Code sections address the taxation of "excess parachute payments." In general, an "excess parachute payment" is any amount exceeding a specified threshold that is payable with respect to a change in control of a company. If the threshold is exceeded, not only the amount of the excess, but the amount up to the threshold as well, is subject to a 20% excise tax. Payments to an employee in consideration of the performance of services, acts and agreements not to act and accommodations that are reasonable compensation are not deemed included in determining whether there is an "excess parachute payment." Neither USB nor BOC believe that any of the payments to Mr. Davis or Mr. Bartram contemplated under the arrangements discussed above will exceed the applicable threshold or result in an "excess parachute payment."

    The BOC CEO Employment Agreement contains certain limited protections for Mr. Davis in the event that an applicable threshold is exceeded and an "excess parachute payment" is deemed made. In the event that Mr. Davis is terminated other than for cause and the auditors of USB or a tax authority determine that any payment or benefit received or to be received by Mr. Davis would be subject to the excise tax, then USB would make an additional "gross-up" cash payment. This payment would be large enough to offset the excise tax on an after-tax basis.

    The BOC SEVP Employment Agreement contains certain limited protections for Mr. Bartram in the event that an applicable threshold is exceeded and an "excess parachute payment" is deemed made. In the event that any payment or benefit received or to be received by Mr. Bartram would be subject to the excise tax, then USB would reduce the compensation to Mr. Bartram so that he would not be subject to the excise tax. However, if the net amount Mr. Bartram would receive after application of the excise tax would be higher than the amount he would receive if USB reduced his compensation, he will receive the full amount of the compensation without reduction.

    OWNERSHIP OF BOC AND BOC COMMON STOCK

    As of March 31, 1999, the BOC Directors and executive officers owned an aggregate 3,230,573 shares of BOC Common Stock (20.77%) which, if owned by them at the Effective Time, will be converted into shares of USB Common Stock. See "ELECTION OF DIRECTORS OF BANK OF COMMERCE (PROPOSAL 2)--Securities Ownership of Executive Officers, Directors and Others."

    BOC STOCK OPTIONS

    Certain executive officers of BOC have outstanding stock options under the BOC Plans, for a total of 495,500 shares of BOC Common Stock as of March 31, 1999. All of the outstanding BOC Options will become fully vested as a result of the Merger. See "ELECTION OF DIRECTORS OF BANK OF COMMERCE (PROPOSAL
2)--Securities Ownership of Executive Officers, Directors and Others."

    INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

    The Agreement requires that USB use its best efforts to continue directors' and officers' liability insurance for directors and officers of BOC for a period of three years after the Effective Time. This insurance would cover claims arising from facts or events occurring on or before the Effective Time. USB is obligated to expend no more than 200% per annum of the current amount expended by BOC per annum to maintain directors and officers insurance coverage. In any case, USB is obligated to indemnify any present or former director or officer as of the Effective Time against claims arising out of matters existing or occurring at or prior to the Effective Time. See "THE MERGER (PROPOSAL
1)--Indemnification of BOC Directors and Officers by USB."

RESTRICTIONS ON RESALES BY AFFILIATES

    The issuance of shares of USB Common Stock to BOC Shareholders in the Merger have been registered under the Securities Act. The shares of USB Common Stock exchanged in the Merger may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of BOC as that term is defined under the Securities Act. An affiliate of BOC, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, BOC. Any subsequent transfer of such shares by any person who is an affiliate of BOC at the time the Merger is submitted for vote of the holders of BOC Common Stock will, under existing law, require either (i) the further registration under the Securities Act of the shares of USB Common Stock to be transferred, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to the directors and executive officers of BOC and the holders of 10% or more of the BOC Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by USB to the transfer agent with respect to the USB Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

    BOC has agreed in the Agreement to use its best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act) of BOC to deliver to USB a written agreement intended to ensure compliance with the Securities Act. Each of such persons of whom BOC has knowledge has entered into an Affiliate Agreement in satisfaction of this requirement.

BANK OF COMMERCE EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN.

    EMPLOYEE STOCK PURCHASE PLAN VOTING RIGHTS

    Under the BOC Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN"), each participant has all the rights of shareholders of BOC with respect to voting shares allocated to his or her account. Procedurally, the rights are exercised by giving directions to the Plan Custodian who then votes on behalf of the participant. If the participant provides no direction on or prior to
           , 1999 the Plan Custodian is obligated to execute and return the proxies and indicate "abstention" as to all matters for which participant direction has not been received. Participants will not be permitted to vote in person at the Annual Meeting with respect to the shares allocated to their accounts.

    EMPLOYEE STOCK OWNERSHIP PLAN VOTING RIGHTS

    Under the BOC Employee Stock Ownership Plan (the "ESOP"), the trustees must vote shares which have been allocated in accordance with the participant's directions. Shares from which the trustees receive no direction on or prior to
           , 1999 must not be voted. Shares which are not allocated to participants are voted by the trustees as they determine in their sole discretion. There are no shares owned by the trustees of the ESOP which have not been allocated to participants' accounts, and therefore the trustees have no discretionary voting rights with respect to stock owned by the ESOP. Participants will not be permitted to vote in person at the Annual Meeting with respect to the shares allocated to their accounts.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated United States federal income tax consequences of the Merger to BOC Shareholders who hold BOC Common Stock as a capital asset. The summary is based on the Code, Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the Merger and, in particular, may not address United States federal income tax considerations applicable to shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their shares of BOC Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold BOC Common Stock as part of a hedge, straddle or conversion transaction). In addition, this summary does not include the tax consequences of the Merger under applicable foreign, state or local laws.

    HOLDERS OF BOC COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    GENERAL

    It is a condition to the obligation of BOC to consummate the Merger that BOC shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to BOC, in form and substance reasonably satisfactory to BOC, dated the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations and covenants, including those contained in letters from BOC, USB, US Bank and others, reasonably satisfactory in form and substance to Skadden, Arps, Slate, Meagher & Flom LLP. It is a condition to the obligation of USB to consummate the Merger that USB shall have received an opinion of Dorsey & Whitney LLP, counsel to USB, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Dorsey & Whitney LLP may require and rely upon representations and covenants, including those contained in letters from BOC, USB, US Bank and others.

    On the basis of the foregoing opinions, it is expected that the following material federal income tax consequences will result from the Merger:

    (i) No gain or loss will be recognized by BOC Shareholders who exchange their BOC Common Stock solely for USB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in USB Common Stock);

    (ii) The holding period of the USB Common Stock received by a BOC Shareholder who exchanges all of its BOC Common Stock for USB Common Stock in the Merger will include the period during which the BOC Common Stock surrendered in exchange therefor was held; and

    (iii) The basis of the USB Common Stock received by a BOC shareholder who exchanges all of its BOC Common Stock for USB Common Stock in the Merger will be the same as the basis of the BOC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of USB Common Stock).

    None of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and neither BOC or USB intends to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurances that the IRS will not challenge the conclusions reflected in such opinions.

    Based on the current ruling positions of the IRS, cash received by a BOC Shareholder in lieu of a fractional share interest in USB Common Stock generally will be treated as received in redemption of such fractional share interest, and a BOC Shareholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of BOC Common Stock allocable to such fractional share interest. Such capital gain or loss would be a long-term capital gain or loss if the holding period for such share of BOC Common Stock is greater than one year at the Effective Time.

ACCOUNTING TREATMENT

    The Merger will be accounted for by USB under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their fair market values at the date of the acquisition values. Income of the combined company will not include income or loss of BOC prior to the Effective Date.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    U.S. BANCORP

    USB Common Stock is listed on the NYSE and traded under the symbol "USB." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of USB Common Stock on the NYSE Composite Transactions reporting system and cash dividends declared per share of USB Common Stock.

                                                                    PRICE RANGE OF
                                                                     COMMON STOCK
                                                                 --------------------
                                                                                        DIVIDENDS
                                                                   HIGH        LOW        PAID
                                                                 ---------  ---------  -----------
1997
First Quarter..................................................  $   28.17  $   22.50   $    .155
Second Quarter.................................................      29.17      23.67        .155
Third Quarter..................................................      32.50      28.52        .155
Fourth Quarter.................................................      38.88      30.75        .155

1998
First Quarter..................................................  $   41.81  $   33.75   $    .175
Second Quarter.................................................      45.63      37.13        .175
Third Quarter..................................................      47.31      33.69        .175
Fourth Quarter.................................................      43.00      25.63        .175

1999
First Quarter (through March 26, 1999).........................  $   37.75  $   31.50   $   0.195

    On February 18, 1999, the last trading day before USB and BOC publicly announced the execution of the Agreement, the closing price per share of USB Common Stock on the NYSE Composite Transactions reporting system was $32.938. On [date], 1999, the last trading day prior to the date of this Proxy Statement/Prospectus, such price was $[price]. Past price performance is not necessarily indicative of likely future price performance. Holders of BOC Common Stock are urged to obtain current market quotations for shares of USB Common Stock.

    Holders of USB Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the USB Board of Directors. Although the USB Board of Directors presently intends to continue the policy of paying quarterly cash dividends, future dividends of USB would depend upon the earnings of USB and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies.

    BANK OF COMMERCE

    BOC Common Stock is listed on the Nasdaq Stock Market--National Market and traded under the symbol "BCOM." The following table sets forth the high and low closing sales prices for BOC Common Stock for the periods indicated, as listed in the Nasdaq Stock Market--National Market reporting system, and the quarterly cash dividends declared per share for the periods indicated. All

1997 prices and dividends have been adjusted for the 5 for 2 stock split completed in May 1997, and the 2 for 1 stock split completed in December 1997.

                                                                     PRICE RANGE
                                                                   OF COMMON STOCK
                                                                 --------------------
                                                                                        DIVIDENDS
                                                                   HIGH        LOW      DECLARED
                                                                 ---------  ---------  -----------
1997
First Quarter..................................................  $    6.30  $    4.30   $   0.018
Second Quarter.................................................       7.50       5.30       0.020
Third Quarter..................................................      12.63       7.13       0.025
Fourth Quarter.................................................      23.50      10.00       0.030

1998
First Quarter..................................................  $   22.87  $   13.00   $    0.03
Second Quarter.................................................      23.25      15.87        0.03
Third Quarter..................................................      19.50       9.00        0.03
Fourth Quarter.................................................      17.12       9.00        0.04

1999
First Quarter (through March 31, 1999).........................  $   20.37  $   15.25   $    0.04

    BOC has declared a cash dividend on its common stock for 47 consecutive quarters. Although the payment of cash dividends cannot be guaranteed absolutely, BOC anticipates sufficient liquidity and earnings to support the payment of cash dividends for the foreseeable future. However, a decline in BOC's capital ratios, liquidity, or earnings could preclude it from paying cash dividends in the future.

                         INFORMATION ABOUT U.S. BANCORP

GENERAL

    USB is a regional, multi-state bank holding company headquartered in Minneapolis, Minnesota. USB was incorporated in Delaware in 1929 and owns 100 percent of the capital stock of each of its five banks, and eleven trust companies, having approximately 1,000 banking offices in 17 Midwestern and Western states. USB offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. USB also has various nonbank subsidiaries engaged in financial services.

    The banks are engaged in general commercial banking business, principally in domestic markets. They range in size from less than $1.0 million to $49.0 billion in deposits and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities, and other financial institutions. Depository services include checking accounts, savings accounts, and time certificate contracts. Ancillary services such as treasury management and receivable lockbox collection are provided for corporate customers. USB's bank and trust subsidiaries provide a full range of fiduciary activities for individuals, estates, foundations, business corporations, and charitable organizations.

    USB provides banking services through its subsidiary banks to both domestic and foreign customers and correspondent banks. These services include consumer banking, commercial lending, financing of import/export trade, foreign exchange, and investment services. USB, through its subsidiaries, also provides services in trust, commercial and agricultural finance, data processing, leasing, and brokerage services.

    U.S. Bancorp was formerly known as First Bank System, Inc. and is the organization created by the merger of First Bank System, Inc. with U.S. Bancorp of Portland, Oregon.

    USB is listed on the New York Stock Exchange under the ticker symbol USB.

GOVERNMENT POLICIES

    The operations of USB's various operating units are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the several states in which they operate, the United States and foreign governments. These policies include, for example, statutory maximum legal lending rates, domestic monetary policies of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), United States fiscal policy, international currency regulations and monetary policies, and capital adequacy and liquidity constraints imposed by bank regulatory agencies.

SUPERVISION AND REGULATION

    USB is a registered bank holding company under the Bank Holding Company Act of 1956 (the "ACT") and is subject to the supervision of, and regulation by, the Federal Reserve Board.

    Under the Act, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the Federal Reserve Board has determined to be closely related to banking. USB must obtain the prior approval of the Federal Reserve Board before acquiring more than 5 percent of the outstanding shares of another bank or bank holding company, and must provide notice to, and in some situations obtain the prior approval of, the Federal Reserve Board in connection with the acquisition of more than 5 percent of the outstanding shares of a company engaged in a "bank-related" business.

    Under the Act, as amended by the Riegle-Neal Act, USB may acquire banks throughout the United States, subject only to state or federal deposit caps and state minimum-age requirements. Effective June 1, 1997, the Riegle-Neal Act authorized interstate branching by acquisition and consolidation in those states that had not opted out by that date.

    National banks are subject to the supervision of, and are examined by, the OCC. All subsidiary banks of USB are members of the FDIC, and as such, are subject to examination thereby. In practice, the primary federal regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other federal regulators. Areas subject to regulation by federal authorities include the allowance for credit losses, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

ADDITIONAL INFORMATION

    You may obtain financial and other information relating to U.S. Bancorp, its directors and its executive officers, from its Annual Report on Form 10-K for the Year Ended December 31, 1998. You may obtain a copy of this report as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                       INFORMATION ABOUT BANK OF COMMERCE

GENERAL

    Bank of Commerce was incorporated under the laws of the State of California on December 26, 1974. It was licensed by the California State Banking Department, now the Department of Financial Institutions ("DFI") as a California state-chartered bank on October 10, 1975 and commenced operations on October 13, 1975. BOC is authorized to issue 50,000,000 shares of BOC Common Stock, no par value and 1,000,000 shares of preferred stock. As of December 31, 1998, 14,545,000 shares of BOC Common Stock were outstanding, and no shares of BOC preferred stock were outstanding.

    BOC's administrative headquarters are located at 9918 Hibert Street, San Diego, California. BOC's corporate office and headquarters is located at 600 West Broadway, Suite 100, in downtown San

Diego. BOC also has nine other full-service local banking offices and three loan production offices located in Southern California, three loan production offices located in Northern California and seventeen loan production offices outside of California, operating under the name "Commerce Loan Company" in Las Vegas and Reno, Nevada; Phoenix and Tucson, Arizona; Portland, Oregon; Seattle and Spokane, Washington; Austin, Houston, Dallas and San Antonio, Texas; Salt Lake City, Utah; Chicago, Illinois; Atlanta, Georgia; Boise, Idaho; and Denver, Colorado. BOC also operates a loan production office in Albuquerque, New Mexico under the name "Bank of Commerce". The primary purpose of the loan production offices is to continue to foster sources outside San Diego County for loans made under programs administered by the United States Small Business Administration ("SBA").

    BOC is engaged in substantially all of the business operations customarily conducted by independent commercial banks in California, but with a special emphasis on loans made under various small business loan guarantee programs administered by the SBA. BOC makes SBA loans, commercial loans, real estate loans, personal home improvement loans, automobile loans, other installment and term loans, for business, personal and real estate construction purposes. BOC offers financial, investment and management services, including checking, and customized checking accounts and various types of interest-bearing deposit accounts, and a business courier service for non-cash deposits (through third parties). BOC does not operate or have any present intention to seek authority to operate a trust department.

    BOC also issues cashiers' checks, sells travelers' checks, and provides safe deposit boxes, collection and wire transfer services, drive-up facilities, walk-up facilities and 24 hour automated teller machine banking services to its customers. BOC provides 24-hour banking transaction services through electronic Automated Teller Machines at a majority of its branch offices. This service is enhanced regionally and nation-wide by BOC's membership in Instant Teller Network-Registered Trademark-, Exchange System-Registered Trademark-, and Plus ATM-Registered Trademark-.

    BOC derives the majority of its deposits from small to medium-sized businesses, professionals, and household account holders in San Diego County. Deposits are monitored to identify any concentrations of deposits from any one customer or entity controlling one or more customers. At December 31, 1998, the largest single depositor represented approximately 4.5% of total deposits.

    Due to local economic conditions and competition, the majority of the loans made by BOC are not made in the communities from which BOC draws its deposits. Thus, although BOC's non-SBA lending activities are conducted primarily in San Diego County, its SBA lending activities, representing the bulk of its lending, are in geographic areas outside of the San Diego County. In 1998, BOC's loan production offices outside of San Diego County accounted for 89.8% of all SBA loan originations.

    BOC holds no patents, registered trademarks, licenses other than those licenses required to be obtained from appropriate bank regulatory agencies, franchises or concessions. BOC has not engaged in any material research activities relating to the development of new services.

ADDITIONAL INFORMATION

    You may obtain financial and other information relating to BOC, its directors and its executive officers from its Annual Report on Form 10-K for the Year ended December 31, 1998. You may obtain a copy of this report as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

             ELECTION OF DIRECTORS OF BANK OF COMMERCE (PROPOSAL 2)

    The BOC Bylaws provide for a Board of Directors of not fewer than six nor more than eleven members. The exact number of directors may be fixed within those limits either by the Board of Directors or the shareholders. The number is presently fixed at nine. Directors are elected at each annual meeting to hold office until the next annual meeting or until their successors have been duly elected and qualified.

NOMINEES

    The Board of Directors has nominated the following nine people to stand for election as directors. Votes will be cast by the proxies in such a way as to elect as many of the nine as possible under the rules of cumulative voting. In the event that a nominee is unable to serve, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors:

                                                                                            DIRECTOR OF
NAME AND POSITION WITH BOC                                                        AGE        BOC SINCE
----------------------------------------------------------------------------      ---      -------------
Michael M. Bamber, Director                                                           61          1974
David H. Bartram, Senior Executive Vice President, Director                           42          1996
Nicole A. Clay, Vice Chairman of the Board, Director                                  53          1994
Albert Colucci (1), Director                                                          61          1998
Peter Q. Davis, Chairman of the Board, President, Chief Executive Officer,
  Director                                                                            59          1978
Lucy L. Killea, Director                                                              76          1996
Richard N. Krupp (2), Director                                                        68          1993
Susan Lew, Director                                                                   51          1994
John A. Rose, Director, Chairman Emeritus                                             79          1974

------------

(1) Mr. Colucci served as a director of RVNB from 1982-1998 and joined the BOC board in May 1998 upon completion of acquisition of RVNB by BOC.

(2) Mr. Krupp was first elected to the Board of Directors in 1975, served until 1978, and was re-elected in 1993.

    Below are brief summaries of the background and business experience during at least the last five years, including principal occupation, for each of the directors.

    MICHAEL M. BAMBER is the President of Bamber Electric, Inc. Mr. Bamber has been an electrical contractor since 1962.

    DAVID H. BARTRAM was promoted to Senior Executive Vice President on January 25, 1996. From 1990 until his promotion he served as Executive Vice President of BOC. He served as Senior Vice President of BOC from 1988 to 1990. He has been with BOC since 1984.

    NICOLE A. CLAY has been a partner in Carpi & Clay, a government relations firm, since March 1995. Ms. Clay served as Senior Vice President of the Public Affairs Division of Stoorza, Ziegaus & Metzger, Inc., a public relations firm, from 1986 until March 1995. She was elected Vice Chair of the Board effective November 22, 1995.

    ALBERT COLUCCI is, and for more than five years has been, the President of CBC Investment Company, a company engaged in land developments and investments.

    PETER Q. DAVIS has served as the President and Chief Executive Officer of BOC since 1978. He was elected Chairman of the Board effective January 2, 1996. Mr. Davis is also Chairman of the Center City Development Corporation.

    LUCY L. KILLEA is the President and Chief Executive Officer of the International Community Foundation from 1996. From 1989 to November 30, 1996, Ms. Killea served as a Member of the California State Senate. Prior to that time, she served as a Member of the California State Assembly and the San Diego City Council.

    RICHARD N. KRUPP is, and for more than five years, has been President of Krupp Company, a property management business.

    SUSAN LEW is a Port Commissioner and is a past Chairperson of the San Diego Unified Port District. Ms. Lew is also the President of S. Lew & Associates, a real estate, business brokerage, consulting, and property management company that she founded in 1978.

    JOHN A. ROSE is, and for the past five years has been, President of Rose Automotive Services, Inc., a San Diego auto retailer. Mr. Rose is also associated with several other business ventures involved in activities as diverse as property investment and providing professional equipment for policemen and firefighters. He served as Chairman of the Board from 1983 until his appointment as Chairman Emeritus effective January 2, 1996.

EXECUTIVE OFFICERS

    The following contains information about Messrs. Cristofani, Ewin and Revier who are executive officers of BOC but not directors:

                                                                              YEAR FIRST APPOINTED
NAME AND POSITION WITH BOC                                            AGE       EXECUTIVE OFFICER
-----------------------------------------------------------------  ---------  ---------------------
Gary D. Cristofani, Executive Vice President, Chief Financial
  Officer                                                                 51             1994
Ernest W. Ewin, Senior Vice President                                     51             1998
Richard H. Revier, Executive Vice President                               46             1998

    GARY D. CRISTOFANI has served as Executive Vice President of BOC since December 1996, and has served as Chief Financial Officer of BOC since July 1994. He served as Senior Vice President of BOC from July 1994 through December 1996.

    ERNEST EWIN has served as Senior Vice President since October 1998, and from 1997 to October 1998 had served as First Vice President. From 1994 to 1997, he was a consultant to business and financial institutions.

    RICHARD H. REVIER has served as Executive Vice President since May 1998, and from June 1996 to May 1998 served as Executive Vice President of RVNB.

SECURITIES OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND OTHERS

    Except for those described in the following table, BOC is unaware of any shareholder who is a beneficial owner of more than 5% of its issued and outstanding common stock based upon its shareholder records as of the close of business on March 31, 1999. The following table shows, as of that date, the security ownership of its directors and executive officers, and of beneficial owners of more than 5% of its common stock. None of these persons has any commitments from BOC with respect to the issuance of common stock except as to the issuance of common stock upon the exercise of D Warrants and the stock options described below.

                                                       AMOUNT AND NATURE OF
                                                       BENEFICIAL OWNERSHIP
                                                                OF               PERCENTAGE OF
NAME                                                     COMMON STOCK(1)        COMMON STOCK(2)
----------------------------------------------------  ----------------------  -------------------
Michael M. Bamber                                               146,873(3)              0.95
David H. Bartram                                                143,259(4)              0.93
Nicole A. Clay                                                  117,062(5)              0.76
Albert Colucci                                                  246,576(6)              1.60
Gary D. Cristofani                                               96,386(7)              0.63
Peter Q. Davis                                                  774,627(8)              4.94
Ernest W. Ewin                                                      470(9)                --
Lucy L. Killea                                                   10,304(10)             0.07
Richard N. Krupp                                                335,491(11)             2.18
Susan Lew                                                        64,236(12)             0.42
Richard H. Revier                                                10,885(13)             0.07
John A. Rose                                                  1,284,404(14)             8.35
Bank of Commerce Employee
  Stock Ownership Plan                                          681,029(15)             4.43
All executive officers and directors
  as a group (12 persons)                                     3,230,573(16)            20.77
J.P. Morgan & Co., Inc.                                         736,100                 4.43

------------

(1) Unless otherwise indicated in footnotes to this table, each person listed has sole voting and investment power with respect to the shares listed. Shares listed include all shares beneficially owned, whether directly or indirectly, individually or together with associates plus shares issuable upon exercise of D Warrants or stock options that were exercisable on March 31, 1999, or during the 60 days following that date.

(2) In calculating the percentage of common stock for each person, shares issuable upon exercise of D Warrants and stock options beneficially owned by the person were added to other shares beneficially owned by that person to form the numerator and were added to all shares outstanding on December 31, 1998 to form the denominator.

(3) Includes 28,519 shares of Common Stock owned indirectly through the Employee Stock Purchase Plan and 690 shares issuable upon exercise of D Warrants.

(4) Includes 66,055 shares issuable upon exercise of stock options, 46,594 shares owned indirectly through the Employee Stock Ownership Plan, and 7,512 shares owned indirectly through the Employee Stock Purchase Plan.

(5) Includes 21,193 shares owned indirectly through the Employee Stock Purchase Plan and 33,485 shares issuable upon exercise of D Warrants owned indirectly through a pension plan.

(6) Includes 954 shares owned indirectly through the Employee Stock Purchase
    Plan.

(7) Includes 3,769 shares owned indirectly through the Employee Stock Ownership Plan, 33,332 shares issuable upon exercise of stock options, and 12,061 shares owned indirectly through the Employee Stock Purchase Plan.

(8) Includes 87,044 shares owned indirectly through the Employee Stock Ownership Plan and 300,000 shares issuable upon exercise of stock options.

(9) Includes 456 shares owned indirectly through the Employee Stock Ownership Plan and 14 shares owned indirectly through the Employee Stock Purchase Plan.

(10) Includes 6,904 shares of Common Stock owned indirectly through the Employee Stock Purchase Plan.

(11) Includes 24,385 shares of Common Stock owned indirectly through the Employee Stock Purchase Plan, 15,000 shares owned indirectly through a family trust, and 5,000 shares issuable upon exercise of D Warrants owned indirectly through a second family trust.

(12) Includes 20,296 shares owned indirectly through the Employee Stock Purchase Plan and 12,080 shares issuable upon exercise of D Warrants.

(13) Includes 150 shares of owned indirectly through the Employee Stock Ownership Plan and 735 shares owned indirectly through the Employee Stock Purchase Plan.

(14) Includes 15,454 shares owned indirectly by a family member, 164,967 shares of Common Stock owned indirectly through an IRA, 398,484 shares owned indirectly through a controlled entity, 613,351 shares owned indirectly through a family trust, and 91,113 shares owned indirectly through the Employee Stock Purchase Plan.

(15) The Employee Stock Ownership Plan has a shared right to vote shares credited to a participant if the participant does not exercise his or her right to vote.

(16) Includes 574,887 shares issuable upon exercise of stock options, 213,686 shares owned indirectly by directors and executive officers through the Employee Stock Purchase Plan, 138,013 shares owned indirectly by directors and executive officers through the Employee Stock Ownership Plan, and 52,290 shares issuable upon exercise of D Warrants beneficially owned by directors and executive officers.

MEETINGS AND COMMITTEES

    The BOC Board of Directors had 12 regular meetings and one organizational meeting in 1998. The BOC Board of Directors acts as the loan, nominating, and compensation committees. The BOC Board of Directors has an audit committee composed of three outside Directors each of whom owns or controls less than 10% of common stock outstanding. The members of the audit committee are Michael M. Bamber, Lucy L. Killea, Richard N. Krupp and Susan Lew. This committee reviews reports of the internal auditor and the compliance officer of BOC regularly, recommends annually to the BOC Board of Directors the engagement of an independent auditing firm, reviews the scope and results of the audit with the independent auditors and meets with the independent auditors quarterly. The audit committee met 4 times in 1998.

            EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE

DIRECTOR REMUNERATION

    Each member of the BOC Board of Directors who is not also an executive officer receives compensation of $2,000 per meeting for services as a Director. Directors do not receive additional compensation for committee meetings.

    BOC Directors may elect to participate in the Stock Purchase Plan, described in detail below. A Director may direct BOC to withhold up to 100% of director fees, and BOC will make matching contributions of 100% of such withholdings. At December 31, 1998, seven directors were participating in the Stock Purchase Plan. For the fiscal year of 1998, BOC made the following matching contributions to the accounts of these directors. See "Stock Purchase Plan."

John A. Rose        $  24,000
Richard N. Krupp       24,000
Michael M. Bamber      24,000
Nicole A. Clay         24,000
Albert Colucci         12,000
Susan Lew              24,000
Lucy Killea            24,000

    BOC Directors elected prior to July, 1996, were allocated, by virtue of office and upon execution of a Participant Agreement with BOC, 15,000 Equity Participation Units under the Equity Participation Plan, described in detail below. See "Equity Participation Plan." At October 1, 1998, the vested Equity Participation Units of all of the BOC Directors were paid out in cash to them as follows.

John A. Rose        $ 206,250
Peter Q. Davis        206,250
David H. Bartram      206,250
Richard N. Krupp      206,250
Michael M. Bamber     206,250
Nicole A. Clay        206,250
Susan Lew             206,250

EXECUTIVE COMPENSATION

    The following table sets forth the aggregate remuneration for services in all capacities paid or accrued during the fiscal year ended December 31, 1998, and, to the extent required by applicable rules, the preceding two years, to:
(i) the Chief Executive Officer and (ii) each other executive officer serving at the end of 1998 whose total salary and bonus earned in 1998 exceeded $100,000. This table does not include certain benefits that BOC believes do not in the aggregate equal or exceed the lesser of $50,000 or ten percent of salary and bonus reported for the named executive officer, and are described in "Certain Other Compensation," below.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                         ----------------------------------
                                                                            AWARDS OF
                                             ANNUAL COMPENSATION            SECURITIES
                                      ---------------------------------     UNDERLYING
                                                               BONUS         OPTIONS/         ALL OTHER
                                        YEAR     SALARY($)     ($)(1)       SARS(2)(#)     COMPENSATION($)
                                      ---------  ----------  ----------  ----------------  ----------------
Peter Q. Davis                             1998  $  294,192  $  903,504             --/--    $    663,929(3)
  Chairman of the Board,                   1997     277,537     528,316        300,000/--         373,973(4)
  Chief Executive Officer                  1996     259,427     313,462             --/--          31,466(5)
  and President

David H. Bartram                           1998  $  208,416  $  451,801         50,000/--    $    312,035(6)
  Senior Executive                         1997     173,616     264,158             --/--          25,193(7)
  Vice President                           1996     160,537     159,768          --/2,500          16,774(8)

Gary D. Cristofani                         1998  $  121,620  $   68,500         25,000/--    $     31,834(9)
  Executive Vice President                 1997     114,732     160,875         12,500/--          23,345(10)
  Chief Financial Officer                  1996     109,244      25,000          2,500/--          12,526(11)

Richard H. Revier                          1998  $   93,750 12) $  119,733 13)        16,250/--   $     14,843(14)
  Executive Vice President                 1997      80,833 15)     26,748 16)            --/--          1,651(17)
                                           1996      75,000 18)      8,535 19)    13,068(20)/--          1,634(21)

Ernest W. Ewin                             1998  $   68,392  $   12,150          6,250/--    $      2,907(22)
  Senior Vice President                    1997      12,570          --         12,500/--              --

------------

(1) Reflects bonuses related to years earned.

(2) Represents Equity Participation Units under the Equity Participation Plan.

(3) $3,333 represents BOC's contribution under its 401(k) plan; $2,046 represents the premium paid by BOC for group term life insurance; $50,532 represents the premium paid by BOC for life insurance obtained to fund obligations of BOC under the Salary Continuation Agreement, as defined below; $1,768 represents the amount expensed by BOC for its contribution to the ESOP; $206,250 represents the amount paid out for the EPP distribution; $400,000 represents the amount paid out for retention incentive.

(4) $3,167 represents BOC's contribution under its 401(k) plan; $1,560 represents the premium paid by BOC for group term life insurance; $16,785 represents the premium paid by BOC for life and disability insurance obtained to fund obligations of BOC under the Salary Continuation Agreement, as defined below; $2,477 represents the amount expensed by BOC for its contribution to the ESOP; $330,000 represents the amount paid out for retention incentive.

(5) $2,375 represents BOC's contribution under its 401(k) plan; $8,618 represents BOC's contribution under the Stock Purchase Plan; $1,645 represents the premium paid by BOC for group term life insurance; $16,078 represents the premium paid by BOC for life and disability insurance obtained to fund obligations of BOC under the Salary Continuation Agreement, as defined below; $2,750 represents the amount expensed by BOC for its contribution to the ESOP.

(6) $3,333 represents BOC's contribution under its 401(k) plan; $92,777 represents BOC's contribution under the Stock Purchase Plan; $1,787 represents the premium paid by BOC for group term life insurance; $6,120 represents the premium paid by BOC for life insurance obtained to fund obligations of BOC under the Executive Salary Continuation Agreement, as defined below; $1,768 represents the amount expensed by BOC for its contribution to the ESOP; $206,250 represents the amount paid out for the Equity Participation Plan distribution.

(7) $2,800 represents BOC's contribution under its 401(k) plan; $1,017 represents the premium paid by BOC for group term life insurance; $3,643 represents the premium paid by BOC for life and disability insurance obtained to fund obligations of BOC under the Executive Salary Continuation Agreement, as defined below; $2,477 represents the amount expensed by BOC for its contribution to the ESOP, and $12,945 represents the amount of vacation payout.

(8) $2,100 represents BOC's contribution under its 401(k) plan; $4,806 represents BOC's contribution under the Stock Purchase Plan; $1,164 represents the premium paid by BOC for group term life insurance; $3,643 represents the premium paid by BOC for life and disability insurance obtained to fund obligations of BOC under the Executive Salary Continuation Agreement, as defined below; $2,750 represents the amount expensed by BOC for its contribution to the ESOP.

(9) $2,400 represents BOC's contribution under its 401(k) plan; $26,480 represents BOC's contribution under the Stock Purchase Plan; $1,186 represents the premium paid by BOC for group term life insurance; $1,768 represents the amount expensed by BOC for its contribution to the ESOP.

(10) $2,400 represents BOC's contribution under its 401(k) plan; $10,763 represents BOC's contribution under the Stock Purchase Plan; $716 represents the premium paid by BOC for group term life insurance; $2,158 represents the amount expensed by BOC for its contribution to the ESOP; and $7,308 represents the amount of vacation payout.

(11) $1,200 represents BOC's contribution under its 401(k) plan; $8,111 represents BOC's contribution under the Stock Purchase Plan; $940 represents the premium paid by BOC for group term life insurance; $2,275 represents the amount expensed by BOC for its contribution to the ESOP.

(12) $61,875 represents the amount paid by BOC; $31,875 represents the amount paid by RVNB.

(13) $69,248 represents the amount paid by BOC; $50,485 represents the amount paid by RVNB.

(14) $1,910 represents BOC's contribution under its 401(k) plan; $10,882 represents BOC's contribution under the Stock Purchase Plan; $650 represents the premium paid by BOC and $168 represents the premium paid by RVNB for group term life insurance; $1,233 represents the amount expensed by BOC for its contribution to the ESOP.

(15) $80,833 was paid by RVNB.

(16) $26,748 was paid by RVNB.

(17) $1,651 represents RVNB's contribution under its 401(k) plan.

(18) $75,000 was paid by RVNB.

(19) $8,535 was paid by RVNB.

(20) 13,068 options were granted by RVNB.

(21) $1,634 represents RVNB's contribution under its 401(k) plan.

(22) $1,200 represents BOC's contribution under its 401(k) plan; $300 represents BOC's contribution under the Stock Purchase Plan; $679 represents the premium paid by BOC for group term life insurance; $728 represents the amount expensed by BOC for its contribution to the ESOP.

    The following table presents certain information regarding grants of options and Equity Participation Units (referred to as "SARS", below) to executive officers of BOC during the fiscal year of 1998.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1998

                                                          INDIVIDUAL GRANTS
                                       -------------------------------------------------------
                                         NUMBER OF     % OF TOTAL
                                        SECURITIES    OPTIONS/SARS    EXERCISE
                                        UNDERLYING     GRANTED TO      OR BASE
                                       OPTIONS/SARS   EMPLOYEES IN      PRICE      EXPIRATION
                                        GRANTED(#)     FISCAL YEAR     ($/SH)         DATE
                                       -------------  -------------  -----------  ------------
Peter Q. Davis                                --/--         --/--          --/--         --/--
David H. Bartram                          50,000/--        12%/--    $  16.25/--     6/27/2008
Gary D. Cristofani                        25,000/--         6%/--    $  12.68/--    10/28/2008
Richard H. Revier                         16,250/--         3%/--    $  18.25/--     5/27/2008
Ernest W. Ewin                             6,250/--         1%/--    $  12.68/--    10/22/2008

    The following table presents information on the number of unexercised options and Equity Participation Units (referred to as SARs below) of the executive officers and their values at December 31, 1998.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED IN-THE-MONEY
                                       OPTIONS/SARS AT YEAR-END(#)           OPTIONS/SARS AT YEAR-END($)(1)
                                     --------------------------------  ------------------------------------------
                                       EXERCISABLE     UNEXERCISABLE       EXERCISABLE          UNEXERCISABLE
                                     ---------------  ---------------  --------------------  --------------------
Peter Q. Davis                         481,500/--          --/--         $2,842,127(2)/--           --/--
David H. Bartram                        66,055/--        44,445/--         $950,153/--           $222,061/--
Gary D. Cristofani                    29,166/35,000    45,834/15,000    $408,742/$282,450     $351,459/$121,050
Richard H. Revier                         --/--          16,250/--            --/--                --(2)/--
Ernest W. Ewin                            --/--          18,750/--            --/--               $72,313/--

------------

(1) Values of unexercised options are based upon difference between exercise price and the $16.75 price of the last actual sale on December 31, 1998 (the "LAST TRADING PRICE"); values of unexercised SARs are based upon the difference between the Base Unit Value, as defined below, and the amount equal to (i) the sum of the Last Trading Price or cap value and the book value per share at December 31, 1998 which was $4.20 (ii) divided by two.

(2) Not-in-the-money options are not included.

    No shares were issued upon exercise of options by the executive officers during the year ended December 31, 1998. However, the value of the Equity Participation Units of Mr. Davis and Mr. Bartram were paid along with those held by other BOC Directors on October 1, 1998. The following table presents the number of Equity Participation Units redeemed and the aggregate dollar value realized by Mr. Davis and Mr. Bartram during the year ended December 31, 1998.

                       SAR EXERCISES IN LAST FISCAL YEAR

                                                                        EQUITY
                                                                     PARTICIPATION    VALUE
                                                                       UNITS(#)    REALIZED($)
                                                                     ------------  -----------
Peter Q. Davis                                                            50,000    $ 206,250
David H. Bartram                                                          50,000    $ 206,250

CHIEF EXECUTIVE OFFICER COMPENSATION AND BENEFITS AGREEMENT

    COMPENSATION AND BENEFITS AGREEMENT

    In 1996, BOC entered into a Chief Executive Officer Master Compensation and Benefits Agreement (the "CEO COMPENSATION AND BENEFITS AGREEMENT") with Mr. Davis. The CEO Compensation and Benefits Agreement replaced various compensation-related agreements with Mr. Davis, and made a change in the Stock Purchase Plan, described below, applicable only to Mr. Davis. The CEO Compensation and Benefits Agreement was amended and restated in 1997 and further amended in 1998, as described below. It is effective through December 31, 2000 unless extended by both Mr. Davis and the BOC Board of Directors.

    BASE SALARY AND BENEFITS

    Under the CEO Compensation and Benefits Agreement, Mr. Davis' base salary is set for the period beginning on March 1, 1996 through December 31, 2000. For the period from March 1, 1996 through December 31, 1996 his base salary was $261,820. His annualized base salary rate was $277,529 for 1997, and $294,181 for 1998, and rises to $311,832 for 1999, and $330,541 for 2000.

    While he is employed by BOC, Mr. Davis is entitled to participate in all employee benefit plans offered to employees of BOC, subject to the provisions of the CEO Compensation and Benefits Agreement relating to the Stock Purchase Plan. BOC provides him with an automobile and reimburses him for medical expenses under the Executive Medical Reimbursement Plan, described below under "Certain Other Compensation," and for expenses incurred on behalf of BOC. Mr. Davis is also entitled to participate in any benefits offered to other executive officers of BOC.

    ANNUAL BONUS

    For 1996, Mr. Davis was to be paid a bonus (the "INCOME BONUS") equal to 4%of the amount by which pre-tax income determined in accordance with GAAP, plus the amount of accrued bonus, exceeds $1,170,000, subject to certain additional restrictions. The amount of the Income Bonus is reduced by 20% for each of the following criteria that are not met: (i) net income per common stock equivalent increased from the prior year; (ii) net income increased from the prior year;
(iii) return on average equity ("ROE") is not less than ten percent lower than the average ROE for BOC's California peer group; (iv) net loan charge-offs for the year are 0.8% or less of total loans as of the beginning of the year; and
(v) BOC maintained a CAMEL 2 rating or better. In addition, Mr. Davis was to be paid a bonus (the "SBA LOAN GROWTH BONUS") equal to 15 basis points times the net increase, if any, of SBA Loans, based on a comparison of the amount of such loans as of the end of 1995 and the amount of such loans as of the end of 1996. Mr. Davis was paid a bonus calculated in accordance with these provisions in 1997, except that the BOC Board of Directors decided to change the calculation of the SBA Loan Growth Bonus payable with respect to 1996, resulting in an increase in the SBA Loan Growth Bonus of $9,800.

    For each of the years from 1997 through 2000 as to which Mr. Davis is employed at the end of the year, he is to be paid the Income Bonus equal to 4% of the amount by which income before taxes plus accrued bonus exceeds $1,500,000, subject to certain additional restrictions. The amount of the Income Bonus is reduced by 20% for each of the following criteria that are not met: (i) the amount of SBA Loans at the end of that year increased by at least $30,000,000 over the amount of SBA Loans at the end of the preceding year; (ii) net income increased from the prior year by at least 10%; (iii) ROE is not less than 10%; (iv) net loan charge-offs for the year are 1.0% or less of total loans as of the beginning of the year; and (v) BOC maintained a CAMEL 2 rating or better during the year. In addition, Mr. Davis is to be paid the SBA Loan Growth Bonus equal to 15 basis points times the net increase, if any, of SBA Loans, based on a comparison of the amount of such loans as of the end of that year and the amount of such loans as of the end of the prior year. In 1998, the CEO

Compensation and Benefits Agreement was amended to delete from the calculation of the Income Bonus the restrictions based on the amount of SBA Loans and increase the effect of the other restrictions to 25% each, and to delete the SBA Loan Growth Bonus.

    TERMINATION BENEFITS

    The CEO Compensation and Benefits Agreement provides that in the event that Mr. Davis' employment with BOC is terminated by BOC at any time prior to his attaining the age of sixty-five, other than as a result of his "disability," as defined in the Salary Continuation Agreement (described below), death, the conviction of a felony making the continuance of his employment detrimental to BOC, or order of any government regulatory agency, or in the event of the termination or material alteration of the Salary Continuation Plan ("SALARY TERMINATION EVENTS"), Mr. Davis is entitled to receive $618,750 over a period of 60 months in equal monthly installments.

    1997 AMENDMENTS

    In 1997, BOC's Board of Directors worked with special counsel and consultants to evaluate the impact of compensation arrangements of directors and executive officers upon BOC. Among other things, the BOC Board of Directors reviewed the structure of Mr. Davis' compensation arrangements, including his severance pay, bonus on the sale of BOC, payments to him under the Equity Participation Plan (discussed below), and salary continuation payments (described below). See "REPORT OF BANK OF COMMERCE COMPENSATION COMMITTEE."

    Prior to the evaluation of these matters by the BOC Board of Directors, the CEO Compensation and Benefits Agreement provided for the payment of a bonus to Mr. Davis upon the occurrence of a transaction involving the exchange of cash and/or securities for all of the outstanding stock of BOC (subject to dissenters' rights, if any) (the "SALE OF BOC"). Mr. Davis would have received a special bonus equal to $100,000, multiplied by each tenth in excess of 1.60 times the shareholders' equity of BOC, calculated as of the closing of the Sale of BOC (the "SALE OF BOC BONUS"). In addition, if a Termination Event occurred after a Sale of BOC, Mr. Davis would have received a lump sum equal to twice the total salary and bonus compensation paid to him in the most recent complete calendar year (the "TERMINATION LUMP SUM").

    Both the Sale of BOC Bonus and the Termination Lump Sum were eliminated. In order to provide additional incentives to Mr. Davis, BOC agreed to provide options to acquire 300,000 shares of BOC Common Stock, immediately vested, at the fair market value of such shares ($18.62 per share). In recognition of Mr. Davis' service to BOC, and to encourage his continued service to BOC, BOC agreed to pay a retention incentive of $330,000 on or before December 19, 1997, and pay additional annual retention amounts of $400,000 due December 1 of each of the years 1998, 1999 and 2000. The latter payments would continue in the event of death, disability or involuntary termination of employment (except for cause).

    BOC agreed to a new change of control payment (the "CHANGE OF CONTROL PAYMENT"). The Change of Control Payment is equal to 2.99 times the "base amount," as defined in Section 280G(b)(3)(A) of the Code. The "base amount" generally refers to average compensation for the preceding five calendar years. The term "AGREEMENT TO CHANGE CONTROL" is defined for purposes of the CEO Compensation and Benefits Agreement to mean any agreement, method, or device pursuant to which any individual or corporate person or group of persons would acquire control of BOC, its assets and/or business operations by way of purchase, merger, tender offer, exchange of shares or operating agreement, except an agreement or plan of reorganization pursuant to which BOC creates a one-bank holding company. "CONTROL" is defined as ownership or power to vote a majority of the voting shares of BOC or ownership or power to control assets of BOC with a value in excess of 50% of the book value of all assets of BOC.

    Mr. Davis is entitled to the Change of Control Payment upon consummation of an Agreement to Change Control, in the event that he is employed under the CEO Compensation and Benefits Agreement 30 days prior to the date an announcement is made by press release or disclosure in a newspaper of general circulation in San Diego, California of the transaction. Such announcement must include announcement of: (i) the signing by BOC and the acquiring party, or its principals, of a letter of intent or an agreement in principle, the object of which is for BOC to enter into a definitive Agreement to Change Control of BOC,
(ii) the approval of an Agreement to Change Control by the Board of Directors of BOC, or (iii) the signing by BOC and the acquiring party of a definitive Agreement to Change Control (an "ACQUISITION ANNOUNCEMENT").

    Mr. Davis also agreed to waive director fees and matching contributions by BOC under the Stock Purchase Plan.

CHIEF EXECUTIVE OFFICER SALARY CONTINUATION AGREEMENT

    In March 1991, BOC entered into a Salary Continuation Agreement with Mr. Davis (the "SALARY CONTINUATION AGREEMENT"). The Salary Continuation Agreement was entered into by BOC because Mr. Davis' experience, knowledge of the affairs of BOC, and reputation and contacts in the industry are so valuable that assurance of his continued service is essential for the future growth and profits of BOC and it is in the best interests of BOC to arrange terms of continued employment of Mr. Davis so as to reasonably assure his remaining in BOC's employ during his lifetime or until the age of retirement. The Salary Continuation Agreement provides for payments to Mr. Davis or his beneficiaries upon the occurrence of various events, described in more detail below. BOC has purchased insurance upon the life of Mr. Davis such that, if the actuarial assumptions of such policy are correct, the payments to Mr. Davis under the Salary Continuation Agreement may be funded from such policy.

    RETIREMENT

    In the event that Mr. Davis retires one month after his 65th birthday or thereafter, BOC shall pay him the annual sum of $100,000, payable monthly on the first day of each month following his retirement for a period of 180 months. If Mr. Davis dies following his retirement but before receiving the full amount of monthly payments, BOC will continue to make such monthly payments to his designated beneficiary, or if none, to the duly qualified representative of his estate. However, such beneficiary or representative shall have the absolute right to elect to receive a lump sum payment from BOC in lieu of such monthly payments in that sum which would be sufficient to fund an annuity issued by a company rated A+ by A.M. Best and Company for the balance of payments. Any such election must be made by written notice to BOC within 60 days of Mr. Davis' death.

    DEATH PRIOR TO RETIREMENT

    In the event of Mr. Davis' death while employed by BOC, but prior to his retirement, BOC shall pay his designated beneficiary, or if none, the duly qualified representative of his estate, the annual sum of $100,000, payable monthly beginning with the month after the month of his death for a period of 180 months. However, such beneficiary or representative shall have the absolute right to elect to receive a lump sum payment from BOC in lieu of such monthly payments in that sum which would be sufficient to fund an annuity issued by a company rated A+ by A.M. Best and Company for the balance of payments. Any such election must be made by written notice to BOC within 60 days of Mr. Davis' death.

    VESTING OF BENEFITS PAYABLE UNDER OTHER CIRCUMSTANCES

    Another payment may be made to Mr. Davis by BOC under certain other circumstances, described below. Such payment shall be made in the amounts described below if the event triggering such payment occurs in the year indicated:

                        AMOUNT OF
         YEAR            PAYMENT
----------------------  ----------
         1991           $   23,510
         1992               49,582
         1993               78,174
         1994              109,870
         1995              144,886
         1996              183,567
         1997              226,300
         1998              273,507
         1999              325,657
         2000              383,267
         2001              446,911
         2002              517,219
         2003              594,888
         2004              680,691
 2005 and thereafter       775,479

    DISABILITY

    The term "DISABILITY" is defined for purposes of the Salary Continuation Agreement, as the inability of Mr. Davis to substantially perform the usual and regular duties performed by him as an employee of BOC. Whether Mr. Davis suffers from a Disability is determined under procedures set forth in the Salary Continuation Agreement by a physician selected or approved by a majority of BOC's Board of Directors, or if Mr. Davis disagrees with the determination of such physician, by a physician mutually acceptable to BOC and Mr. Davis, or if they cannot agree, then by a physician chosen by one physician selected by Mr. Davis and one physician selected by BOC.

    In the event that Mr. Davis, in the opinion of the physician selected or appointed to make the determination of Disability, has and will continue to have a Disability for some period, and the aggregate of one or more of the foregoing periods of Disability, in such physician's opinion, are or will be 180 days or more in any 360 day period while Mr. Davis is actively employed by BOC, but prior to his retirement, Mr. Davis will be considered to be 100% vested in the amount set forth above for the year in which such Disability first occurs. That amount shall be paid to Mr. Davis in a lump sum within 60 days after the 180th day of Disability.

    If Mr. Davis dies within 24 months after receipt of the lump sum payment, BOC shall pay to his designated beneficiary or the duly qualified representative of his estate a lump sum in an amount equal to the amount that would be payable upon Mr. Davis' death prior to retirement upon the election of a designated beneficiary or the duly qualified representative of his estate, as described above, less the amount of the lump sum payment.

    OTHER TERMINATIONS

    Mr. Davis shall not receive any benefits or payments of any kind under the Salary Continuation Agreement in the event that his employment is terminated for "cause." For this purpose, "cause" means the direct responsibility of Mr. Davis for management action, policies and/or procedures, or the lack of management action, policies and/or procedures, which, in the opinion of a majority of BOC's Board of directors, demonstrate(s) extreme dereliction of duty on the part of Mr. Davis.

    In the event of Mr. Davis' voluntary termination of his employment with BOC, or termination of his employment with BOC for reasons other than for "cause," he will be considered to be 100% vested in the amount set forth above for the year in which the termination occurs. Such amount shall be paid to Mr. Davis in a lump sum within 60 days of the termination of his employment.

    In the event of an Acquisition Announcement Mr. Davis will be considered to be 100% vested, subject to the consummation of the Agreement to Change Control in question, in the amount set forth above for the year in which the Agreement to Change Control is consummated. If the consummation of the Agreement to Change Control occurs after Mr. Davis has been deemed to be vested in a certain amount under the Salary Continuation Agreement and while he, his designated beneficiary or the duly qualified representative of his estate is receiving monthly payments pursuant to the terms of the Salary Continuation Agreement, BOC shall pay to such party, in lieu of continuing such monthly payments, a lump sum payment which would be sufficient to fund an annuity issued by a company rated A+ by A.M. Best and Company for the balance of payments and payable on the terms of the provisions of the Salary Continuation Agreement pursuant to which such monthly payments are then being made. In either case, such lump sum payment shall be paid by BOC on the date on which an agreement to Change Control is consummated.

CEO DISABILITY POLICY

    Mr. Davis is insured under a Total and Residual Disability Income Policy for which BOC pays the annual premium of $9,742 (the "CEO DISABILITY POLICY"). The CEO Disability Policy provides for the payment of a monthly benefit to Mr. Davis of $11,000 in the event he is totally disabled and cannot (i) perform the substantial and regular work of his regular occupation and (ii) is under the care of a physician for longer than 120 days. After the commencement of a disability and while the payment of the monthly benefit continues, the monthly benefit is increased annually by an amount equal to the consumer price index to a maximum of 5%.

    For a residual disability (the reduction in income by at least 20% while engaged in his regular occupation), the CEO Disability Policy pays a monthly benefit of $11,000 times the percentage of monthly income (including salary, wages, bonuses and earnings but not including deferred compensation or retirement compensation) loss.

    For a partial disability (cannot work full-time or able to perform some but not all material duties), the monthly benefit payable to Mr. Davis is 50% of $11,000, unless his loss of income is greater than 50%, in which case the monthly benefit for a residual disability is payable.

    The benefit period varies under the terms of the policy. For a total disability starting before age 61 the policy pays a monthly benefit until age
65. The benefit period for disabilities commencing after age 61 gradually decreases from 48 months for the onset of disability before age 62 down to 12 months for the onset of disability at or after age 75.

SENIOR EXECUTIVE VICE PRESIDENT AND EXECUTIVE VICE PRESIDENT EMPLOYMENT
  AGREEMENTS

    BOC entered into an employment agreement with Mr. Bartram as of November 22, 1989. Effective January 1, 1998, Mr. Bartram entered into a new employment agreement and Mr. Cristofani entered into an employment agreement with BOC, and on October 28, 1998 Mr. Revier entered into an employment agreement with BOC (the "EMPLOYMENT AGREEMENTS"). Parts of these Employment Agreements contain substantially identical terms, but certain terms of Mr. Bartram's Employment Agreement are substantially different from those of Mr. Cristofani and Mr. Revier. References in this discussion to the "Executive" refer to each of Mr. Bartram and Mr. Cristofani, and Mr. Revier.

    The executive's annual compensation is to be set by the President and Chief Executive Officer of BOC prior to January 1 of each year. Compensation is to be composed of annual salary, bonus compensation and other benefits as the BOC Compensation Committee (the "COMMITTEE") may in its discretion determine ("ANNUAL COMPENSATION"). Mr. Bartram's base salary rises 6% each year. The current annual salaries of Messrs. Bartram, Cristofani and Revier are $220,920, $123,960 and $100,000 per year, respectively. Mr. Bartram is entitled to an Income Bonus equal to one-half the amount of such bonus for Mr. Davis each year. When the CEO Compensation and Benefits Agreement was amended, equivalent amendments were made to Mr. Bartram's Employment Agreement.

    In the event of an Acquisition Announcement followed by consummation of an Agreement to Change Control, Mr. Bartram is entitled to a Change of Control Payment calculated in the same manner as the payment is calculated for Mr. Davis. However, Mr. Bartram's Change of Control Payment is reduced to the extent this payment and other compensation together, is subject to the limitations of
Section 280G of the Code.

    On the other hand, with respect to each of Mr. Cristofani and Mr. Revier, BOC must take one of two actions in the event of an Acquisition Announcement. BOC may provide employment to him in San Diego County for a two year fixed term of employment commencing on the date of such announcement at the executive's then effective annual salary, and with amounts payable pursuant to bonus formulae or plans, and other employee benefits, including without limitation, medical insurance and BOC-provided automobiles, in effect at the date of such announcement, provided that a bonus formula or plan may be changed so long as the benefits provided are at least as generous as benefits payable under bonus and incentive plans in effect as of the date of such announcement. In the alternative, BOC may pay a lump sum payment equal to two times the executive's Annual Compensation in effect at the date of the announcement. The amount of compensation under each alternative, subject to the limitations Section 280G of the Code, is reduced to the extent of other compensation subject to Section 280G of the Code. If BOC does not select one of the alternatives within 180 days after the announcement, the executive has the right to require payment of the lump sum in full or that it be paid monthly, without interest thereon for a period not to exceed 24 months. If the Agreement to Change Control is subsequently terminated, canceled or rescinded prior to effecting a change of control of BOC, the executive's rights to payment terminates, provided that if BOC elected to provide a lump sum payment to the Executive he shall have the right to either retain the funds paid or due or return such funds which are in excess of the compensation the Executive would have received that year and return to employment with BOC.

    In the event that BOC gives notice to the executive that he is terminated without cause, prior to or within thirty days after such an Acquisition Announcement, the notice of termination is void and of no further force or effect. In the event employment of the executive is terminated for cause by BOC, without cause by the executive, or without cause by BOC (where no such announcement is made), the executive is entitled to annual salary computed pro rata up to and including the date of termination and is entitled to no further compensation or benefits, except that Mr. Bartram may still be entitled to his Change of Control Payment. For purposes of the Employment Agreements, termination for "cause" occurs only if (i) the executive is directly responsible for management action, policies and/or procedures, or the lack of management actions, policies and/or procedures which are of serious and substantial import, detrimental and prejudicial to the best interest of BOC, and/or which demonstrate extreme dereliction of duty on the part of the executive, or (ii) action is taken by federal or state regulators, including without limitation an order of removal, to remove the executive, or (iii) the executive dies or becomes disabled such that he, in the determination of BOC's Board of Directors, is unable to perform his duties under his Employment Agreement.

SENIOR EXECUTIVE VICE PRESIDENT SALARY CONTINUATION AGREEMENT

    In 1995, BOC entered into a Salary Continuation Agreement with Mr. Bartram (the "EXECUTIVE SALARY CONTINUATION AGREEMENT"). The Executive Salary Continuation Agreement is specifically intended to provide assurance of his continued service during his lifetime or until the age of retirement. The Executive Salary Continuation Agreement provides for payments to Mr. Bartram or his beneficiaries upon the occurrence of various events, described in more detail below. BOC has purchased insurance upon the life of Mr. Bartram such that, if the actuarial assumptions of such policy are correct, the payments to Mr. Bartram under the Executive Salary Continuation Agreement may be funded from such policy.

    RETIREMENT

    In the event that Mr. Bartram retires one month after his 65th birthday or thereafter, BOC shall pay him the annual sum of $40,900, increased by 3% for each year between the date of the Executive Salary Continuation Agreement and Mr. Bartram's normal retirement date, payable monthly on the first day of each month following his retirement for a period of 180 months. If Mr. Bartram dies following his retirement but before receiving the full amount of monthly payments, BOC will continue to make such monthly payments to his designated beneficiary, or if none, to the duly qualified representative of his estate. However, such beneficiary or representative shall have the absolute right to elect to receive a lump sum payment from BOC in lieu of such monthly payments in that sum which would be sufficient to fund an annuity issued by a company rated A+ by A.M. Best and Company for the balance of payments. Any such election must be made by written notice to BOC within 60 days of Mr. Bartram's death.

    DEATH PRIOR TO RETIREMENT

    In the event of Mr. Bartram's death while employed by BOC, but prior to his retirement, BOC shall pay his designated beneficiary, or if none, the duly qualified representative of his estate, the annual sum of $85,636, payable monthly beginning with the month after the month of his death for a period of 180 months. However, such beneficiary or representative shall have the absolute right to elect to receive a lump sum payment from BOC in lieu of such monthly payments in that sum which would be sufficient to fund an annuity issued by a company rated A+ by A.M. Best and Company for the balance of payments. Any such election must be made by written notice to BOC within 60 days of Mr. Bartram's death.

    VESTING OF BENEFITS PAYABLE UNDER OTHER CIRCUMSTANCES

    Another payment may be made to Mr. Bartram by BOC under certain other circumstances, described below. Such payment shall be made in the amounts described below if the event triggering such payment occurs in the year indicated:

                        AMOUNT OF
         YEAR            PAYMENT
----------------------  ----------
         1995           $    3,803
         1996                8,068
         1997               12,852
         1998               18,220
         1999               24,248
         2000               31,018
         2001               38,625
         2002               47,180
         2003               56,804
         2004               67,641
         2005               79,851
         2006               93,622
         2007              109,169
         2008              126,743
         2009              146,634
         2010              169,185
         2011              194,802
         2012              223,973
         2013              257,286
         2014              295,476
         2015              339,471
         2016              390,498
         2017              450,269
         2018              521,430
         2019              608,637
 2020 and thereafter       724,689

    DISABILITY

    The term "EXECUTIVE DISABILITY" is defined for purposes of the Executive Salary Continuation Agreement, as the inability of Mr. Bartram to substantially perform the usual and regular duties performed by him as an employee of BOC. Whether Mr. Bartram suffers from an Executive Disability is determined under procedures set forth in the Executive Salary Continuation Agreement by a physician selected or approved by a majority of the BOC Board of Directors, or if Mr. Bartram disagrees with the determination of such physician, by a physician mutually acceptable to BOC and Mr. Bartram, or if they cannot agree, then by a physician chosen by one physician selected by Mr. Bartram and one physician selected by BOC.

    In the event that Mr. Bartram, in the opinion of the physician selected or appointed to make the determination of Executive Disability, has and will continue to have an Executive Disability for some period, and the aggregate of one or more of the foregoing periods of Disability, in such physician's opinion, are or will be 180 days or more in any 360 day period while Mr. Bartram is actively employed by BOC, but prior to his retirement, Mr. Bartram will be considered to be 100% vested in the amount set forth above for the year in which such Executive Disability first occurs. That amount shall be paid to Mr. Bartram in a lump sum within 60 days after the 180th day of Executive Disability.

    If Mr. Bartram dies within 24 months after receipt of the lump sum payment, BOC shall pay to his designated beneficiary or the duly qualified representative of his estate a lump sum in an amount equal to the amount that would be payable upon Mr. Bartram's death prior to retirement upon the election of a designated beneficiary or the duly qualified representative of his estate, as described above, less the amount of the lump sum payment.

    OTHER TERMINATIONS

    Mr. Bartram shall not receive any benefits or payments of any kind under the Executive Salary Continuation Agreement in the event that his employment is terminated for "cause." For this purpose, "cause" means the direct responsibility of Mr. Bartram for management action, policies and/or procedures, or the lack of management action, policies and/or procedures, which, in the opinion of a majority of the BOC Board of Directors, demonstrate(s) extreme dereliction of duty on the part of Mr. Bartram.

    In the event of Mr. Bartram's voluntary termination of his employment with BOC, or termination of his employment with BOC for reasons other than for "cause," he will be considered to be 100% vested in the amount set forth above for the year in which the termination occurs. Such amount shall be paid to Mr. Bartram in a lump sum within 60 days of the termination of his employment.

    In the event that an Acquisition Announcement is made, Mr. Bartram will be considered to be 100% vested, subject to the consummation of the Agreement to Change Control in question, in the amount set forth above for the year in which the Agreement to Change Control is consummated. If the consummation of an Agreement to Change Control occurs after Mr. Bartram has been deemed to be vested in a certain amount under the Executive Salary Continuation Agreement and while he, his designated beneficiary or the duly qualified representative of his estate is receiving monthly payments pursuant to the terms of the Executive Salary Continuation Agreement, BOC shall pay to such party, in lieu of continuing such monthly payments, a lump sum payment which would be sufficient to fund an annuity issued by a company rated A+ by A.M. Best and Company for the balance of payments and payable on the terms of the provisions of the Executive Salary Continuation Agreement pursuant to which such monthly payments are then being made. In either case, such lump sum payment shall be paid by BOC on the date on which an Agreement to Change Control is consummated.

SENIOR EXECUTIVE VICE PRESIDENT DISABILITY POLICY

    Mr. Bartram is insured under a Total and Residual Disability Income Policy for which BOC pays the annual premium of $2,311 (the "DISABILITY POLICY"). The Disability Policy provides for the payment of a monthly benefit to Mr. Bartram of $4,900 in the event he is totally disabled and cannot (i) perform the substantial and regular work of his regular occupation and (ii) is under the care of a physician for longer than 120 days. After the commencement of a disability and while the payment of the monthly benefit continues, the monthly benefit is increased annually by an amount equal to the consumer price index to a maximum of 5%.

    For a residual disability (the reduction in income by at least 20% while engaged in his regular occupation), the Disability Policy pays a monthly benefit of $4,900 times the percentage of monthly income (including salary, wages, bonuses and earnings but not including deferred compensation or retirement compensation) loss.

    For a partial disability (cannot work full-time or able to perform some but not all material duties), the monthly benefit payable to Mr. Bartram is 50% of $4,900, unless his loss of income is greater than 50%, in which case the monthly benefit for a residual disability is payable.

    The benefit period varies under the terms of the policy. For a total disability starting before age 61 the policy pays a monthly benefit until age
65. The benefit period for disabilities commencing after age 61 gradually decreases from 48 months for the onset of disability before age 62 down to 12 months for the onset of disability at or after age 75.

STOCK PLANS

    BOC currently has one stock option plan, the 1989 Bank of Commerce Stock Option Plan (the "1989 STOCK OPTION PLAN") and a stock plan which includes provisions for the issuance of stock options, among other things, the Bank of Commerce 1998 Stock Plan (the "BOC 1998 STOCK PLAN").

    The 1989 Stock Option Plan permits the issuance of options to purchase up to 1,500,000 shares of BOC Common Stock. At March 31, 1999, there were outstanding options to purchase up to 906,731 shares of BOC Common Stock with an average exercise price of $10.66 per share, of which options to purchase 511,157 shares were vested with an average exercise price of $11.82 per share. As a result of grants and exercises, 35 shares remain available for option grant.

    Both incentive stock options ("ISO'S"), as described in Section 422 of the Code and "non-qualified" stock options ("NQO'S") may be granted under the 1989 Stock Option Plan. ISO's may only be granted to employees and directors who are employees. NQO's may be granted to either employees or directors. As of March 31, 1999 only ISO's had been granted, except for NQO's to purchase 300,000 shares granted to Mr. Davis in 1997, exercisable at the fair market price on the date of grant.

    The BOC 1998 Stock Plan provides for the issuance of shares under options, grants or stock appreciation rights, up to 1,000,000 shares. At March 31, 1999, there were outstanding options to purchase up to 352,300 shares of BOC Common Stock with an average exercise price of $15.97 per share, of which options to purchase 5,555 shares were vested with an average exercise price of $16.25 per share. As a result of grants and exercises, 647,700 shares remain available for option grant. As of March 31, 1999 only ISO's had been granted under the BOC 1998 Stock Plan.

    The BOC Board of Directors is proposing that the shareholders approve a resolution increasing the number of shares available for grant under the BOC 1998 Stock Plan by 500,000 shares and that options granted under the BOC 1998 Stock Plan be amended. The BOC 1998 Stock Plan is described in more detail at "AMENDMENT OF BOC 1998 STOCK PLAN TO PERMIT STOCK AWARDS TO BE ASSUMED BY USB IN THE MERGER (PROPOSAL 3)."

EQUITY PARTICIPATION PLAN

    BOC's Board of Directors adopted the BOC Equity Participation Plan (the "EQUITY PARTICIPATION PLAN") effective July 27, 1993. The purpose of the Equity Participation Plan is to provide an additional incentive to certain senior executive employees and directors of BOC to improve BOC's overall profitability and value. The Equity Participation Plan seeks to accomplish this objective by setting forth terms of special compensation payments to be generally determined with respect to the future earnings and appreciation in the value of BOC. However, no persons appointed or elected after July 23, 1996, to a position that would otherwise make them eligible to receive an allocation under the Equity Participation Plan, will be eligible for new or increased allocations.

    Participation in the Equity Participation Plan is automatic, upon execution of a Participation Agreement with BOC, for each Director, the President, the Chief Executive Officer, each Executive Vice President and each Senior Vice President of BOC (each, a "PARTICIPANT"). Each Participant is allocated a number of Equity Participation Units based upon the particular office held by the Participant.

    Each Equity Participation Unit is assigned a "BASE UNIT VALUE" at the time of allocation equal to the result obtained by dividing in two the sum of (i) the book value per share of BOC Common Stock as of the end of the fiscal quarter nearest the commencement date of the Participant's participation, and (ii) the closing public trading price of the BOC Common Stock at the commencement of the Participant's participation, but if the BOC Common Stock is not quoted on Nasdaq or otherwise is not publicly traded, BOC's Board of Directors shall, in its reasonable discretion, determine an appropriate substitute for the public trading price for purposes of this calculation. A Participant is entitled to a payment ("PARTICIPATION PAYMENT") upon the occurrence of certain events ("PARTICIPATION PAYMENT

EVENTS") determined with respect to the Base Unit Value per vested Equity Participation Unit. To calculate the amount of the Participation Payment to be made upon the occurrence of a Participation Payment Event, first, an amount is calculated by dividing in two the sum of (i) the book value per share of BOC Common Stock as of the date of the event entitling the Participant to a Participation Payment, or if such book value cannot be reasonably determined on such date, as of the end of the most recent fiscal quarter, and (ii) the closing public trading price per share of BOC Common Stock on the date of such event, or, if the Participation Payment Event is a Sale of BOC, as described below, the selling price or amount realized per share of BOC Common Stock, net of all reasonably related transactional expenses. From the amount so calculated, the Base Unit Value is subtracted, and the remainder is the Participation Payment per Equity Participation Unit.

    A Participation Payment Event occurs upon (i) termination (other than a termination for cause) of a Participant's employment, (ii) a Participant's death, (iii) partial redemption of Equity Participation Units while employed upon a showing of hardship as approved by BOC's Board of Directors in its sole discretion (a "HARDSHIP EVENT"), (iv) Sale of BOC, as described below, or (v) termination of the Equity Participation Plan by BOC's Board of Directors. A Sale of BOC is deemed to occur: (x) upon the closing date of the sale of all or substantially all (I.E. more than 80%) of the operating assets of BOC; (y) the sale or exchange of more than 50% of the outstanding shares of BOC Common Stock, whether in a single transaction or a series of integrated transactions to one or more persons or entities under common control; or (z) a merger or other combination in which BOC is either not the surviving corporation or as a result of such merger or other combination becomes a subsidiary of another entity. The mere formation of a holding company by BOC or other form of internal reorganization without a change in beneficial ownership of more than 50% of the BOC Common Stock immediately before such reorganization shall not be deemed a change of control.

    1997 AMENDMENTS

    In 1997, the BOC Board of Directors reviewed various issues relating to director and executive officer compensation. One of the issues addressed during this review was the continuing accrual of benefits under the Equity Participation Plan. Because of the rise of the price of BOC Common Stock in 1997, additional obligations under the Equity Participation Plan accrued as a result of that price rise. This was because BOC would have a monetary obligation under the Equity Participation Plan in the event benefits are triggered, calculated in part by reference to the trading price of BOC Common Stock.

    The result of this accounting treatment was that BOC was accruing increased expenses, directly affecting the earnings of BOC. At the time the Equity Participation Plan was adopted, such a scenario seemed relatively remote, given the performance of stock prices for banking institutions. Ironically, as a result of the strong performance of BOC Common Stock on the trading markets, and the general rise in stock prices for shares of financial institutions, the accruals increased significantly and if allowed to continue could have eventually materially adversely affected BOC's earnings. In the view of the BOC Board of Directors, this represented somewhat of a windfall for the participants in the Equity Participation Plan because none of those participants ever expected that the benefits provided to them would be so significant.

    In order to cut off the accrual of additional obligations under the Equity Participation Plan, the BOC Board of Directors adopted certain changes to the Equity Participation Plan and received the consent to modifications in the Equity Participation Plan from each of the Participants. First, the total maximum benefit provided was limited to $13.75 per Equity Participation Unit for directors, and the difference between the lowest price at which BOC Common Stock was publicly traded in 1997 and highest price that BOC Common Stock publicly traded in 1997 for other participants. In addition, the earlier provisions for the payment of interest over the 10-year payout were deleted. Vesting was eliminated for directors, except upon a sale of BOC, death or permanent disability.

    1998 DISTRIBUTIONS

    In 1998, the BOC Board of Directors determined to pay out the value of the Equity Participation Plan Units to each member of the BOC Board of Directors. In October 1998 the values of all of those Equity Participation Plan Units were distributed to the Board Members. Beginning in 1999, the values of the vested Equity Participation Units of non-directors are being paid over a ten year period, without interest. See "EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE-- DIRECTOR REMUNERATION."

STOCK PURCHASE PLAN

    The Stock Purchase Plan was revised and restated effective January 1, 1994. The purpose of the Stock Purchase Plan is to enable participants to acquire a proprietary interest in BOC through the ownership of BOC securities, thereby encouraging closer identification of their interests with those of BOC by providing them with a more direct stake in BOC's welfare.

    Any employee of BOC who has been employed continuously for 90 consecutive days or more and each member of the BOC Board of Directors who has been a member for a continuous period of 90 days or more is eligible to participate in the Stock Purchase Plan. Participation is terminated in the event of termination of employment or directorship, whichever is applicable, or upon death. The BOC Board of Directors has the authority to impose such additional conditions upon participation in the Stock Purchase Plan as it may deem from time to time to be necessary or desirable to comply with applicable laws and regulations.

    Each employee participant may direct BOC to withhold up to 10% of the employee's salary or wages. Each member of BOC's Board of Directors may direct BOC to withhold up to 100% of the director's fees. The minimum withholding for any participant is $20.00 per month. BOC makes matching contributions equal to the withholding by each employee or director. BOC's contribution level may be changed at any time by BOC's Board of Directors. Under the CEO Compensation and Benefits Agreement, Mr. Davis and BOC have agreed that he will not participate in the Stock Purchase Plan.

    All withholdings and contributions with respect to a particular participant are maintained in a separate account for that participant held by the "Plan Custodian," which is currently Merrill Lynch. Each participant's account is fully vested, nonforfeitable and withdrawable by the participant at any time. The accounts of the participants are invested by the Plan Custodian according to the direction of the BOC Board of Directors, in securities previously issued by BOC, by purchase on the public market. The Plan Custodian makes such purchases in such amounts and at such times as it deems best for the participants as a collective group. Cash dividends on securities are paid to the participants. Each participant has the right to vote all shares allocated to that participant's account. If a participant does not exercise this right, the Plan Custodian is required to execute a proxy indicating "abstention" as to all matters solicited therein.

    Upon termination of the employment or directorship of a participant in the Stock Purchase Plan, the participant shall elect to either: (i) receive all cash and securities held in the participant's account or (ii) offer all or a portion of the shares in the participant's account for sale to the Stock Purchase Plan and request that the proceeds from any shares purchased by the Stock Purchase Plan plus other cash in the participant's account be distributed to the participant. The Plan Custodian may elect not to accept an offer made under alternative (ii) and in such case, distribution will be made under alternative
(i).

    BOC's Board of Directors is responsible for administering and interpreting the Stock Purchase Plan and may delegate its duties to a committee of employees appointed by the President. The President has appointed such a committee.

EMPLOYEE STOCK OWNERSHIP PLAN

    BOC first adopted an Employee Stock Ownership Plan in 1986, amended it from time to time, and amended and restated this plan by adoption of the ESOP. The purpose of the ESOP is to enable participating employees to share in the growth and prosperity of BOC and to provide participants with an opportunity to accumulate capital for their future economic security. The ESOP is also designed to be available as a technique of corporate finance to BOC, which may be facilitated, in particular, by receiving loans to finance the acquisition of certain securities of BOC.

    At December 31, 1998, all of the 681,029 shares of BOC Common Stock held in the ESOP had been allocated to the accounts of employees and officers, and of those 622,358 shares had vested.

BANK OF COMMERCE 401(K) PLAN

    The 401(k) Plan is a defined contribution plan covering full-time and part-time employees who elect to participate at the beginning of a calendar quarter. BOC employees may participate in the 401(k) Plan by making deferrals of their compensation. BOC may make discretionary contributions to the 401(k) Plan. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

CERTAIN OTHER COMPENSATION

    BOC provides each of its executive officers with an automobile. Personal use of the automobile is reported by each as taxable income. Such noncash compensation allocable to each executive officer does not exceed 10% of the cash compensation of such executive officer and the aggregate of such compensation does not exceed 10% of the aggregate cash compensation paid to executive officers.

    BOC provides an Executive Medical Reimbursement Plan to its executive officers. Mr. Davis is eligible for reimbursement of up to $15,000 of medical expenses of his family per year. Mr. Bartram is eligible for reimbursement of up to $10,000. Mr. Cristofani and Mr. Revier are eligible for reimbursement of up to $5,000 of medical expenses of their respective families.

    Additionally, BOC pays for each executive officer's business expenses incurred within and under the pursuit of their respective duties. Such expenses may include travel, seminars, business entertainment, club memberships and other expenses deemed appropriate in advancing the interests of BOC.

CERTAIN TRANSACTIONS

    BOC has had, and expects to have in the future, banking transactions including the extension of credit in the ordinary course of its business with directors, executive officers and principal shareholders, and with persons and firms with which they are associated, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and which do not involve more than the normal risk of collectibility or present other unfavorable features. BOC had no extension of credit to any of its directors and executive officers at December 31, 1998. None of the directors or executive officers of BOC was indebted to BOC in an amount in excess of $60,000 during 1998.

    From time to time after receiving competing bids and approval from the DFI, BOC purchases automobiles for the use of its employees from Rose Automotive Services, Inc., an automobile retail business wholly-owned by John A. Rose, a director of BOC. For 1998, the total dollar volume of such transactions was $78,696.

    BOC leases premises for its Vista office from Foothill Properties Inc., a company owned 49.5% by Albert Colucci. The rent paid for 1998 by BOC was $122,949 and $42,440 was paid by RVNB for a total of $165,389.

               REPORT OF BANK OF COMMERCE COMPENSATION COMMITTEE

    This Report of BOC's Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement/Prospectus into any filing under the Exchange Act except to the extent that BOC specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under the Exchange Act.

    The Committee is composed of Mr. Krupp, Mr. Rose, Ms. Lew and Ms. Killea. BOC's Chief Executive Officer has the responsibility for setting the compensation for the three other executive officers of BOC. The full Board of Directors of BOC approves all contractual arrangements and compensation provided to executive officers of BOC and grants stock options and other stock-based compensation to the executive officers. It also adopts all compensation plans applicable to employees of BOC generally. In 1997, BOC's full Board of Directors was directly involved in evaluating and approving the changes in the Equity Participation Plan, which affected all of the BOC executive officers, as described in "EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE--Equity Participation Plan" above. In 1998, BOC's full Board of Directors was directly involved in the amendments to the CEO Compensation and Benefits Agreement and the Employment Agreement with Mr. Bartram. See "EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE--Chief Executive Officer Compensation and Benefits Agreement."

COMPENSATION PHILOSOPHY

    The Committee and the BOC Board of Directors generally set executive officer compensation so as to reward, retain and motivate the strong leadership necessary to achieve superior short-term and long-term performance. Base salary compensates the executive for performing his basic duties. Bonuses are designed to reward favorable short term performance. Long term incentives, such as those provided by stock options, the Stock Purchase Plan, the ESOP and, with respect to Messrs. Davis and Bartram, their salary continuation agreements, reward performance leading to sustained profitability and enhancements to shareholder value.

SETTING COMPENSATION OF THE EXECUTIVE OFFICERS

    The compensatory arrangements of Mr. Davis and Mr. Bartram represent the Committee's attempt to evaluate and reward the unique leadership and operational skills these gentlemen bring to their positions. The Committee believes that the compensation of these two executive officers should reward them for superior performance of BOC, as reflected in its financial performance.

    In 1996 the Committee approved the CEO Compensation and Benefits Agreement that replaced certain of Mr. Davis' prior compensation agreements. The CEO Compensation and Benefits Agreement, as modified in 1997 and 1998, is designed to give Mr. Davis the potential to receive compensation in excess of his base salary if specific targets are met. See "EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE--Chief Executive Officer Compensation and Benefits Agreement," above.

    The bonus arrangements under the CEO Compensation and Benefits Agreement incentivize Mr. Davis to generate increased value for BOC shareholders. Because of his importance to BOC, as its second ranking officer and manager of its key SBA lending activities, Mr. Bartram receives annual bonuses calculated in the same manner as those of Mr. Davis, but set at half the amounts. The following discussion describes the rationale and structure of Mr. Davis' bonus arrangements.

    The formula for the Income Bonus seeks to reward specific types of superior performance of BOC's Chief Executive Officer, as measured by the performance of BOC in categories deemed appropriate by the Committee. These categories are: increased net income, profit per share, overall profit, overall satisfaction of regulatory criteria, and low loan charge-offs. The Committee believes that these are the key measures of the performance of BOC's Chief Executive Officer and hopes to provide incentives for his continued superior performance through these measures.

    The Income Bonus for 1998 through 2000 is equal to 4% of the amount by which pre-tax income exceeds $1,500,000. However, the Income Bonus may be reduced if certain events occur, none of which occurred in 1998. The events are as follows:

    (i) net income does not increase from the prior year by at least 10%;

    (ii) return on average equity is less than 10%;

   (iii) net loan charge-offs for the year are more than 1.0% of total loans as of the beginning of the year; and

    (iv) BOC does not maintain a CAMEL 2 rating or better.

    The services of Mr. Revier and Mr. Cristofani are, in the judgment of the Committee, similar to those rendered by executives with similar positions at other banks. For this reason, their compensation is set based in large part upon BOC's Chief Executive Officer's evaluation of the appropriate compensation for executives in such positions and the individual performance and contributions of the executives.

1998 COMPENSATION MATTERS

    The compensation of all of BOC's executive officers in 1998 followed the principles outlined above. However, in 1998 the full Board of Directors of BOC approved amendments to the CEO Compensation and Benefits Agreement. That agreement previously made the "Income Bonus" subject to diminution based on failure to meet specific requirements for the growth of BOC's SBA loan portfolio and awarded a separate "SBA Loan Growth Bonus" based on the growth of BOC's SBA loan portfolio. See "EXECUTIVE AND DIRECTOR COMPENSATION OF BANK OF COMMERCE-- Chief Executive Officer Compensation an Benefits Agreement--Annual Bonus."

    The BOC Board of Directors determined in 1998 that the incentives tied to SBA loan portfolio growth were no longer appropriate. For competitive and other reasons, including the policy of the BOC Board of Directors of increasing SBA loan sales, the BOC Board of Directors did not believe that causing its SBA loan portfolio to grow should be rewarded. In fact, loan sales were beginning to generate increasing portions of the revenue of BOC.

COMPENSATION COMMITTEE, INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Committee, who submit the report rendered above their name, are: Richard N. Krupp, John A. Rose, Susan Lew, and Lucy L. Killea. No person on the Committee has served formerly as an executive officer of BOC.

RETURN TO SHAREHOLDERS PERFORMANCE GRAPH

    The following graph compares, for the period from December 31, 1993 through December 31, 1998, the cumulative total shareholder return on BOC Common Stick with (i) the cumulative total return of the S&P 500 market index, (ii) the cumulative total return of the Nasdaq stock market-US index, and (iii) the cumulative total return of the Nasdaq Banks Index. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                        AMONG BANK OF COMMERCE, S&P 500,
                   NASDAQ STOCK MARKET-U.S. AND NASDAQ BANKS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
VALUE OF INVESTMENT
                                                                                          BOC STOCK      NASDAQ US       NASDAQ BANK
1993                                                                                       $100.000       $100.000          $100.000
1994                                                                                       $129.719        $97.752           $99.636
1995                                                                                       $141.408       $138.256          $148.383
1996                                                                                       $256.381       $170.015          $195.908
1997                                                                                     $1,311.179       $208.580          $328.018
1998                                                                                       $965.173       $293.209          $324.902
Assumes $100 investment on 12/31/93 in Bank of Commerce Common Stock, NASDAQ U.S.
Index and NASDAQ Bank Index. Values are as of December 31 of each year. Assumes that all
dividends are re-invested.

                                 TOTAL RETURN INDEX SUMMARY

           YEAR              BOC STOCK   NASDAQ US   NASDAQ BANK
1993                           100.000     100.000      100.000
1994                           129.719      97.752       99.636
1995                           141.408     138.256      148.383
1996                           256.381     170.015      195.908
1997                         1,311.179     208.580      328.018
1998                           965.173     293.209      324.902

COMPLIANCE WITH FILING REQUIREMENTS

    Section 16(a) of the Exchange Act requires that directors, executive officers and beneficial owners of 10% or more of outstanding stock ("INSIDERS") of banks with shares registered under the Exchange

Act, such as BOC, make filings with the Federal Reserve Board, reporting their direct and indirect ownership and acquisition and disposition of shares of BOC stock. The Federal Reserve Board has adopted rules implementing Section 16(a), which largely incorporate those adopted by the SEC in 1991 (together, the "REPORTING RULES"). The Reporting Rules are quite complex and interpretive advice of the Federal Reserve Board and SEC concerning these rules is often sought by registrants. The Reporting Rules require the registrant to disclose in its proxy statement any instances of non-compliance by any Insiders of which it has knowledge.

    BOC has a program in effect to assist its directors and executive officers in complying with the Reporting Rules since its Common Stock became registered under the Exchange Act in late 1995.

    During fiscal year 1998, Mr. Richard H. Revier, an Executive Vice President, and Ms. Susan Lew, a director, made trades in BOC common stock that were not reported on Form 4. Mr. Revier made thirteen trades which were reportable, and not reported, on three Forms 4. Ms. Lew made one trade which was reportable, and not reported, on one Form 4. Each reported his or her trades on a timely filed Form 5.

    BOC believes that its compliance program will continue to keep unintentional failures to comply with the Reporting Rules to a minimum, but expects that from time to time there may be failures to comply because of the complexity of the Reporting Rules.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF ITS NOMINEES FOR DIRECTOR.

                AMENDMENT OF BOC 1998 STOCK PLAN TO PERMIT STOCK
             AWARDS TO BE ASSUMED BY USB IN THE MERGER (PROPOSAL 3)

    The BOC 1998 Stock Plan was ratified and approved by the shareholders at the BOC 1998 Annual Meeting. It has a section that provides for a change in vesting terms of Stock Awards, as defined below, in the event of a Change of Control (defined below). Under this provision, vesting under the existing Stock Awards, as defined below, accelerate and become fully exercisable regardless of when they would normally become fully vested and exercisable. However this provision does not contemplate or permit the fully exercisable Stock Awards, to be assumed by the surviving corporation in a merger such as that provided in the merger agreement. The merger agreement contemplates that the Stock Awards, under the plan will be assumed by USB. BOC shareholder approval is required to ratify an amendment adopted by the BOC Board of Directors at its meeting on March 17, 1999. That amendment would permit the Stock Awards, as defined below, to continue if they are assumed by a surviving party to a merger or consolidation in which BOC is not a surviving party.

GENERAL

    The plan provides for the grant of incentive stock options to employees and nonstatutory stock options, stock appreciation rights and stock bonuses to employees, directors and consultants.

PURPOSE

    The plan provides a means by which selected employees and directors of, and consultants to, BOC may be given an opportunity to purchase BOC Common Stock, receive BOC Common Stock outright, or receive cash based on BOC Common Stock appreciation. BOC, by means of the plan, seeks to retain the services of persons who are now employees and directors of, or consultants to, BOC; to secure and retain the services of new employees, directors and consultants; and to provide incentives for such persons to exert maximum efforts for the success of BOC.

TYPES OF AWARDS

    The BOC 1998 Stock Plan provides for incentive stock options, nonstatutory stock options, stock bonuses and stock appreciation rights (collectively "STOCK AWARDS"). Stock appreciation rights authorized for issuance under the plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights. Tandem and concurrent stock appreciation rights are subject to the same material terms and conditions of the particular option grant to which they pertain. Independent stock appreciation rights are granted independent of any option and are generally subject to the same terms and conditions applicable to nonstatutory stock options.

ADMINISTRATION

    The Administrator of the plan (the "ADMINISTRATOR"), is the BOC Board of Directors unless and until it delegates administration to a committee composed of not fewer than two of its members. All of the members of any such committee must be non-employee directors (unless the BOC Board of Directors expressly declares that such requirement shall not apply) and may also be, in the discretion of the BOC Board of Directors, outside directors. If administration is delegated to a committee, that committee will have, in connection with the administration of the plan, the powers possessed by the BOC Board of Directors, subject, however, to such resolutions, not inconsistent with the provisions of the plan, as may be adopted from time to time by the BOC Board of Directors.

SHARES SUBJECT TO THE PLAN

    As originally adopted, the maximum aggregate number of shares of common stock that may be sold pursuant to awards under the plan could not exceed 1,000,000 shares. The purpose of this proposal is to increase that amount to 1,500,000 if the merger does not close. If any award expires or terminates, in whole or in part, without having been exercised in full, or if any unvested award is forfeited, the stock not purchased under such award will revert to and again become available for issuance under the plan. The common stock subject to the plan may be unissued shares or reacquired shares bought on the market or otherwise.

ELIGIBILITY

    Incentive stock options and appurtenant stock appreciation rights may be granted only to employees. Nonstatutory stock options, stock appreciation rights, and stock bonuses may be granted to employees, directors or consultants. As of March 31, 1999, BOC had 314 employees, 7 nonemployee directors and no consultants eligible for awards under the plan.

    A person who owns more than 10% of the common stock at the time of grant is eligible for incentive stock option benefits only if (i) the exercise price of the shares subject to the grant is at least one hundred and ten percent (110%) of the fair market value of the underlying common stock on the date it was granted and (ii) the option has a term not longer than five (5) years from the date it was granted.

TERM AND TERMINATION

    NO option is exercisable after the termination date provided at the time it was granted (the "STATED TERMINATION DATE"). The Stated Termination Date cannot be later than ten years after the date the option is granted. Options also terminate before the Stated Termination Date (an early termination) on the date an optionee ceases to hold the status of an employee, director, or consultant of BOC. In the case of an early termination, the optionee's right to exercise the option continues, as to the portion of the option that was exercisable on the termination date, for a period of three months, but in no event to a date later than the stated termination date.

    Under the 1998 Stock Plan, the Administrator may include two additional provisions that would extend the option exercise period. One provision would cover executive officers or directors subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934; the other covers optionees who suffer an early termination as a result of death or disability of the optionee. If the optionee could not exercise the option during the three-month period normally provided without incurring liability to under Section 16(b), the option may provide that the option exercise period will extend to the end of a three-month period during which the optionee could have exercised such rights without incurring such liability, but in no event to a date later than the Stated Termination Date. In the case of an optionee whose early termination date occurs as a result of the optionee's death or disability, the option may provide that the option exercise period will extend for a period of 12 months past the early termination date, but in no event beyond the Stated Termination Date, and that during the extension period the option may be exercised by the optionee, or the optionee's estate, heirs, or beneficiaries.

    In the event of an early termination of an option, BOC may purchase from the optionee any or all of the option that was exercisable on the early termination date.

EXERCISE PRICE

    The exercise price of each incentive stock option will not be less than one hundred percent (100%) of the fair market value of BOC common stock on the date of granting the option. The exercise price of each nonstatutory stock option will not be less than eight-five percent (85%) of the fair market value of common stock on the date of granting the option. Stock bonuses may be awarded in consideration for past services rendered to BOC or for its benefit.

CONSIDERATION

    The purchase price of stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase or (if provided by the Administrator at the time of grant) by deferred payment or other arrangement, or in any other form of legal consideration that may be acceptable to the Administrator. Additionally, in the case of an option, if provided by the Administrator at the time of the grant, consideration may be paid by delivery to BOC of other BOC Common Stock. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment of it as interest of amounts that are not stated to be interest.

TRANSFERABILITY

    An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonstatutory stock option or stock bonus shall only be transferable upon such terms and conditions as the Administrator shall determine in its sole discretion at the time of grant. An optionee may designate a beneficiary who may exercise his or her option after death.

VESTING

    The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable or vested with respect to some or all of the shares allotted to that period. The option agreement may also provide that an optionee can exercise an option as to shares prior to the time the option is vested. An option agreement with this provision will also contain a provision regarding shares purchased before they are vested, which provides that if the optionee loses the required status before vesting occurs, BOC will have the right to repurchase those shares.

    Stock bonuses granted under the plan may be granted subject to a repurchase right in favor of BOC with the repurchase right expiring in accordance with a schedule determined by the Administrator.

ADJUSTMENTS UPON CHANGE IN STOCK

    If any change is made in the BOC Common Stock, without receipt of consideration by BOC the class(es) and maximum number of shares subject to the plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

    In the event of a "1998 Change in Control" (defined below), the vesting of outstanding Stock Awards accelerates and the grantees will have the right to exercise all outstanding Stock Awards, including shares as to which the Stock Award would not otherwise be exercisable or vested. In the event of a 1998 Change in Control (defined below), the Administrator will notify all participants. The outstanding Stock Awards will be fully exercisable. If Proposal 3 is not adopted, the Stock Awards will then terminate after a period of three (3) months (or such other period of time not exceeding six (6) months as is determined by the Administrator at the time of the grant) from the date of the Administrator's notice of 1998 Change in Control (defined below), and any unexercised options will terminate upon the expiration of such period. If Proposal 3 is approved and the surviving company in a merger or consolidation agrees to assume them (as USB has agreed to do in the merger agreement), the unexercised options will not terminate but will continue fully vested and otherwise substantially in accordance with their original terms.

    For purposes of the BOC 1998 Stock Plan, "1998 CHANGE IN CONTROL" means:

    (1) the acquisition of 50% or more of the outstanding voting stock of BOC by any person or entity, with certain exceptions for employee benefit plans of BOC;

    (2) the acquisition of 25% or more of the outstanding voting stock of BOC by any person or entity and a change in the composition of BOC's Board of Directors during the following 12 months such that those persons serving as directors immediately prior to the share acquisition, cease to make up at least 60% of the directors of BOC;

    (3) a merger or consolidation of BOC with any other corporation, other than a merger or consolidation in which the shareholders of BOC immediately prior thereto continue to own more than 50% of the outstanding voting stock of BOC; or

    (4) the complete liquidation of BOC, or disposition of all or substantially all of BOC's assets.

    The Agreement constitutes a 1998 Change in Control for purposes of the BOC 1998 Stock Plan.

AMENDMENT

    The Administrator at any time, and from time to time, may amend the plan. However, no amendment shall be effective unless approved by the shareholders of BOC if shareholder approval is required in order for the plan to satisfy the requirements of Section 422 of the Code, or to comply with the requirements of SEC Rule 16b-3 or Nasdaq National Market listing requirements. The Administrator may in its sole discretion submit any amendment to the plan to BOC shareholder for approval.

TERMINATION OR SUSPENSION

    The Administrator may suspend or terminate the BOC 1998 Stock Plan at any time. Unless sooner terminated, the BOC 1998 Stock Plan will terminate on March 25, 2008. No Stock Awards may be granted under the BOC 1998 Stock Plan while that plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS

    Incentive stock options under the plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Internal Revenue Code.

    There generally are no federal income tax consequences to the optionee or BOC by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "DISQUALIFYING DISPOSITION"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the Disqualifying Disposition will be a capital gain or loss.

    Capital gains currently are subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 20% for property held more than 12 months, while the maximum statutory ordinary income rate is 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options.

    To the extent the optionee recognizes ordinary income by reason of a Disqualifying Disposition, BOC will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the Disqualifying Disposition occurs.

    NONSTATUTORY STOCK OPTIONS

    Nonstatutory stock options granted under the plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or BOC by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, BOC is required to withhold taxes from regular wages or supplemental wage payments in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a reporting obligation, BOC will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee.

    Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the purchase price (to the extent not recognized as taxable income as described above). Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    STOCK BONUS AWARDS

    A recipient who receives restricted stock pursuant to a Stock Bonus Award will recognize ordinary income equal to the fair market value of the stock at the time or times the restrictions lapse (unless a Code Section 83(b) election is timely filed at the time of grant). Different rules may apply if the recipient is subject to Section 16(b) of the Exchange Act. Generally, BOC will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income.

VOTE REQUIRED

    Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 3.

                AMENDMENT OF BOC 1998 STOCK PLAN TO INCREASE THE
         NUMBER OF AGGREGATE SHARES AVAILABLE TO 1,500,000 (PROPOSAL 4)

    On March 17, 1999, the BOC Board of Directors reviewed the status of grants of Stock Awards under the 1998 Stock Plan and determined that the number of shares remaining might not be sufficient to support stock award incentive programs until the next annual meeting of shareholders. The BOC Board of Directors voted to seek shareholder approval to increase the shares of BOC common stock available under the plan from 1,000,000 shares to 1,500,000 shares if the proposed Merger does not occur.

    The BOC 1998 Stock Plan provides a means by which selected employees and directors of, and consultants to, BOC may be given an opportunity to purchase BOC common stock outright, or receive cash based on appreciation of such stock. BOC, by means of this plan, seeks to retain the services of persons who are now employees and directors of, or consultants to, BOC; to secure and retain the services of new employees, directors and consultants; and to provide incentives for such persons to exert maximum efforts for the success of BOC. The BOC Board of Directors has proposed to increase the shares available under the plan because it is concerned that if the Merger is not approved, the shares remaining available for grant under this plan (647,700 shares) and the 1989 Stock Option Plan (35 shares) may be exhausted by grants that the BOC Board of Directors may feel are necessary before additional shares could be added to the plan at the 2000 annual meeting of BOC shareholders.

VOTE REQUIRED

    Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSAL 4.

                      DESCRIPTION OF USB CAPITAL STOCK AND
                        COMPARISON OF SHAREHOLDER RIGHTS

    As a result of the conversion of shares of BOC Common Stock to shares of USB Common Stock in the Merger, BOC Shareholders will become USB Stockholders, and their rights will be governed by the Delaware General Corporation Law ("DGCL") and by the USB Certificate and the USB Bylaws, which differ in certain respects from the California General Corporate Law ("CGCL") and the BOC Articles and the BOC Bylaws. The following is a description of USB's capital stock, including the USB Common Stock to be issued in the Merger, and a summary of the material differences between the rights of BOC Shareholders and USB Stockholders. Although it is impractical to compare all of the aspects in which the DGCL and the CGCL and the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes the material significant differences between them.

DESCRIPTION OF USB CAPITAL STOCK

    The following description of the capital stock of USB does not purport to be complete and is subject, in all respects, to applicable Delaware law and to the provisions of the USB Certificate. The following description is qualified by reference to the USB Certificate, and the certificate of designation for each series of preferred stock of USB.

    GENERAL

    The authorized capital stock of USB consists of 1,500,000,000 shares of USB Common Stock, par value $1.25 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. Unless action is required by applicable laws or regulations, USB's Board of Directors has the power to adopt resolutions that
(1) provide for the issuance of preferred stock in one or more series and (2) fix or limit the voting rights, designations, preferences, and relative, participating, optional or other special rights of such stock. This power is limited by applicable laws or regulations and may be delegated to a committee of USB's Board of Directors.

    As of March 1, 1999, 744,797,857 shares of USB Common Stock were issued (including 18,758,495 share held in treasury), 60,419,137 shares were reserved for issuance under USB's employee and director plans and USB's dividend reinvestment plan, 89,873 shares were reserved for issuance under outstanding warrants to purchase USB Common Stock and 45,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below. As of the Record Date, there were 56,586 shares of preferred stock of USB outstanding and 12,750 shares of preferred stock of USB reserved for issuance.

    PREFERRED STOCK

    USB presently has one series of preferred stock issued and outstanding and one series of preferred stock authorized for future issuance. As of the Record Date, USB had 56,586 shares of USB's Term Participating Preferred Stock (the "TERM PARTICIPATING PREFERRED STOCK") and 12,750 shares of its Series 1990A Preferred Stock reserved for issuance.

    TERM PARTICIPATING PREFERRED STOCK

    GENERAL. USB has established a series of preferred stock, par value $1.00 per share, designated as the "Term Participating Preferred Stock." USB issued such shares solely as employment compensation to employees of Libra Investments, Inc. (or the high-yield division of any successor to Libra Investments, Inc. that is a direct or indirect subsidiary of USB), which USB recently acquired. Holders of Term Participating Preferred Stock will possess rights to receive Common Stock pursuant to a Rights Agreement, dated as of January 4, 1999, between USB and U.S. Bank National Association, as Rights Agent.

    The number of shares of Term Participating Preferred Stock will initially be approximately 100,000. USB's Board of Directors may increase or decrease the number of shares, but not below the number then outstanding. Any shares transferred to USB will be available for reissuance as shares of this series.

    TERM. The shares of Term Participating Preferred Stock will remain until December 31, 2003, or the Early Termination Date, as defined in the Rights Agreement (the "TERM DATE"), unless earlier purchased by USB. From the Term Date, (1) each share of Term Participating Preferred Stock will represent only the right to receive the number of shares of Common Stock to which the holder of the attached Right would be entitled, assuming that such Right is validly exercised or deemed exercised and (2) the holders of the Term Participating Preferred Stock will have no other rights or claims against USB.

    DIVIDENDS. USB's Board of Directors may declare dividends on the Term Participating Preferred Stock, out of funds legally available therefor, on date occurring prior to the Term Date that dividends or other distributions (except those payable in Common Stock) are payable on or in respect of Common Stock and in an amount per share equal to the aggregate amount of dividends or other distributions (except those payable in Common Stock) that would be payable on such date to a holder of the Reference Package (as defined below). Dividends on each share will cumulate from the date such share is originally issued.

    However, any such share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates will not be entitled to receive the dividend payable on such dividend payment date. Holders of shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends.

    The term "REFERENCE PACKAGE" initially means ten shares of the Common Stock of USB. If USB, at any time after the close of business on the date of initial issuance of the Term Participating Preferred Stock, (1) declares or pays a dividend on any Common Stock payable in Common Stock, (2) subdivides (by any split, recapitalization or otherwise), any Common Stock or (3) combines any Common Stock into a smaller number of shares, then the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

    While any shares of Term Participating Preferred Stock are outstanding, USB must first pay the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all such outstanding shares if USB (1) declares a dividend upon the Common Stock or upon any other stock ranking junior to the Term Participating Preferred Stock as to dividends or upon liquidation (except for dividends in such stock), or (2) acquires for any consideration (or pays or makes available any money for a sinking fund for the redemption of any shares of any such stock) any Common Stock or any other stock of USB ranking junior to or on a parity with the Term Participating Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for such stock).

    MERGER, ETC. If there is a transaction prior to the Term Date in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Term Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

    LIQUIDATION PREFERENCE. If USB is liquidated prior to the Term Date, the holders of shares of Term Participating Preferred Stock will be entitled to receive an amount per share equal to the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation to a holder of the Reference Package. This payment will be made before any distribution or payment is made to the holders of Common Stock or of any other stock of USB ranking junior to the Term Participating Preferred Stock upon liquidation. This payment also includes accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment is made in full to all holders, or on or following the occurrence of the Term Date, the holders as such will have no right or claim to any of the remaining assets of USB.

    If the assets of USB available for distribution to the holders of shares of Term Participating Preferred Stock upon any liquidation of USB are insufficient to pay all amounts to which such holders are entitled pursuant to the preceding paragraph, no such distribution will be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the Term Participating Preferred Stock. However, USB may pay proportionate distributive amounts on account of the shares of Term Participating Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation. Upon the liquidation of USB, the holders of shares of Term Participating Preferred Stock then outstanding will be entitled to be paid out of assets of USB available for distribution to its stockholders all amounts to which such

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holders are entitled pursuant to the preceding paragraph before any payment is made to the holders of Common Stock or any other stock of USB ranking junior upon liquidation to the Term Participating Preferred Stock.

    REDEMPTION. The shares of Term Participating Preferred Stock will not be redeemable.

    VOTING. The shares of Term Participating Preferred Stock shall not afford the holders thereof any right to vote or consent except as required by law.

    TRANSFER. A share of Term Participating Preferred Stock may not be transferred by any person to whom such share is issued by USB except: (1) by an employee to such employee's spouse or children or trusts for their benefit or the benefit of such employee; (2) by the laws of descent; or (3) to USB; and, in each such case, without the receipt of value therefor.

    USB SERIES 1990A PREFERRED STOCK

    In connection with the sale by USB of 37,800,000 shares of USB Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, USB may under certain circumstances be obligated to issue up to 12,750 shares of its Series 1990A Preferred Stock. See "--Common Stock--Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share. The dividend rate would be adjusted quarterly and would be determined at the time of issuance.

    If, at the time of any annual meeting of USB Shareholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on such series, then the number of directors of USB would be increased by one and the holders of such Series 1990A Preferred Stock, voting as a separate class, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on the Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of USB Series 1990A Preferred Stock will be required for any amendment of the USB Certificate (including any certificate of designation or any similar document relating to any series of preferred stock of USB) which will adversely affect the powers, preferences, privileges or rights of the USB Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of USB Series 1990A Preferred Stock will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the USB Series 1990A Preferred Stock as to dividends or upon liquidation.

    ADDITIONAL PROVISIONS

    The rights of holders of USB Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the USB Common Stock by (1) limiting the control that such holders may exert by exercise of their voting rights or (2) by subordinating their rights in liquidation to the rights of the holders of preferred stock of USB. In addition, the issuance of shares of preferred stock of USB may discourage takeover attempts and other changes in control of USB, by limiting the exercise of control by a person who has gained a substantial equity interest in USB has no current plans or agreements with respect to the issuance of any other shares of preferred stock, except as described above with respect to the Series 1990A Preferred Stock.

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    COMMON STOCK

    GENERAL. Each share of USB Common Stock is entitled to such dividends as may from time to time be declared by the USB Board of Directors from any funds legally available for dividends. USB may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, USB Common Stock unless full dividends (including accumulated dividends, if applicable) have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of USB and USB is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of USB. Holders of USB Common Stock are entitled to one vote per share. Shareholders do not have the right to cumulate their votes in the election of directors. USB Common Stock has no conversion rights and the holders of USB Common Stock have no preemptive or other rights to subscribe for additional securities of USB. In the event of the liquidation of USB, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of USB which may be outstanding, the holders of USB Common Stock will be entitled to share ratably in the remaining assets of USB. The USB Common Stock is listed on the NYSE.

    USB DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN. Pursuant to its USB Reinvestment and Purchase Plan, USB provides eligible shareholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the USB Reinvestment and Purchase Plan) in additional shares of USB Common Stock without payment of any brokerage commission or service charge. The USB Reinvestment and Purchase Plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares).

    PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. USB has entered into (i) a Stock Purchase Agreement, dated as of May 30, 1990 (as amended, the "STOCK PURCHASE AGREEMENT"), by and among Corporate Partners, L.P. ("CORPORATE PARTNERS"), Corporate Offshore Partners, L.P. ("OFFSHORE" and, together with Corporate Partners, the "PARTNERSHIPS"), The State Board of Administration of Florida ("STATE BOARD") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to herein collectively as the "PURCHASERS"), Corporate Advisors, L.P. and USB and
(ii) a Stock Purchase Agreement, dated as of May 30, 1990 (the "FLORIDA STOCK PURCHASE AGREEMENT"), by and between State Board in its individual capacity and USB. Pursuant to the Stock Purchase Agreement, USB sold (a) to Corporate Partners 26,568,723 shares of USB Common Stock, 10 Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant, (b) to Offshore 1,931,928 shares of USB Common Stock, 10 PSPRs and one Risk Event Warrant and (c) to State Board 2,819,349 shares of USB Common Stock, 10 PSPRs and one Risk Event Warrant. Pursuant to the Florida Stock Purchase Agreement, USB sold to State Board 6,480,000 shares of USB Common Stock, 10 PSPRs and one Risk Event Warrant.

    The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of USB Common Stock acquired thereunder and standstill provisions limiting further acquisitions of USB Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined in the Stock Purchase Agreement) sold by USB for cash, subject to certain exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the USB Board of Directors.

    Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined in the Stock Purchase Agreement) exists

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
for the specific twelve-month period to which such PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that USB has not paid a cash dividend equal to $0.0683 per share of USB Common Stock for each quarter within such twelve-month period. The PSPRs will be exercisable for that number of shares of USB Common Stock or (subject to the prior approval of the Federal Reserve Board) depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("DEPOSITARY SHARES") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of USB Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by USB as described below, the issuance of Depositary Shares or USB Common Stock upon exercise of a PSPR could adversely affect the market price of the USB Common Stock. If the PSPRs were to be exercised for USB Common Stock, there could be substantial dilution of the USB Common Stock.

    Each Risk Event Warrant will become exercisable in the event of certain defined change of control events with respect to USB where the value received by holders of the USB Common Stock is less than $4.625 per share, or in certain circumstances in the event the USB Common Stock is valued at less than $4.625 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The Risk Event Warrants will be exercisable for that number of shares of USB Common Stock at an exercise price of $1.25 per share or, in certain circumstances (subject to the prior approval of the Federal Reserve Board), Depositary Shares such that the holders of Risk Event Warrants will receive value equal to such shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by USB as described below, the issuance of Depositary Shares or USB Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the USB Common Stock. If the Risk Event Warrants were to be exercised for USB Common Stock, there could be substantial dilution of the USB Common Stock. In the event of a change in control at a time when the market price of the USB Common Stock is less than $4.625 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the USB Common Stock.

    In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, USB may, at its option (subject to the prior approval of the Federal Reserve Board), elect to have such Risk Event Warrant become exercisable for other securities of USB acceptable to the holder of such Risk Event Warrant in lieu of the shares of USB Common Stock for which such Risk Event Warrant would otherwise become exercisable. In addition, USB has the right (subject to the prior approval of the Federal Reserve Board) to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the Value Shortfall (as defined in the Stock Purchase Agreement) or the Termination Shortfall Amount (as defined in the Stock Purchase Agreement), as applicable, after such PSPR or Risk Event Warrant, as the case may be, shall have become exercisable. USB also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted certain rights to cause USB to register with the Commission the USB Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

    The foregoing is a summary of the transactions contemplated by the Stock Purchase Agreement and the Florida Stock Purchase Agreement and related documents and is qualified in its entirety by the more detailed information contained in such agreements and documents, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/ Prospectus is a part.

CERTAIN PROVISIONS OF THE USB CERTIFICATE AND USB BYLAWS

    The USB Certificate requires the affirmative vote of the holders of 80% of the "Voting Stock" (defined therein) of USB to approve certain mergers, consolidations, reclassifications, dispositions of

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
assets or liquidation, involving or proposed by certain significant shareholders, unless certain price and procedural requirements are met or unless the transaction is approved by the "Continuing Directors" (defined therein). In addition, the USB Certificate provides for classification of the USB Board of Directors into three separate classes, sets a maximum board size of 30 and authorizes action by the shareholders of USB only pursuant to a meeting and not by a written consent. The foregoing provisions of the USB Certificate can only be amended by the affirmative vote of the holders of not less than 80% of the outstanding USB voting stock, except with respect to any amendment to the USB Certificate to reduce the maximum number of USB directors to the greater of (i) the number of directors then in office and (ii) 24, which amendment would require the approval of the holders of a majority of the outstanding of USB Common Stock pursuant to Delaware Law. The USB Bylaws provide that special meetings of shareholders may be called only by the USB Board of Directors or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of USB without negotiation with the USB Board of Directors.

COMPARISON OF RIGHTS OF USB SHAREHOLDERS AND BOC SHAREHOLDERS

    GENERAL

    USB is a bank holding company incorporated under and subject to all the provisions of the DGCL and its Certificate of Incorporation and By-laws. BOC is a California corporation incorporated under and subject to all the provisions of the CGCL and its articles of incorporation and bylaws. BOC has been granted a Certificate of Authority to operate as a state-chartered commercial bank subject to all the provision of California law pertaining to banks.

    Upon consummation of the Merger, except for those persons who dissent from the Merger and perfect their dissenters' rights under the National Bank Act (12 U.S.C. Section 215a), the shareholders of BOC will become shareholders of USB. The rights of BOC shareholders differ from the rights of USB Shareholders because the BOC charter documents and the laws of its state of incorporation differ in certain material respects from the USB charter documents and the laws of its state of incorporation.

    The following is a summary of the principal differences in the rights of BOC shareholders as compared to the rights of USB Shareholders. For information on how to obtain copies of the BOC Articles, the BOC Bylaws, the USB Certificate of Incorporation, and the USB Bylaws, see "WHERE YOU CAN FIND MORE INFORMATION".

    CAPITAL STOCK

    The authorized capital stock of USB consists of 1,500,000,000 shares of USB Common Stock, par value $1.25 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. Unless action is required by applicable laws or regulations, USB's Board of Directors has the power to adopt resolutions that
(1) provide for the issuance of preferred stock in one or more series and (2) fix or limit the voting rights, designations, preferences, and relative, participating, optional or other special rights of such stock. This power is limited by applicable laws or regulations and may be delegated to a committee of USB's Board of Directors.

    As of the BOC Record Date,       shares of USB Common Stock were issued
(including       shares held in treasury),       shares were reserved for
issuance under USB's employee and director plans and USB's dividend reinvestment
plan,       shares were reserved for issuance under outstanding warrants to
purchase USB Common Stock and       shares were reserved for issuance upon
exercise of the Periodic Stock Purchase Rights and Risk Event Warrants. As of the BOC Record Date, there were 56,586 shares of preferred stock of USB outstanding and 12,750 shares of preferred stock of USB reserved for issuance.

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
    BOC is authorized to issue 50,000,000 shares of common stock, no par value. As of December 31, 1998, there were 14,545,341 shares of BOC common stock outstanding. At that time, the only BOC options warrants, commitments, other agreements or other rights relating to unissued BOC common stock (or security convertible into BOC common stock) were warrants to purchase 631,115 shares of common stock and options and warrants under BOC's D Warrants and stock option plans to purchase 1,481,736 shares of BOC common stock. The BOC common stock is not assessable.

    DIRECTORS

    Under the USB Bylaws, the USB board of directors has the authority to determine the number of directors from time to time (provided that, under the USB Certificate of Incorporation, the number of directors may not be less than 12 nor more than 30). The directors of USB are divided into three classes (Class I, Class II and Class III) with each such class have the same number of directors as nearly as is possible. The term of office of the Class I directors will expire at USB's annual meeting in 1999, the term of office of the Class II directors will expire at USB's annual meeting in 2000, and the term of office of the Class III directors will expire at USB's annual meeting in 2001. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors were chosen and until their successors are elected and qualified.

    The BOC bylaws provide that its Board of Directors shall consist of no less than six nor more than 11 members with the exact number set by resolution of the Board or by vote of the shareholders. The number of directors is presently fixed at nine. Each director is elected at the annual meeting of shareholders to serve a one year term and until his or her successor is elected. The minimum and maximum number of directors may only be changed by vote of the shareholders.

    The BOC Bylaws provide that vacancies in the board of directors, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual or a special meeting of the shareholders. A vacancy in the board of directors created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of all of the outstanding shares. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any such election by written consent, except to fill a vacancy by removal, shall require the consent of holders of a majority of the outstanding shares entitled to vote.

    INSPECTION OF SHAREHOLDER LISTS

    Under the DGCL any stockholder of record has the right to inspect, copy and make extracts of the stockholder lists and certain stockholder materials, including addresses, shareholdings and certain other information, at any time for a purpose reasonably related to the person's interest as a stockholder. For ten days prior to, and during, a stockholder meeting the stockholder list must be open to inspection to stockholders for any purpose germane to the meeting. During this ten-day period, the list must be kept at a place specified in the notice of meeting in the city where the meeting is to be held, or, if not specified, at the place the meeting is to be held.

    The right of BOC shareholders to inspect the BOC shareholder list is governed by the CGCL which provides that one or more shareholders holding at least five percent of the outstanding voting shares (one percent in the case of shareholders who have filed a Schedule 14a with the SEC) are entitled to inspect and copy the BOC shareholder list. In addition, any BOC shareholder has the right

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to inspect the shareholder list at any time during normal business hours upon written demand, provided that the purpose is related to the shareholder's interest as a shareholder or a holder of a voting trust certificate. Shareholders who wish to exercise inspection rights must follow the procedures provided in Section 1600 of the CGCL.

    AMENDMENT OF CHARTER DOCUMENTS

    The DGCL requires approval by the holders of a majority of the voting power of USB Common Stock and resolution of the USB board of directors in order to amend the USB Certificate of Incorporation. The DGCL reserves the power to amend or repeal the bylaws exclusively to the shareholders unless the certificate of incorporation confers such power upon the directors.

    The USB Certificate of Incorporation provides that the USB Bylaws may be amended or repealed by the USB board of directors, subject to the power of the shareholders to amend or repeal any such change to the USB Bylaws.

    To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. An amendment cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors if the votes cast against adoption of such a provision (or the shares not consenting in the case of action by written consent) are equal to more than 16 2/3% of the outstanding shares entitled to vote. The BOC Articles do not contain any supermajority voting provisions.

    AMENDMENT AND REPEAL OF BY-LAWS AND REGULATIONS

    Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The USB Bylaws require a majority vote at any special or annual shareholder meeting or a majority vote of the entire board of directors in order to amend or repeal the provisions of the USB Bylaws.

    The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action. Furthermore, a bylaw provision cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors if the votes cast against adoption of a such provision (or the shares not consenting in the case of action by written consent) are equal to more than 16 2/3% of the outstanding shares entitled to vote. Neither the BOC Bylaws nor the BOC Articles restricts the power of the BOC Board to adopt, amend or repeal the BOC Bylaws, except that the BOC Bylaws do not permit the BOC Board to change the minimum and maximum number of directors set forth in the Bylaws.

    REMOVAL OF DIRECTORS

    The DGCL provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. If the corporation has cumulative voting and less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect that director if voted cumulatively either at an election of the entire board of directors or for classes of the board. Under the USB Certificate, USB Shareholders may remove a director only for cause upon a majority vote of the shareholders.

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
    The CGCL provides that directors may be removed without cause if the removal is approved by the majority of the outstanding shares entitled to vote, but the CGCL further provides that with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. BOC does not currently have a classified board.

    RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or by-laws may provide. The DGCL does not require that stockholders be given the right to call special meetings. The USB Bylaws provide that special meetings of stockholders of the corporation may be called only by the USB Board or the Chief Executive Officer.

    Under the CGCL, a corporation's board of directors, its chairman of the board of directors, its president, the holders of shares entitled to cast not less than 10% of the votes at a meeting of shareholders and such additional persons as are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. According to the BOC Articles and Bylaws, Special Meetings of the BOC shareholders, for the purpose of taking any action permitted to be taken by the BOC shareholders under the CGCL, California banking law or the BOC Articles of Incorporation or By-laws, may be called at any time by the Chairman of the Board, or the President, or by the Board of Directors, or by one or more shareholders holding not less than ten percent (10%) of the votes entitled to be cast at the meeting. Upon request in writing that a special meeting of shareholders be called for any proper purpose, the officer entitled to call a special meeting shall cause notice to be given to shareholders entitled to vote not less than 30 not more than 60 days after the receipt of the request. The notice of any special meeting shall specify the general nature of the business to be transacted and no other business may be transacted at such meeting.

    STOCKHOLDER ACTION WITHOUT A MEETING

    The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The USB Certificate provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

    The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The BOC Articles do not otherwise provide. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit directors to be elected by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

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    CLASS VOTING

    The DGCL requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

    The CGCL requires voting by separate classes with respect to amendments to a corporation's articles of incorporation that (i) increase or decrease the aggregate number of authorized shares of the class, (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class,(iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of such class, (iv) change the rights, preferences, privileges or restrictions of the shares of such class, (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class, (vi) divide the shares of any class of preferred shares into series having different rights, preferences, privileges or restrictions or authorize the board to do so, or (vii) cancel or otherwise affect dividends on the shares of such class that have accrued but have not been paid. In addition, the CGCL requires voting by class with respect to mergers, share exchanges, reorganizations and similar transactions. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares.

    CUMULATIVE VOTING

    Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The USB Certificate does not grant such rights.

    Under the CGCL, shareholders have the right to cumulate their votes in the election of directors, but a listed corporation may adopt a provision to eliminate cumulative voting. The shareholders of BOC are entitled to cumulative voting rights in connection with the election of directors.

    PROVISIONS AFFECTING BUSINESS COMBINATIONS

    Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "Interested Stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (ii) if the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section. The USB Certificate requires the affirmative vote of the holders of not less than 80% of the outstanding shares of USB entitled to vote in connection with certain "Business

Transactions" (as defined in the USB Certificate) involving a "Related Person" (as defined in the USB Certificate). The 80% shareholder vote is not required if the Business Transaction meets certain "fair price" criteria or in the event the "Continuing Directors" (as defined in the USB Certificate) approve the transaction. The USB Certificate also requires the vote of the holders of at least 80% of the outstanding shares of USB entitled to vote generally in the election of directors to add to, alter, change or repeal the supermajority provisions. Neither the CGCL nor the BOC Articles contain any provisions similar to the DGCL and the USB Certificate provisions just described.

    MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

    Except as disclosed above in "--Provisions Affecting Business Combinations," the DGCL and USB's governing documents require approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called "parent-subsidiary" mergers) by a majority of the voting power of the corporation. The DGCL does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL.

    Under the CGCL, a merger or consolidation by a California corporation generally requires the affirmative vote of a majority of the outstanding shares entitled to vote in each particular class of shares, voting separately by class. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares. See "--Class Voting." Neither the BOC Articles nor the BOC Bylaws provides for any greater vote.

    RIGHTS OF DISSENTING STOCKHOLDERS

    Under the DGCL, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (i) with respect to shares of a corporation that are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The USB Certificate does not provide otherwise. The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. The USB Certificate does not so provide.

    Under the CGCL, if approval of the outstanding shares of a corporation is required for a merger, exchange or a sale of all or substantially all of a corporation's assets, appraisal rights are available to dissenting shareholders. However, subject to certain exceptions, the CGCL does not provide for appraisal rights with respect to shares of certain corporations, including those that are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. (as long as such exchange or interdealer quotation system has been certified by rule or order of the Commissioner of Corporations of the State of California). An exception to the rule regarding shares listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system exists if demands for appraisal are filed with respect to 5% or more of the outstanding shares of that class, in which case, the holders of such shares are entitled to appraisal rights. The BOC Common Stock is quoted on Nasdaq and BOC Shareholders therefore have appraisal rights only if 5% or more of the outstanding shares of BOC Common Stock seek appraisal rights. However, the BOC Shareholders' rights, if they choose to dissent, is governed by both state and federal laws. See "DISSENTERS APPRAISAL RIGHTS".

    Under the DGCL, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the CGCL, a shareholder of a corporation that is listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system must deliver written demand for appraisal to the corporation not later than the date of the shareholders' meeting being held to vote upon the corporation action giving rise to appraisal rights. However, because the Merger being proposed here is with a national association, eligibility is determined by federal law and a written demand for appraisal at or prior to the Annual Meeting is not required.

    DIVIDENDS

    Both the DGCL and the CGCL permit dividends to be paid in cash, property or shares of a corporation's capital stock. The DGCL provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The CGCL provides that a corporation may pay dividends if the amount of the retained earnings of the corporation immediately prior thereto equals or exceeds the amount of the proposed distribution. The CGCL also provides that a corporation may pay dividends if immediately after giving effect thereto, (i) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and (ii) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times it current liabilities. The holders of BOC Common Stock receive dividends when and as declared by the BOC Board of Directors out of funds legally available, subject to restrictions set forth in the California Banking Laws.

    PREEMPTIVE RIGHTS OF STOCKHOLDERS

    The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The USB Certificate does not provide for preemptive rights. The CGCL provides that a corporation's articles of incorporation may grant to shareholders preemptive rights to subscribe to any or all issues of shares or securities. The BOC Articles do not grant preemptive rights to shareholders.

    INDEMNIFICATION

    The DGCL allows a Delaware corporation to include in its bylaws, and the USB Bylaws contain, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director, except liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under
Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (iv) for any transaction from which the director derived an improper personal benefit.

    The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful. The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person is adjudged liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery of Delaware or such other court deems proper.

    The DGCL provides that a corporation must indemnify a present or former director or officer of a corporation who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The USB Bylaws provide that it shall indemnify to the full extent permitted by, and in the manner permissible under the Delaware General Corporation law, as amended from time to time, any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (i) is or was a director, advisory director, or officer of USB or any predecessor of USB, or (ii) is or was a director, advisory director or officer of USB or any predecessor of USB and served any other corporation, partnership, joint venture, trust or other enterprise as a director, advisory director, officer, partner, trustee, employee or agent at the request of USB or any predecessor of USB. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any such director, advisory director or officer may be entitled apart from the provisions here.

    The US Board of Directors, in its discretion, shall have power on behalf of USB to indemnify any person, other than such a director, advisory director or officer, made a party to any action, suit, or proceeding by reason of the fact that such person, or the testator or intestate of such person, is or was an employee of USB.

    The DGCL permits a corporation to pay expenses (including attorneys' fees) incurred by an officer or director in defending any proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnity. The USB Certificate provides that expenses incurred in defending any proceedings shall be paid by USB in advance of the final disposition thereof, and that if required by the DGCL, such advancement of expenses incurred by a USB Indemnitee in his or her capacity as a director or officer (and not in any other capacity) will be made only upon delivery of an undertaking by or on behalf of the USB Indemnitee to repay such amount unless it is ultimately determined that the USB Indemnitee is entitled to indemnification. The USB Certificate and the DGCL also provide that the indemnification provisions of the USB Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the USB Certificate and USB Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, the USB Certificate and the DGCL provide that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or of any subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not USB would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    The indemnification laws of the State of California allow indemnification to directors, officers and agents that act in good faith reasonably believing they are acting in the best interests of the corporation. In the case of a criminal matter, the person being indemnified must have had no reasonable basis for believing the conduct to be unlawful.

    If the indemnification relates to an action by or in the right of the corporation to procure a judgment in its favor, indemnification is limited to expenses actually and reasonably incurred in the conduct of his or her defense or settlement but only if the person acted in good faith believing the actions to be in the best interests of the corporation and its shareholders. There is no indemnification for: (i) amounts paid in settlements without court approval for a pending action, (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval, (iii) matters in which the person shall have been adjudged liable to the corporation unless the court determines that such person is entitled to be indemnified, or (iv) certain other matters specified in the California Corporations Code. Under the BOC bylaws, BOC is required to indemnify its directors, and permitted to indemnify its other agents to the extent permitted by the California General Corporation Law. The BOC bylaws also provide that BOC may advance expenses incurred in defending the proceedings just described upon receipt of an undertaking to return any amounts advanced to the extent that it ultimately determined the person was not legally entitled to be indemnified by BOC in the proceeding.

                          DISSENTERS' APPRAISAL RIGHTS

    BOC shareholders who dissent from the merger have the opportunity to exercise dissenters' rights and receive cash in lieu of USB common stock following the merger. These rights are provided under federal and state law. The California law is contained in Sections 1300 and 1304 of the California General Corporate law (attached as Appendix C). The federal law is contained in 12 U.S.C.A. Section 215a (attached as Appendix D). To exercise these rights, the shareholder must satisfy eligibility requirements and follow the procedures outlined in the statutes. FAILURE TO ESTABLISH ELIGIBILITY OR TO FOLLOW REQUIRED PROCEDURES WILL RESULT IN LOSS OF DISSENTERS' RIGHTS. The elements of dissenters' rights are: eligibility, demand, valuation, and payment. A brief summary of these elements follows:

ELIGIBILITY

    In order to establish eligibility for dissenters' rights, a shareholder must either (i) vote against the merger at the annual meeting or (ii) notify the presiding officer of the meeting at or prior to the meeting that the shareholder dissents from the plan of merger. Unless a shareholder takes one of these two actions, he will not be eligible for dissenters' rights and will receive USB common stock, not cash, in exchange for his BOC common stock.

DEMAND

    A shareholder who is eligible for dissenters' rights has the right to require USB to purchase his or her shares of BOC common stock for cash at the fair market value of those shares as of the valuation date. The valuation date (February 18, 1999) is the day immediately prior to the day the proposed merger was announced. Dissenting shareholders who wish to exercise this right must perfect it by giving USB a written demand as follows:

    Prior to the 30th day following the date the merger is consummated, a dissenting shareholder must surrender his BOC common stock certificates to USB with a written demand that USB purchase those shares for cash at their fair market value as of the valuation date. The written demand, together with the shareholder's BOC common stock certificates, must be delivered to USB at U.S. Bancorp, U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, Attention: General Counsel. The demand must:

    (i) be made by the person who was the shareholder of record on the BOC record date for the annual meeting or his or her duly authorized representative (if the record owner of the shares is a broker or other nominee, arrangements must be made with that record holder for it to make the demand),

    (ii) state the number of dissenting shares and include the shareholder's certificate, and

    (iii) include a demand that USB purchase the shares at the fair market value of such shares as of the valuation date.

    In order to help assure that the demand is properly executed and delivered, USB and BOC recommend that the demand:

    (i) be sent by registered or certified mail, return receipt requested,

    (ii) be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the stock certificates evidencing the shares (must be signed by all owners whose names appear on the stock certificate if more than one), and

    (iii) any person signing a demand in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and be prepared, if USB requests, to furnish written proof of his or her capacity and authority to sign the demand.

A DEMAND IS NOT EFFECTIVE FOR ANY PURPOSE IF IT IS NOT RECEIVED BY USB BEFORE 30 DAYS AFTER THE CONSUMMATION OF THE MERGER. ONCE THE SHAREHOLDER ELIGIBLE TO EXERCISE DISSENTER'S RIGHTS MAKES A DEMAND FOR USB TO PURCHASE THE SHAREHOLDER'S SHARES, THAT DEMAND MAY NOT BE WITHDRAWN WITHOUT THE CONSENT OF USB.

VALUATION

    Under the applicable federal statute, 12 U.S.C. Section 215a the method of valuing the BOC shares is determined by California law. If the merger is approved, within ten days of the approval USB will forward to shareholders that have established their eligibility for dissenters' rights a notice of the approval of the merger, copies of the sections of the California Corporations Code dealing with valuation of dissenters' shares (Section 1300 and 1304), a statement of the price determined by USB to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed by shareholders who desire to exercise their dissenters' rights.

    If dissenting shareholders agree with the share value set by the corporation, that will be the price for the shares. If there is a dispute as to whether the price set by the corporation is the fair market value, then the shareholder, within six months after the date on which the notice of approval of the merger is mailed to the shareholder, may file a complaint in the Superior Court of the County of San Diego to resolve the issue (or may join in an action of another dissenting shareholder).

    BOC shareholders eligible to exercise dissenters' rights should carefully consider the above discussion, Appendices C and D, and consult an independent investment advisor before exercising them.

PAYMENT

    If the value set by USB is accepted, payment will be made promptly following receipt of a legally sufficient demand received before 30 days after consumation of the Merger. If the value set by USB is disputed and the shareholder commences litigation to establish the value, payment will be made promptly following the time a judgment determining the value becomes final.

    A holder of BOC common stock ("DISSENTING SHARES"):

    (i) where such stock is outstanding immediately prior to the Effective Time,

    (ii) where such stock has been voted against the merger at the meeting of shareholders where the merger was approved or as to which the holder has given notice, at or prior to that meeting, to the presiding officer of the meeting that such holder dissents to the merger, and

   (iii) where such holder has made demand on USB for cash in lieu of USB common stock for such Dissenting Shares following the procedures outlined above will be entitled only to receive the fair market value of the Dissenting Shares and not USB common stock for them. If a holder of BOC common stock fails to satisfy any of items (i) through (iii) above or having satisfied them, with the consent of USB, waives such rights, such holder will not be eligible for dissenters' rights and each such share will be deemed to have been converted into shares of USB Common Stock, without any interest thereon.

                                 LEGAL MATTERS

    The validity of the USB Common Stock to be issued in connection with the Merger will be passed upon by Dorsey & Whitney LLP.

                                    EXPERTS

    The financial statements of BOC as of December 31, 1998, and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this Proxy Statement/Prospectus by reference from BOC's annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, as has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of U.S. Bancorp (the Company) appearing in the Company's Annual Report (Form, 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

    Any proposal which a BOC shareholder wished to have included in BOC's materials for BOC's Annual Meeting of Shareholders to be held in 2000 must have been received at the main office of BOC at 600 West Broadway, Suite 100, San Diego, California 92101, no later than [Date], 1999. BOC's Board of Directors reviews each proposal received to determine if it satisfies the criteria established by applicable law for inclusion in BOC's proxy materials.

                                 OTHER MATTERS

    The Board of Directors does not know of any matters to be presented to the Annual Meeting other than those set forth above. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with the recommendation of the Board of Directors on such matters, and discretionary authority to do so is included in the Proxy.

                      WHERE YOU CAN FIND MORE INFORMATION

INFORMATION REGARDING USB

    USB has filed with the Securities and Exchange Commission ("SEC") a Registration Statement under the Securities Act of 1933, as amended (the "SECURITIES ACT") that registers the distribution to BOC Shareholders of the shares of USB Common Stock to be issued in connection with the Merger (the "REGISTRATION STATEMENT"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about USB and USB Common Stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this Proxy Statement/Prospectus.

    In addition, USB files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like USB, who files electronically with the SEC. The address of that site is http://www.sec.gov.

    You can also inspect reports, proxy statements and other information about USB at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows USB to "incorporate by reference" information into this Proxy Statement/ Prospectus. This means that USB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this document.

    This Proxy Statement/Prospectus incorporates by reference the documents listed below that USB has previously filed with the SEC. They contain important information about USB and its financial condition.

USB SEC FILINGS                                 PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K....................  year ended December 31, 1998, as filed
                                                February 26, 1999

Current Reports on form 8-K...................  Filed January 20, 1999

    USB incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Annual Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

INFORMATION REGARDING BOC

    BOC is subject to the informational requirements of the Exchange Act, and, prior to December 22, 1997, in accordance with the Exchange Act filed reports, proxy statements and other information with the FDIC. On December 22, 1997, BOC became a member bank of the Federal Reserve System and, in accordance with the regulations of the Federal Reserve Board has, since that date, filed such reports, proxy statements and other information with the Federal Reserve Board. Such reports, proxy statements and other information filed by BOC can be inspected and copied at the public reference facilities maintained by the FDIC at Registration & Disclosure Unit, 550 17th Street, N.W., Washington, D.C. 20429 and by the Federal Reserve Board at Division of Banking Supervision & Regulation, 20th Street & Constitution Avenue, N.W., Washington, D.C. 20551. Copies of such materials can be obtained from the FDIC and the Federal Reserve Board at prescribed rates.

    The Federal Reserve Board allows BOC to "incorporate by reference" information into this Proxy Statement/Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately either with the SEC or with the Federal Reserve Board. The information incorporated by reference is considered to be a part of this Proxy Statement/ Prospectus, except for any information that is superseded by information that is included directly in this document. This Proxy Statement/Prospectus incorporates by reference the documents listed below that BOC has previously filed with the Federal Reserve Board. They contain important information about BOC and its financial condition.

BOC FEDERAL RESERVE BOARD FILINGS               PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K....................  Year ended December 31, 1998, as filed March
                                                  , 1999

Current Reports on Form 8-K...................  Filed February 22, 1999

INFORMATION REGARDING USB AND BOC

    USB has supplied all information contained or incorporated by reference in this Proxy Statement/ Prospectus relating to USB, as well as all pro forma financial information, and BOC has supplied all such information relating to BOC.

    Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

              USB                              BOC
      Investor Relations            Investor/Public Relations
         U.S. Bancorp                   Bank of Commerce
        U.S. Bank Place                9918 Hibert Street
    601 Second Avenue South        San Diego, California 92131
    Minneapolis, Minnesota        Telephone (619) 536-4505 x138
          55402-4302
   Telephone (612) 973-1111

    If you would like to request documents, please do so by June 1, 1999 to receive them before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this Proxy Statement/Prospectus or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of USB and BOC, as well as certain information relating to the Merger, including, without limitation statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (a) competitive pressures among financial services companies increase, including competition for SBA lending business; (b) changes in the interest rate environment reduce interest margins; (c) general economic conditions, either internationally or nationally or in the states or countries in which USB or BOC is doing business, change or are less favorable than expected; (d) legislative or regulatory changes adversely affect the businesses in which USB or BOC are engaged, including changes in SBA lending programs or the Merger; and (e) technological changes (including "Year 2000" data systems compliance issues) are more difficult or expensive than anticipated.

    See "WHERE YOU CAN FIND MORE INFORMATION."

                             INDEX OF DEFINED TERMS

1989 Stock Option Plan..............................................................         61
1998 Change in Control..............................................................         71
Acquisition Announcement............................................................         54
Acquisition Transaction.............................................................         33
Act.................................................................................         42
Administrator.......................................................................         69
Affiliate Agreements................................................................         15
Agreement...........................................................................         14
Agreement to Change Control.........................................................         53
Annual Compensation.................................................................         56
Annual Meeting......................................................................         14
Average Stock Price.................................................................         17
Bank Merger Act.....................................................................         30
Base Unit Value.....................................................................         61
BOC.................................................................................          1
BOC 1998 Stock Plan.................................................................         61
BOC CEO Confidentiality Agreement...................................................         34
BOC CEO Employment Agreement........................................................         34
BOC Common Stock....................................................................         15
BOC Record Date.....................................................................         15
BOC Record Holders..................................................................         15
BOC SEVP Confidentiality Agreement..................................................         35
BOC SEVP Employment Agreement.......................................................         35
BOC Shareholders....................................................................         16
BOC Stock Option....................................................................         17
CEO Compensation and Benefits Agreement.............................................         52
CEO Disability Policy...............................................................         56
CGCL................................................................................     34, 73
Change of Control Payment...........................................................         53
Code................................................................................         17
Committee...........................................................................         56
Control.............................................................................         53
Corporate Partners..................................................................         77
Depositary Shares...................................................................         78
DFI.................................................................................         42
DGCL................................................................................         73
Disability..........................................................................         55
Disability Policy...................................................................         60
Dissenting Shares...................................................................     16, 89
Disqualifying Disposition...........................................................         72
DOJ.................................................................................         31
Effective Date......................................................................         27
Effective Time......................................................................         27
Employment Agreements...............................................................         56
Equity Participation Plan...........................................................         61
Exchange Act........................................................................         32
ESOP................................................................................         38
Exchange Agent......................................................................         26

Exchange Fund.......................................................................         26
Exchange Ratio......................................................................         17
Executive Disability................................................................         59
Executive Salary Continuation Agreements............................................         57
FDIC................................................................................         31
Federal Reserve Board...............................................................         42
Florida Stock Purchase Agreement....................................................         77
GAAP................................................................................          5
HFM.................................................................................         18
Hardship Event......................................................................         62
Income Bonus........................................................................         52
Initial Triggering Event............................................................         32
Injunction..........................................................................         28
Insiders............................................................................         67
IRS.................................................................................         39
ISO's...............................................................................         61
KBW.................................................................................         18
Last Trading Price..................................................................         51
Merger..............................................................................         16
MFC.................................................................................         10
NQO's...............................................................................         61
OCC.................................................................................         27
Offshore............................................................................         77
Participant.........................................................................         61
Participant Payment.................................................................         61
Participation Payment Events........................................................         61
Partnerships........................................................................         77
Person..............................................................................         32
Pro Forma Exchange Ratio............................................................          7
PSPR................................................................................         77
Purchasers..........................................................................         77
Reference Package...................................................................         75
Registration Statement..............................................................         90
Replacement Option..................................................................         17
Reporting Rules.....................................................................         68
Riegle-Neal Act.....................................................................         30
ROE.................................................................................         52
Rule 145............................................................................         34
RVNB................................................................................          8
Salary Continuation Agreement.......................................................         54
Salary Termination Events...........................................................         53
Sale of BOC.........................................................................         53
Sale of BOC Bonus...................................................................         53
SARs................................................................................         50
SBA.................................................................................      2, 43
SBA Loan Growth Bonus...............................................................         52
SEC.................................................................................         90
Securities Act......................................................................         90
Significant Subsidiary..............................................................         33
State Board.........................................................................         77
Stated Termination Date.............................................................         69

Stock Awards........................................................................         69
Stock Purchase Agreement............................................................         77
Stock Purchase Plan.................................................................         38
Subsequent Triggering Event.........................................................         33
Subsidiary..........................................................................         33
Superior Proposal...................................................................         28
Surviving Corporation...............................................................         16
Term Date...........................................................................         74
Term Participating Preferred Stock..................................................         74
Termination Fee.....................................................................         32
Termination Lump Sum................................................................         53
Treasury Stock......................................................................         16
Triggering Event....................................................................         33
US Bank.............................................................................         16
USB.................................................................................          1
USB Common Stock....................................................................         16
USB Shareholders....................................................................         26
USB Subsidiary......................................................................         32
USBC................................................................................         10
Year 2000...........................................................................          6

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                         DATED AS OF FEBRUARY 18, 1999
                            AS AMENDED AND RESTATED
                                     AS OF
                                 MARCH 26, 1999
                                    BETWEEN
                                  U.S. BANCORP
                                      AND
                                BANK OF COMMERCE

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                           -----------
RECITALS.................................................................................         A-1

                                              ARTICLE I

CERTAIN DEFINITIONS

     1.01  Certain Definitions...........................................................         A-1

                                              ARTICLE II

THE MERGER

     2.01  The Merger....................................................................         A-5
     2.02  Effective Date and Effective Time.............................................         A-5
     2.03  Merger Agreement..............................................................         A-5

                                             ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

     3.01  Reorganization Consideration..................................................         A-6
     3.02  Rights as Shareholders; Stock Transfers.......................................         A-6
     3.03  Fractional Shares.............................................................         A-6
     3.04  Exchange Procedures...........................................................         A-6
     3.05  Anti-Dilution Provisions......................................................         A-8
     3.06  Options.......................................................................         A-8

                                              ARTICLE IV

ACTIONS PENDING ACQUISITION

     4.01  Forbearances of Bank..........................................................         A-9
     4.02  Forbearances of USB...........................................................        A-11

                                              ARTICLE V

REPRESENTATIONS AND WARRANTIES

     5.01  Disclosure Schedules..........................................................        A-12
     5.02  Standard......................................................................        A-12
     5.03  Representations and Warranties of Bank........................................        A-12
     5.04  Representations and Warranties of USB.........................................        A-21

                                                                                                 PAGE
                                                                                           -----------
                                              ARTICLE VI

COVENANTS

     6.01  Reasonable Best Efforts.......................................................        A-23
     6.02  Shareholder Approval..........................................................        A-24
     6.03  Registration Statement........................................................        A-24
     6.04  Press Releases................................................................        A-25
     6.05  Access; Information...........................................................        A-25
     6.06  Acquisition Proposals.........................................................        A-25
     6.07  Affiliate Agreements..........................................................        A-26
     6.08  Stock Exchange Listing........................................................        A-26
     6.09  Regulatory Applications.......................................................        A-26
     6.10  Indemnification; Directors' and Officers' Insurance...........................        A-27
     6.11  Benefit Plans.................................................................        A-28
     6.12  Notification of Certain Matters...............................................        A-28
     6.13  Certain Loans and Related Matters.............................................        A-28
     6.14  Monthly Financial Statements..................................................        A-29
     6.15  Updated Disclosure Schedule...................................................        A-29

                                             ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01  Conditions to Each Party's Obligation to Effect the Merger....................        A-29
     7.02  Conditions to Obligation of Bank..............................................        A-30
     7.03  Conditions to Obligation of USB...............................................        A-30

                                             ARTICLE VIII

TERMINATION

     8.01  Termination...................................................................        A-31
     8.02  Effect of Termination and Abandonment.........................................        A-31
     8.03  Termination Fee...............................................................        A-31

                                              ARTICLE IX

MISCELLANEOUS

     9.01  Survival......................................................................        A-33
     9.02  Waiver; Amendment.............................................................        A-33
     9.03  Counterparts..................................................................        A-33
     9.04  Governing Law.................................................................        A-33
     9.05  Expenses......................................................................        A-33
     9.06  Notices.......................................................................        A-33
     9.07  Entire Understanding; No Third Party Beneficiaries............................        A-34
     9.08  Interpretation; Effect........................................................        A-34
     9.09  Enforcement of Agreement......................................................        A-34

EXHIBIT A    Form of Merger Agreement
EXHIBIT B    Form of Affiliate Agreement

AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 18, 1999, as amended and restated as of March 26, 1999 (as so amended and restated, the "Agreement") between U.S. BANCORP ("USB") and BANK OF COMMERCE ("Bank").

                                    RECITALS

A. BANK. Bank is a California chartered bank, having its principal place of business in San Diego, California.

B. USB. USB is a Delaware corporation, having its principal place of business in Minneapolis, Minnesota.

C. US BANK. USB has a wholly owned subsidiary named U.S. Bank National Association ("US Bank") organized under the laws of the United States.

D. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that this Agreement shall constitute a plan of reorganization and that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "Code").

E. BOARD ACTION. The respective Boards of Directors of USB, US Bank, and Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

"Acquisition Transaction" has the meaning set forth in Section 8.03(b)(i).

"Affiliate Agreements" has the meaning set forth in Section 6.07.

"Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

"Average Stock Price" has the meaning set forth in Section 3.01(a).

"Bank" means Bank of Commerce, a California chartered bank.

"Bank Articles" means the Articles of Incorporation of Bank.

"Bank Board" means the Board of Directors of Bank.

"Bank By-Laws" means the By-Laws of Bank.

"Bank Common Stock" means the common stock, no par value per share, of Bank.

"Bank Meeting" has the meaning set forth in Section 6.02.

"Bank Plans" means the Bank Stock Option Plan and the Bank Stock Plan.

"Bank Preferred Stock" has the meaning set forth in Section 5.03(b).

"Bank Regulatory Reports" has the meaning set forth in Section 5.03(k)(iii).

"Bank's Knowledge" shall mean the actual knowledge of Bank's Chief Executive Officer, Senior Executive Vice President or any Executive Vice President or Senior Vice President.

"Bank Stock Option" has the meaning set forth in Section 3.06(a).

"Bank Stock Option Plan" means Bank's 1989 Stock Option Plan.

"Bank Stock Plan" means Bank's 1998 Stock Plan.

"Benefit Plans" has the meaning set forth in Section 5.03(p)(i).

"Business Combination" has the meaning set forth in Section 3.05.

"CGCL" means the California General Corporation Law.

"Code" has the meaning set forth in the recitals.

"Confidentiality Agreement" has the meaning set forth in Section 6.05(b).

"Costs" has the meaning set forth in Section 6.10(a).

"Daily Per Share Prices" has the meaning set forth in Section 3.01(a).

"DFI" means the California Department of Financial Institutions.

"Disclosure Schedule" has the meaning set forth in Section 5.01.

"Dissenting Shares" has the meaning set forth in Section 3.04(f).

"DPC shares" shall mean shares of Bank Common Stock held as a result of debts previously contracted in good faith.

"D Warrant" shall mean a Bank "D" Common Stock Purchase Warrant.

"Effective Date" means the date on which the Effective Time occurs, as provided for in Section 2.02.

"Effective Time" means the effective time of the Merger, as provided for in
Section 2.02.

"Employees" has the meaning set forth in Section 5.03(p)(i).

"Environmental Law" has the meaning set forth in Section 5.03(s).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 5.03(p)(iv).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Exchange Agent" has the meaning set forth in Section 3.04(a).

"Exchange Fund" has the meaning set forth in Section 3.04(a).

"Exchange Ratio" has the meaning set forth in Section 3.01(a).

"FDIC" means the Federal Deposit Insurance Corporation.

"Fee Termination Event" has the meaning set forth in Section 8.03(a).

"Financial Statements" has the meaning set forth in Section 5.03(g)(ii).

"FRB" means the Federal Reserve Board.

"GAAP" has the meaning set forth in Section 5.03(g)(ii).

"Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

"Hazardous Substance" has the meaning set forth in Section 5.03(s).

"Indemnified Party" has the meaning set forth in Section 6.10(a).

"Initial Triggering Event" has the meaning set forth in Section 8.03(b).

"Injunction" has the meaning set forth in Section 7.01(c).

"Leases" has the meaning set forth in Section 5.03(r)(ii).

"Liabilities" has the meaning set forth in Section 5.03(i).

"Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than liens for taxes not yet due and payable.

"Loans" has the meaning set forth in Section 5.03(w)(i).

"Material Adverse Effect" means, with respect to USB or Bank, any effect that

    (i) is material and adverse to the financial position, results of operations or business of USB and its Subsidiaries taken as a whole or Bank, respectively, or

    (ii) would materially impair the ability of either USB or Bank to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement;

provided, however, that Material Adverse Effect shall not be deemed to include the impact of

    (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,

    (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally,

    (c) any expenses incurred by a party hereto in connection with this Agreement or the transactions contemplated hereby, or

    (d) any action or omission of Bank or USB or any of its Subsidiaries taken with the prior written consent of the other party hereto.

"Merger" has the meaning set forth in Section 2.01(a).

"Millennium Compliant" has the meaning set forth in Section 5.03(aa).

"Multi-Employer Plans" has the meaning set forth in Section 5.03(p)(ii).

"New Certificate" has the meaning set forth in Section 3.04(a).

"OCC" means the Office of the Comptroller of the Currency.

"Old Certificate" has the meaning set forth in Section 3.04(a).

"Pension Plan" has the meaning set forth in Section 5.03(p)(ii).

"Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or other entity or unincorporated organization.

"Plans" has the meaning set forth in Section 5.03(p)(ii).

"Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

"Proxy Statement" has the meaning set forth in Section 6.03(a).

"Registration Statement" has the meaning set forth in Section 6.03(a).

"Regulatory Authority" has the meaning set forth in Section 5.03(k)(i).

"Regulatory Documents" means documents filed with the SEC, the FRB, the FDIC, the OCC or the DFI, as applicable, of the types referred to in Section 5.03(g) and Section 5.04(f)(i).

"Replacement Option" has the meaning set forth in Section 3.06(a).

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

"Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

"Subsequent Triggering Event" has the meaning set forth in Section 8.03(c).

"Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

"Superior Proposal" has the meaning set forth in Section 6.06.

"Surviving Corporation" has the meaning set forth in Section 2.01(a).

"Takeover Proposal" has the meaning set forth in Section 6.06.

"Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

"Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

"Termination Fee" has the meaning set forth in Section 8.03(a).

"Treasury Stock" shall mean shares of Bank Common Stock held by Bank or by USB or any of its Subsidiaries, in each case other than Trust Account Shares and DPC Shares.

"Triggering Event" has the meaning set forth in Section 8.03(d).

"Trust Account Shares" shall mean shares of Bank Common Stock held in a fiduciary (including custodial or agency) capacity.

"USB" has the meaning set forth in the preamble to this Agreement.

"US Bank" has the meaning set forth in the Recitals to this Agreement.

"USB Board" means the Board of Directors of USB.

"USB Common Stock" means the common stock, $1.25 par value per share, of USB.

"USB Preferred Stock" has the meaning set forth in Section 5.04(b).

"USB's Stock Exchange" means the New York Stock Exchange.

"USB Stock Reserves" has the meaning set forth in Section 5.04(b).

"USB Subsidiary" has the meaning set forth in Section 8.03(b)(i).

                                   ARTICLE II
                                   THE MERGER

2.01  THE MERGER.

    (a) THE SURVIVING CORPORATION. At the Effective Time, Bank shall merge with and into US Bank (the "Merger"), the separate corporate existence of Bank shall cease and US Bank shall survive and continue to exist as a national banking association formed under the laws of the United States (US Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

    (b) EFFECTIVE DATE OF MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective in accordance with the procedures adopted by the OCC, implementing 12 C.F.R.
Section 5.33.

    (c) ARTICLES OF ASSOCIATION AND BY-LAWS. The articles of association and by-laws of the Surviving Corporation immediately after the Merger shall be those of US Bank as in effect immediately prior to the Effective Time.

    (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of US Bank immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

    (e) NAME. Effective immediately upon consummation of the merger, the name of the Surviving Corporation shall be "Bank of Commerce, National Association."

2.02 EFFECTIVE DATE AND EFFECTIVE TIME. On such date as USB selects (and promptly provides notice thereof to Bank), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger (other than those conditions that relate to actions to be taken at the closing) are satisfied or waived (or, at the election of USB, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, the Merger Agreement shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in the Merger Agreement. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such Merger Agreement.

2.03 MERGER AGREEMENT. Bank and US Bank shall enter into a Merger Agreement in substantially the form of Exhibit A.

                                  ARTICLE III
                       CONSIDERATION; EXCHANGE PROCEDURES

3.01 REORGANIZATION CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) OUTSTANDING BANK COMMON STOCK. Each share of Bank Common Stock, excluding Treasury Stock, issued and outstanding immediately prior to the Effective Time shall be converted, subject to Section 3.05, into a number of shares of USB's Common Stock, such number to be determined by reference to the ratio provided below (the "Exchange Ratio"). If the Average Stock Price (as hereinafter defined) is:

        (i) greater than $40.00, the Exchange Ratio shall be equal to the quotient obtained by dividing 24.00 by the Average Stock Price;

        (ii) equal to or greater than $30.00 but less than or equal to $40.00, the Exchange Ratio shall be fixed at .60; or

       (iii) less than $30.00, the Exchange Ratio shall be equal to the quotient obtained by dividing 18.00 by the Average Stock Price.

"Average Stock Price" means the average of the Daily Per Share Prices (as hereinafter defined) for the twenty consecutive trading days ending on (and including) the third trading day prior to the Effective Date. The "Daily Per Share Price" for any trading day means the closing price per share of USB Common Stock (as reported in USB's Stock Exchange Composite Transaction Tape) for that day.

    (b) OUTSTANDING USB COMMON STOCK. Each share of USB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

    (c) OUTSTANDING US BANK COMMON STOCK. Each share of common stock of US Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected and shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Corporation.

3.02 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Bank Common Stock shall cease to be, and shall have no rights as, shareholders of Bank, other than to receive any dividend or other distribution with respect to Bank Common Stock with a record date occurring prior to the Effective Date and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Bank or the Surviving Corporation of shares of Bank Common Stock.

3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of USB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, USB shall pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share of USB Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the product of (i) the Average Stock Price times (ii) the Exchange Ratio, as determined by Section 3.01(a).

3.04  EXCHANGE PROCEDURES.

    (a) DEPOSIT OF EXCHANGE FUND. At or prior to the Effective Time, USB shall deposit, or shall cause to be deposited, with such bank or trust company as USB shall elect, subject to the approval of Bank, which approval may not be unreasonably withheld (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Bank Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of

USB Common Stock and the cash in lieu of fractional shares ("New Certificates") (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
Article III in exchange for outstanding shares of Bank Common Stock.

    (b) EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Date, and in any event no later than 10 business days after the Effective Date, USB shall send or cause to be sent to each former holder of record of shares of Bank Common Stock immediately prior to the Effective Time, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the New Certificates representing the shares of USB Common Stock and the cash in lieu of fractional shares into which the shares of Bank Common Stock represented by such Old Certificates shall have been converted pursuant to this Agreement. Bank shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. USB shall cause the New Certificates representing the shares of USB Common Stock into which shares of a shareholder's Bank Common Stock are converted at the Effective Time and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Bank Common Stock (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to USB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder, together with a duly executed letter of transmittal. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of Bank Common Stock not registered in the transfer records of Bank, the exchange described in this Section 3.04(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such Bank Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of USB and the Exchange Agent, (i) to evidence and effect such transfer but for the provisions of Section 3.02 hereof and (ii) to evidence that all applicable stock transfer and other taxes have been paid.

    (c) UNCLAIMED CERTIFICATES. If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of USB (and to the extent not in its possession shall be paid over to USB), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) DISTRIBUTIONS IN RESPECT OF UNCLAIMED CERTIFICATES. No dividends or other distributions with respect to USB Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Bank Common Stock converted in the Merger into the right to receive shares of such USB Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of USB Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of USB Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (e) DISPOSITION OF UNCLAIMED EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bank for six months after the Effective Time shall be returned by the Exchange Agent to USB. Any shareholders of Bank who have not theretofore complied with this Article III shall thereafter look only to USB for payment of the shares of USB Common Stock, cash in lieu of any fractional shares, and unpaid dividends and distributions on USB Common Stock deliverable in respect of each share of Bank Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

    (f) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Bank Common Stock which are outstanding immediately prior to the Effective Time and which constitute "dissenting shares" as defined in
Section 1300 of the CGCL (such shares are referred to herein as "Dissenting Shares") shall not be converted into shares of USB Common Stock but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Sections 1300-1312 ("Sections 1300 et seq.") of the CGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Corporation, his or her demand for purchase of such shares, or
(ii) if any holder of Dissenting Shares fails to establish or otherwise loses his or her entitlement to payment of the fair market value of such shares as provided in Sections 1300 et seq. such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Bank Common Stock as contemplated by Sections 1300 et seq., and each of such shares shall thereupon be deemed to have been converted into shares of USB Common Stock, without any interest thereon, as provided in Article III hereof.

3.05 ANTI-DILUTION PROVISIONS. In the event USB (i) changes (or establishes a record date for changing) the number of shares of USB Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding USB Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of USB Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, USB shall consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that USB Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of Bank who would be entitled to receive shares of USB Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of USB Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of USB Common Stock.

3.06  OPTIONS.

    (a) At the Effective Time, each outstanding option to purchase shares of Bank Common Stock under the Bank Stock Option Plan and Bank Stock Plan and each D Warrant (each, a "Bank Stock Option"), whether vested or unvested, shall be converted into an option or warrant, as appropriate, to acquire, on the same terms and conditions as were applicable under such Bank Stock Option, the number of shares of USB Common Stock equal to (a) the number of shares of Bank Common Stock subject to the Bank Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (each new option or warrant is hereinafter referred to as "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Bank Common Stock which were purchasable pursuant to such Bank Stock Option divided by (z) the number of full shares of USB Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Bank Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Bank shall take all action, if any, necessary with respect to the Bank Plans to permit the replacement of the outstanding Bank Stock Options by USB pursuant to this Section and, in Bank's discretion, to prevent the termination of Bank Stock Options if as a result of the completion of the Merger, such options could terminate. At the Effective Time, USB shall assume the Bank Plans; provided, that such assumption shall be only in respect of the Replacement Options resulting from the conversion of Bank Stock Options issued under such plans and that USB shall have no obligation with respect to any awards under the Bank Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Bank Plans.

    (b) Prior to the Effective Time, USB shall reserve for issuance the number of shares of USB Common Stock necessary to satisfy USB's obligations under this
Section 3.06. Promptly after the Effective Time (but in no event later than five business days thereafter), USB shall file with the SEC a registration statement or registration statements on an appropriate form under the Securities Act with respect to the shares of USB Common Stock subject to Replacement Options, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein and to comply with applicable state securities or "blue sky" laws for so long as such options remain outstanding. Bank and USB shall take all such steps as may be required to cause the transactions contemplated by this Section 3.06 and any other dispositions of Bank equity securities (including derivative securities) or acquisitions of USB equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or executive officer of Bank exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as adopted by the FRB pursuant to 12 C.F.R. part 208 (as amended), such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE IV
                          ACTIONS PENDING ACQUISITION

4.01 FORBEARANCES OF BANK. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of USB, Bank will not:

    (a) ORDINARY COURSE. Conduct the business of Bank other than in the ordinary and usual course in accordance in all material respects with all applicable laws, rules and regulations and past practice, or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact the business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

    (b) DELAY. Willfully take any action that would materially adversely affect or delay the ability of Bank to perform any of their obligations under this Agreement on a timely basis.

    (c) CAPITAL STOCK. Other than pursuant to the Rights Previously Disclosed and outstanding on the date hereof, and other than granting New Stock Options for up to 25,000 shares of Bank Common Stock per calendar month that may be issued in the ordinary course of business as Previously Disclosed, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Bank Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Bank Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

    (d) DIVIDENDS, ETC. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Bank Common Stock other than normal quarterly dividends not in excess of $.05 per share of Bank Common Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (except for the acquisition of DPC Shares and Trust Account Shares), any shares of its capital stock or any Rights with respect to Bank securities.

    (e) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Bank, or grant any bonus or any salary or wage increase or establish or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice,
(ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or
(iv) for grants of awards to newly hired employees consistent with past practice.

    (f) BENEFIT PLANS. Except as Previously Disclosed, enter into, establish, adopt or amend (except (i) as may be required by applicable law, or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof to amend the Bank Plans to prevent the termination of Bank Stock Options if as a result of completion of the Merger, such options could terminate) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, (iii) to increase the number of shares of Bank Common Stock available for issuance under the Bank Stock Plan by 500,000 or
(iv).

    (g) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business; provided, that any such sale, transfer, mortgage, encumbrance or disposition of any fee interest in real property housing Bank branches, loan offices or offices engaged in Bank operations shall not be considered in the ordinary course of business.

    (h) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to Bank.

    (i) CAPITAL EXPENDITURES. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 individually or $1,000,000 in the aggregate.

    (j)  GOVERNING DOCUMENTS.  Amend the Bank Articles or Bank By-Laws.

    (k) ACCOUNTING METHODS. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

    (l) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into, terminate or renew any material contract (as defined in Section 5.03(m)) or amend or modify in any material respect any of its existing material contracts.

    (m)  ADVERSE ACTIONS.

        (i) Take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

        (ii) Knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

    (n) RISK MANAGEMENT. Except as required by applicable law or regulation, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices.

    (o) INDEBTEDNESS; LIABILITIES. Incur any indebtedness for borrowed money or voluntarily incur or become subject to any material liability, in each case other than in the ordinary course of business consistent with past practice.

    (p) DISCHARGE. Discharge or satisfy any material lien or encumbrance on the properties or assets of Bank or pay or cancel any material debt, liability or claim of Bank or otherwise waive any rights of material value of Bank, except in the ordinary course of business.

    (q) INSURANCE. Permit its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverages substantially equal to the coverages under the canceled, terminated or lapsed policies are in full force and effect.

    (r) SETTLEMENTS. Except as Previously Disclosed, enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which Bank becomes a party after the date of this Agreement in excess of $100,000.

    (s) EXTENSIONS OF CREDIT. Make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with Bank's lending policies as previously provided to USB, or make any agreement or commitment binding it to extend credit for any individual loan in an amount in excess of $3,500,000.

    (t) LOAN SALES. Sell loans except in the ordinary course of business; provided, however, to the extent loan sales exceed those scheduled in the budget provided to USB but net income for the period does not exceed profit projections provided to USB for the period such loan sales shall be deemed to be in the ordinary course of business.

    (u)  COMMITMENTS.  Agree or commit to do any of the foregoing.

4.02 FORBEARANCES OF USB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Bank, USB will not, and will cause each of its Subsidiaries not to:

    (a) DELAY. Willfully take any action USB knows or should know would materially adversely affect the ability of Bank, USB or US Bank to perform any of their obligations on a timely basis under this Agreement.

    (b)  ADVERSE ACTIONS.

        (i) Take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

        (ii) Knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement (as of their respective dates) being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Bank has delivered to USB a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had a Material Adverse Effect.

5.02  STANDARD.  No representation or warranty of Bank or USB contained in
Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or
5.04 has had or would be reasonably expected to have a Material Adverse Effect on the party making such representation or warranty; provided, however that the representations and warranties of Bank contained in Sections 5.03(a), (b), (d),
(e), (h), and (n) and of USB contained in Sections 5.04(a)(i), (c), (d), and (g) shall be true and correct in all respects without qualification by the standard set forth in this Section 5.02.

5.03 REPRESENTATIONS AND WARRANTIES OF BANK. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Bank hereby represents and warrants to USB:

    (a) ORGANIZATION, STANDING AND AUTHORITY. Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Bank is chartered and in good standing as a bank under the laws of the State of California. Bank is duly licensed and qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified, except where a failure to be so licensed and qualified would not reasonably be expected to have a Material Adverse Effect. The copies of the Bank Articles and Bank By-Laws which have been provided to USB prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. True and correct copies of the minute books of Bank have been made available to USB and fairly and accurately reflect all material corporate action taken by the board of directors and shareholders of Bank since December 31, 1996.

    (b) BANK COMMON STOCK; SUBSIDIARIES; NO BANK HOLDING COMPANY. As of the date of this Agreement, the authorized capital stock of Bank consists solely of 50,000,000 shares of Bank Common Stock and 1,000,000 shares of preferred stock (the "Bank Preferred Stock"). As of January 25, 1999, there were 14,811,623 shares of Bank Common Stock and no shares of Bank Preferred Stock issued and outstanding. As of the date hereof no shares of Bank Common Stock were held in treasury by Bank or otherwise owned by Bank. As of the date of this Agreement, no shares of Bank Common Stock were reserved for issuance, except that (i) a total of 1,028,802 shares of Bank Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the Bank Plans, (ii) a total of 655,351 shares of Bank Common Stock were reserved for issuance under stock options that may be granted pursuant to the Bank Plans, and (iii) 588,800 shares of Bank Common Stock were reserved for issuance upon exercise of D Warrants. Bank has provided or made available to USB true and correct copies of all such agreements, arrangements (including all stock option plans) or commitments referred to above. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above, Bank does not have any Rights issued or outstanding with respect to any shares of Bank Common Stock or any other equity securities of Bank. Other than as described above, Bank has not authorized or issued any indebtedness, instrument, contract or other arrangement that could be treated as equity of the Bank under United States federal income tax law. Additionally, Bank has no outstanding stock, indebtedness, instrument, contract or arrangement that Bank has treated as debt for United States federal income tax purposes but not debt for other purposes. The Bank has no subsidiaries, and to Bank's Knowledge, Bank is not owned by a bank holding company as defined under the Bank Holding Company Act of 1956, as amended.

    (c) OWNERSHIP OF OTHER SECURITIES. Other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted, Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

    (d) CORPORATE POWER. Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

    (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval by the holders of two-thirds of the outstanding shares of Bank Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Bank and the Bank Board on or prior to the date hereof and no other corporate proceedings on the part of Bank are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Bank Board has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the Exchange Ratio to be received by the holders of Bank Common Stock in the Merger is fair to the holders of Bank Common Stock from a financial point of view.

    (f)  REGULATORY APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Bank in connection with the execution, delivery or performance by Bank of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal banking authorities, the DFI and state regulatory authorities in states in which Bank operates loan production offices, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the shareholders of Bank, and (C) the filing of the Merger Agreement together with certificates of officers of the constituent corporations with the OCC. As of the date hereof, Bank is not aware of any reason why the approvals set forth in
    Section 7.01(b) will not be received.

        (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not:

           (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, arrangement, understanding, indenture or instrument of Bank or to which Bank or any of its properties is subject or bound,

           (B) constitute a breach or violation of, or a default under, the Bank Articles or the Bank By-Laws, or

           (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, arrangement, understanding, indenture or instrument.

    (g) FINANCIAL REPORTS AND REGULATORY DOCUMENTS. Bank's Annual Reports under FDIC or FRB regulations for the fiscal years ended December 31, 1997 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1995 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, under the California Financial Code or under the securities regulations of the FDIC or the FRB, in the form filed or to be filed (collectively, the Bank "Regulatory Documents") with the FDIC, FRB or DFI, as applicable, correct and complete copies of which have been made available to USB, as of the date filed:

        (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act, the securities regulations of the FDIC and the FRB, or the California Financial Code, as the case may be; and

        (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including any related notes and schedules thereto) (collectively, the "Financial Statements") fairly presents, or will fairly present, in all material respects, the financial position of Bank as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Bank for the periods to which they relate, comply in all material respects with applicable accounting requirements and with the published requirements of the FDIC or FRB, as applicable with respect thereto, and in each case in accordance with generally accepted accounting principles consistently applied ("GAAP") during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as disclosed in the Regulatory Documents or as required by GAAP, Bank has not, since December 31, 1997, made any change in the accounting practices or policies applied in the preparation of the Financial Statements of Bank.

    (h) NO MATERIAL ADVERSE CHANGES. Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to Bank.

    (i) ABSENCE OF UNDISCLOSED LIABILITIES. Except with respect to Taxes, which are addressed exclusively by Section 5.03(t), all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected in the Financial Statements of Bank in accordance with GAAP have been so reflected. Bank has no Liabilities except (a) as reflected in the Financial Statements, (b) Liabilities which have arisen after the date of the latest balance sheet of Bank in the ordinary course of business (including, without limitation, deposit obligations), none of which (other than deposit obligations) is a material uninsured liability, and (c) as otherwise Previously Disclosed. As of the date of this Agreement, there are no agreements or commitments binding Bank to extend credit, in the individual amount of $5,000,000 or more, or to Bank's Knowledge, in the amount per "one borrower" of $5,000,000 or more (as combined and aggregated as set forth in 12 C.F.R. Section32.5).

    (j) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against Bank and, to Bank's Knowledge, no such litigation, claim or other proceeding has been threatened. Bank is not subject to any outstanding order, writ, injunction or decree.

    (k)  REGULATORY MATTERS.

        (i) Bank is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the FRB and the FDIC) (collectively, the "Regulatory Authorities").

        (ii) Bank has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

       (iii) Since December 31, 1997, Bank has filed each report or other filing that it was required to file with any federal or state banking or other applicable regulatory authorities having jurisdiction over it (together with all exhibits thereto, the "Bank Regulatory Reports"). Bank has provided or made available to USB copies of all of the Bank Regulatory Reports. As of their respective dates or as subsequently amended prior to the date hereof, each of the Bank Regulatory Reports was true and correct and complied with the requirements of the applicable form for each such Bank Regulatory Report.

    (l)  COMPLIANCE WITH LAWS; PERMITS.  Bank:

        (i) except with respect to Tax, employment and environmental matters which are addressed exclusively by Sections 5.03(o), (p), (q), (s) and (t), is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, to the extent applicable if at all, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, as amended, the Real Estate Settlement Procedures Act, the Federal Reserve Act, the Home Mortgage Disclosure Act of 1975, the Home Owners Loan Act (each as amended) and all other applicable fair lending laws and other laws relating to Bank's business practices;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Bank's Knowledge, no suspension or cancellation of any of them is threatened;

       (iii) is in compliance with the provisions of the Bank Articles and the Bank Bylaws; and

        (iv) has received, since December 31, 1997, no notification or communication from any Governmental Authority.

           (A) asserting that Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or

           (B) threatening to revoke any license, franchise, permit or governmental authorization.

    (m) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its Regulatory Documents, the Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):

        (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, or

        (ii) that materially restricts the conduct of its business.

Bank is not in default and no circumstances exist under which by notice or passage of time (or both) the Bank would be in default under any material contract, agreement, commitment, arrangement, lease or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To Bank's Knowledge, there has been no default, cancellation or breach by any other party to any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Bank is a party. To Bank's Knowledge, no customer has indicated that it will stop or decrease the rate of business done with Bank (except for changes in the ordinary course of such business).

    (n) NO BROKERS. No action has been taken by Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc.

    (o) EMPLOYEES. To Bank's Knowledge, as of the date of this Agreement there is no announced or anticipated resignation of the chief executive officer, the senior executive vice president, or any executive vice president, or senior vice president of Bank. Bank has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and non-discrimination.

    (p)  EMPLOYEE BENEFIT PLANS.

        (i) All benefit and compensation plans, contracts, policies or arrangements currently in effect covering current employees or former employees of Bank (the "Employees") and current or former directors of Bank, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, except for amendments to the Bank Plans to prevent the termination of Bank Stock Options if as a result of the completion of the Merger, such options could terminate (the "Benefit Plans"), are Previously Disclosed in Bank's Disclosure Schedule. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to USB.

        (ii) All employee benefit plans, other than "Multi-Employer Plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. All employee benefit plans intended to be qualified under Section 401(a) or Section 403(a) of the Code are in substantial compliance with all requirements under said Section 401(a) or Section 403(a). Bank is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
    Section 401(a) of the Code and which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA. There is no pending or, to Bank's Knowledge, threatened litigation relating to the Plans. Bank has not engaged in a transaction with respect to any Plan that would be reasonably likely to subject Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

       (iii) Bank does not now nor has it (or any ERISA Affiliate) ever maintained any plan subject to Title IV of ERISA. Bank does not now nor has it (or any ERISA Affiliate) ever been obligated to contribute to any multi-employer plan within the meaning of ERISA 3(37).

        (iv) All contributions required to be made under the terms of any Plan have been or will be timely made or have been reflected on the consolidated financial statements of Bank included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of any entity which is considered one employer with Bank under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
    Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Bank has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Except as Previously Disclosed: (i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any plan other than routine uncontested claims for benefits; (ii) the consummation of the transactions contemplated by this Agreement will not
    (a) cause any plan to increase benefits payable to any participant or beneficiary; (b) entitle any current or former employee of Bank to severance pay, unemployment compensation or any other payment, benefit or award, or
    (c) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; (iv) no plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation; (v) to Bank's Knowledge, Bank has no actual or potential liability arising under title IV of ERISA as a result of any plan that has terminated or is in the process of terminating; (vi) Bank has no actual or potential liability under section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multi-employer plan; and (vii) with respect to the plans, Bank has no liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (a) any excise taxes under section 4971 through section 4980B, section 4999, section 5000 or any other section of the Code, or (b) any penalty under Section 502(i), section 502(l), Part 6 of Title I or any other provision of ERISA, or (c) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

        (vi) Bank has no obligation for retiree health and life benefits under any Benefit Plan. Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

       (vii) No plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of
    Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by USB or Bank that are not deductible (in whole or in part) under
    Section 280G of the Code.

    (q) LABOR MATTERS. Bank is not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to

Bank's Knowledge, threatened, nor to Bank's Knowledge is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (r)  PROPERTIES.

        (i) Bank owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected in Bank's September 30, 1998 Financial Statements or acquired since September 30, 1998 (other than real property reflected in Bank's September 30, 1998 Financial Statements as OREO), free and clear of all liens and encumbrances, except for (A) mortgages on real property as Previously Disclosed, (B) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (C) liens for current taxes and special assessments not yet due and payable, (D) leasehold estates with respect to multi-tenant buildings owned by Bank, (E) mechanic's, materialman's and other liens imposed by operation of law, and (F) property disposed of since September 30, 1998 in the ordinary course of business; PROVIDED, HOWEVER, that no disposal of any fee interest in real property housing Bank branches, loan offices or offices engaged in Bank operations shall be considered to be in the ordinary course of business.

        (ii) Bank has previously made available to USB complete and accurate copies of each of the leases of Bank, including all amendments and modifications thereto (the "Leases"). As of the date of this Agreement, the Leases are in full force and effect, and Bank has valid and existing leasehold interests under the Leases for the terms set forth therein. With respect to the Leases, Bank is not in default, and, to Bank's Knowledge, none of the other parties to any of the Leases is in default, and, to Bank's Knowledge, no circumstances (not in the control of Bank) exist which could result in such a default under any of such Leases.

       (iii) The rent rolls previously made available to USB are true and correct in all material respects and describe all occupancies and the material terms of each occupancy as of the dates thereof.

        (iv) All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Bank are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Bank owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

    (s) ENVIRONMENTAL MATTERS. To Bank's Knowledge, neither the conduct nor operation of Bank nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and to Bank's Knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Bank has not received any written notice from any person or entity that it or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by it is or was in violation of or otherwise is alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property. To Bank's Knowledge, no Hazardous Substances (as defined below) have been deposited or disposed of in, on or under Bank's owned or leased properties (including properties owned, managed or controlled by Bank in connection with its lending or fiduciary operations).

As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:

        (A) the protection or restoration of the environment, health, safety, or natural resources;

        (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or

        (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

As used herein, the term "Hazardous Substance" means any substance in any concentration that is:

        (A) listed, classified or regulated pursuant to any Environmental Law;

        (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or

        (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

    (t) TAX MATTERS. Except as Previously Disclosed, (A) all Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Bank have been duly filed, (B) all Taxes shown to be due on the Tax Returns have been paid in full or have been adequately provided for in the financial statements of the Bank in accordance with GAAP, (C) the Tax Returns have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, and (D) all assessments made in writing as a result of such examinations have been paid in full or have been adequately provided for in the financial statements of Bank in accordance with GAAP. Bank is not now nor has it been at any time since January 1, 1991, a member of any consolidated or affiliated group for Tax purposes. As of the date hereof, Bank has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

    (u) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bank's own account, or for the account of one or more of its customers (all of which are listed on Bank's Disclosure Schedule), if any, were entered into:

        (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and

        (ii) with counterparties believed to be financially responsible at the time;

and each of them constitutes the valid and legally binding obligation of the other party thereto enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect.

Neither the Bank, nor to Bank's Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

    (v) BOOKS AND RECORDS. The books and records of Bank prepared on or after December 31, 1996, have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

    (w)  LOAN PORTFOLIO.

        (i) Bank is not a party to any written or oral (A) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid unguaranteed principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of December 31, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan with any director, executive officer or five percent or greater shareholder of Bank, or to Bank's Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.03(w) of the Bank's Disclosure Schedule sets forth (x) all of the Loans with original unguaranteed principal amounts in excess of $100,000 of Bank that as of December 31, 1998, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Bank that as of December 31, 1998, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (z) each asset of Bank that as of December 31, 1998, was classified as "Other Real Estate Owned" and the book value thereof.

        (ii) Each Loan in original principal amount in excess of $100,000 (A) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens and security interests which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (x) INSURANCE. Bank's Disclosure Schedule lists each insurance policy maintained by Bank with respect to its properties and assets. Prior to the date hereof, Bank has provided or made available to USB complete and accurate copies of each of the insurance policies described on Bank's Disclosure Schedule. All such insurance policies are in full force and effect, and Bank is not in default with respect to its obligations under any of such insurance policies.

    (y) AFFILIATE TRANSACTIONS. Neither Bank nor any of its respective executive officers or directors, or, to Bank's Knowledge, any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or, to Bank's Knowledge, any entity which any of such persons "controls" (within the meaning of Regulation O of the FRB), has any agreement with Bank (other than employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Bank.

    (z) ADMINISTRATION OF FIDUCIARY ACCOUNTS. Bank has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of Bank, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Bank nor any of its respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Bank and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

    (aa) MILLENNIUM COMPLIANCE. All software, whether embedded or otherwise, used or licensed for use in the business of Bank as presently conducted is Millennium Compliant. Bank is undertaking all reasonable efforts necessary to determine whether any third party with whom Bank has a material business relationship has software that is Millennium Compliant and to replace all such material business relationships where, in the judgment of Bank, software that is Millennium Compliant is not present and will not be present in time to avoid processing failures or errors that would have a detrimental impact on such third party that could be detrimental to Bank.

As used in this Agreement, "Millennium Compliant" shall mean the ability of such software to provide the following functions:

        (i) consistently and accurately handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

        (ii) respond to any two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner;

       (iii) store and provide output of date information in ways that are unambiguous as to century; and

        (iv) function accurately in accordance with specifications with respect to dates and without interruption before, during and after January 1, 2000.

5.04 REPRESENTATIONS AND WARRANTIES OF USB. Subject to Section 5.02, USB hereby represents and warrants to Bank as follows:

    (a)  ORGANIZATION, STANDING AND AUTHORITY.

        (i) USB is duly organized, validly existing and in good standing under the laws of the State of Delaware. USB is duly licensed and qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified. USB has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. USB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

        (ii) US Bank is duly organized, validly existing and in good standing as a national banking association under the federal laws of the United States. US Bank is duly licensed and qualified to do business and in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed and qualified.

    (b) USB CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of USB consists of 1,500,000,000 shares of USB Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share ("USB Preferred Stock"). As of January 31, 1999, there were 744,797,857 shares of USB Common Stock and no shares of USB Preferred Stock issued and outstanding, including 18,885,410 shares of USB Common Stock held in USB's treasury. As of the date of this Agreement, no shares of USB Common Stock or USB Preferred Stock were reserved for issuance, except that 60,900,000 shares of USB Common Stock were reserved for issuance pursuant to the stock compensation plans, warrants, and other arrangements of USB (collectively, the "USB Stock Reserves"). All of the issued and outstanding shares of USB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above, USB does not have any Rights issued or outstanding with respect to any shares of USB Common Stock or USB Preferred Stock or any other equity securities of USB. The shares of USB Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (c) CORPORATE POWER. USB and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of USB and US Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (d) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each of USB and the USB Board and US Bank and the Board of Directors of US Bank and no other corporate proceedings on the part of USB and US Bank are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of USB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (e)  REGULATORY APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by USB or any of its Subsidiaries in connection with the execution, delivery or performance by USB of this Agreement or to consummate the Merger except for:

           (A) the filing of applications and notices, as applicable, with the federal and state banking authorities;

           (B) approval of the listing on USB's Stock Exchange of USB Common Stock to be issued in the Merger;

           (C) the filing and declaration of effectiveness of the Registration Statement;

           (D) the filing of the Merger Agreement, certificates of officers of the constituent corporations and notice of the Effective Time with the OCC;

           (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of USB Common Stock in the Merger; and

           (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, USB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received.

        (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

           (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of USB or of any of its Subsidiaries or to which USB or any of its Subsidiaries or properties is subject or bound;

           (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of USB or any of its Subsidiaries; or

           (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (f)  FINANCIAL REPORTS AND REGULATORY DOCUMENTS; MATERIAL ADVERSE EFFECT.

        (i) USB's Regulatory Documents, as of the date filed:

           (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and

           (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including any related notes and schedules thereto) fairly presents, or will fairly present, the financial position of USB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of USB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), has had a Material Adverse Effect with respect to it.

    (g) NO BROKERS. No action has been taken by USB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

    (h) ACCOUNTING TREATMENT; TAX MATTERS. As of the date hereof, neither USB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

    (i)  REGULATORY MATTERS.

        (i) Neither USB nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

        (ii) Neither USB nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (j) TAX MATTERS. As of the date hereof, USB has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE VI
                                   COVENANTS

6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Bank and USB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 SHAREHOLDER APPROVAL. Bank shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby (such meeting, together with any adjournment or postponement thereof, is hereinafter referred to as the "Bank Meeting"). Bank will, through its Board of Directors, subject to the next sentence, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. Notwithstanding the foregoing, the Bank Board shall be permitted to withdraw or modify in a manner adverse to USB its recommendation to its shareholders, or shall be permitted to recommend a Superior Proposal, if (i) a Superior Proposal has been received by the Bank Board prior to the time that the Bank Board determines to withdraw or modify its recommendation, or to recommend such Superior Proposal, and (ii) the Bank Board reasonably determines that it is required by its fiduciary duties to take such action.

6.03  REGISTRATION STATEMENT.

    (a) REGISTRATION STATEMENT. USB agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by USB with the SEC in connection with the issuance of USB Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Bank constituting a part thereof (the "Proxy Statement") and all related documents). Bank agrees to cooperate with USB, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. Bank agrees to file the Proxy Statement in preliminary form with the FRB as soon as reasonably practicable, and USB agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any FRB comments with respect to the preliminary Proxy Statement are resolved. Each of Bank and USB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. USB also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Bank agrees to furnish to USB all information concerning Bank, its officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

    (b) QUALITY OF INFORMATION. Each of Bank, and USB, agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in:

        (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

        (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Bank Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.

Each of Bank and USB further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

    (c) NOTICES REGARDING REGISTRATION. USB agrees to advise Bank, promptly after USB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of USB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 PRESS RELEASES. Each of Bank and USB agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or rules of the stock market where its securities are traded (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

6.05  ACCESS; INFORMATION.

    (a) ACCESS. Bank agrees that upon reasonable notice, it shall afford USB and USB's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information (including, without limitation, the Bank's Year 2000 contingency plan) as USB may reasonably request and, during such period, Bank shall furnish promptly to USB (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

    Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) CONFIDENTIALITY. All information furnished to USB pursuant to Section 6.05(a) shall be subject to, and USB shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated November 24, 1998 (the "Confidentiality Agreement"), between USB and Bank. Bank shall have the same obligations to USB with respect to information furnished to Bank by USB.

    (c) No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

6.06 ACQUISITION PROPOSALS. Bank agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees or agents to, directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal or enter into a takeover proposal; provided, however, that (x) if the Bank Board shall have reasonably determined that it has a fiduciary duty to do so, after receipt of an unsolicited bona fide written proposal with respect to a takeover proposal that in the good faith judgment of the Bank Board (based on the advice of an independent financial advisor of nationally recognized reputation) is more favorable to Bank's shareholders than the Merger and which is made by a third party financially capable of consummating such takeover proposal (a "Superior Proposal") Bank may participate in discussions or negotiations in furtherance of such Superior Proposal or provide such nonpublic information in furtherance of such Superior Proposal; and (y) Bank may communicate information about any such takeover proposal to its shareholders if, in the judgment of the Bank Board, based upon the advice of outside counsel, such communication is required under applicable law; provided, further, that nothing contained in this Agreement shall prevent Bank or the Bank Board from complying with Rule 14e-2 promulgated under the Exchange Act (or any similar rule adopted by the FRB) with regard to a takeover proposal. Bank shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than USB. Bank shall promptly (within two business days) advise USB following the receipt by Bank of, any bona fide written takeover proposal and the general terms and conditions thereof and the identity of the party from whom such takeover proposal has been received. Bank will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.06. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Bank other than the transactions contemplated or permitted by this Agreement.

6.07 AFFILIATE AGREEMENTS. Bank shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Bank to provide or make available to USB, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit B hereto.

6.08 STOCK EXCHANGE LISTING. USB agrees to use its reasonable best efforts to list, prior to the Effective Date, on USB's Stock Exchange, subject to official notice of issuance, the shares of USB Common Stock to be issued to the holders of Bank Common Stock in the Merger.

6.09  REGULATORY APPLICATIONS.

    (a) COOPERATION WITH FILINGS. USB and Bank shall, and USB shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. USB and Bank shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filing with the FRB, within 30 days after the date hereof. Each of USB and Bank shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) AGREEMENT TO FURNISH INFORMATION. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) INDEMNIFICATION BY USB. From and after the Effective Time, USB agrees to indemnify and hold harmless each present and former director and officer of Bank determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) whether asserted, claimed, threatened or arising prior to, at, or after the Effective Time, to the fullest extent permitted by law, USB shall also advance expenses as incurred to the fullest extent permitted under Delaware law, upon receipt of any undertaking required by applicable law.

    (b) INDEMNIFICATION PROCEDURE. Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify USB thereof, but the failure to so notify shall not relieve USB of any liability it may have to such Indemnified Party if such failure does not materially prejudice USB. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time),

        (i) USB shall have the right to assume the defense thereof and USB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if USB elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between USB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and USB shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received,

        (ii) the Indemnified Parties will cooperate in the defense of any such matter, and

       (iii) USB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that USB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    (c) DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of three years after the Effective Date, USB shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of Bank (determined as of the Effective Time) with respect to claims against such officers and directors arising from facts or events which occurred on or before the Effective Time of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by Bank; provided, however, that in no event shall USB be required to expend more than 200% per annum of the current amount expended by Bank per annum to maintain or procure such directors and officers insurance coverage; further that officers and directors of Bank may be required to make application and provide customary representations and warranties to USB's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by Bank.

    (d) SUCCESSOR LIABILITY. If USB or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of USB shall assume the obligations set forth in this Section 6.10.

    (e) USB's obligations under this Section 6.10 shall continue in full force and effect without time limit from and after the Effective Time. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.11  BENEFIT PLANS.

    (a) Except as otherwise specifically agreed between USB and an employee, USB shall, from and after the Effective Time, assume and honor in accordance with their terms all employment, severance, retirement and other compensation plans, contracts, agreements and arrangements existing prior to the execution of this Agreement which are between Bank and any officer or employee thereof and which have been Previously Disclosed. USB acknowledges and agrees that the Merger constitutes a "Change in Control" for all purposes pursuant to such plans, contracts, agreements and arrangements and agrees to abide by the provisions of any contract, agreement or arrangements which relate to a Change in Control. The foregoing is intended only to preserve nonforfeitable rights earned or accrued as of the Effective Time under such plans, contracts, agreements, and arrangements; it shall not be deemed to prevent USB from amending or terminating any such plan, contract, agreement or arrangement to the extent permitted by such plan, contract, agreement or arrangement.

    (b) USB shall, within a reasonable time after the Effective Time, provide former employees of Bank who remain as employees of USB or the Surviving Corporation with compensation and employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of USB (including the medical and health benefits available to other similarly situated employees of USB and its Subsidiaries and coverage of any pre-existing health or medical conditions covered by Bank benefit plans, provided the individual was actually covered for such condition by Bank's plan immediately prior to the Effective Time), subject, with respect to any executive officer of Bank, to the terms of any agreement(s) entered into by or among that executive officer and USB on the date of this Agreement or otherwise prior to the Effective Time, specifically modifying, replacing or relinquishing some or all of his agreements, benefits or plans. If any employee of Bank becomes a participant in any employment benefit plan, practice or policy of USB or the Surviving Corporation, such employee shall be given credit under such plan, practice or policy for all service with Bank from the employee's most recent date of hire by Bank and prior to the Effective Time for purposes of eligibility and vesting, but not for the purposes of determining benefit accruals or the rate of benefit accruals, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of Bank that continue in effect following the Effective Time.

6.12 NOTIFICATION OF CERTAIN MATTERS. Each of Bank and USB shall give prompt notice to the other of any fact, event or circumstance known to it that:

        (i) individually or taken together with all other facts, events and circumstances known to it, has had a Material Adverse Effect with respect to it, or

        (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13 CERTAIN LOANS AND RELATED MATTERS. Bank will furnish to USB a complete and accurate list as of the end of each calendar month after December 31, 1998, within 25 business days after the end of each such calendar month, of (a) all of Bank's periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Bank classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of Bank with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by Bank.

6.14 MONTHLY FINANCIAL STATEMENTS. Bank shall furnish USB with Bank's balance sheets as of the end of each calendar month after December 31, 1998 and the related statements of income, within 25 business days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Regulatory Documents and on a consistent basis during the periods involved and shall fairly present the financial positions of Bank as of the dates thereof and the results of operations of Bank for the periods then ended.

6.15 UPDATED DISCLOSURE SCHEDULE. On a date 15 business days prior to the Effective Date and on the Effective Date, USB and Bank shall modify any Disclosure Schedule to this Agreement for the purpose of making the representations and warranties to which any such Disclosure Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by USB or Bank subsequent to the date any Disclosure Schedule was previously delivered. Notwithstanding the foregoing, any updated Disclosure Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Sections 7.02(a) and 7.03(a) hereof.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of USB and Bank to consummate the Merger is subject to the fulfillment or written waiver by USB and Bank prior to the Effective Time of each of the following conditions:

    (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Bank.

    (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

    (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation, or any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (an "Injunction") which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

    (d) REGISTRATION STATEMENT; NEW YORK STOCK EXCHANGE LISTING. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The USB Common Stock to be issued in the Merger shall have been approved for listing on USB's Stock Exchange, subject to official notice of issuance.

    (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of USB Common Stock to be issued in the Merger shall have been received and be in full force and effect.

7.02 CONDITIONS TO OBLIGATION OF BANK. The obligation of Bank to consummate the Merger is also subject to the fulfillment or written waiver by Bank prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of USB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) Bank shall have received a certificate, dated the Effective Date, signed on behalf of USB by the Chief Executive Officer and the Chief Financial Officer of USB to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF USB. USB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Bank shall have received a certificate, dated the Effective Date, signed on behalf of USB by the Chief Executive Officer and the Chief Financial Officer of USB to such effect.

    (c) OPINION OF BANK'S COUNSEL. Bank shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Bank, in form and substance reasonably satisfactory to Bank, dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations and covenants, including those contained in letters from Bank, USB, US Bank and others reasonably satisfactory in form and substance to Skadden, Arps, Slate, Meagher & Flom LLP.

    (d) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Authority seeking an Injunction shall be pending.

7.03 CONDITIONS TO OBLIGATION OF USB. The obligation of USB to consummate the Merger is also subject to the fulfillment or written waiver by USB prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. (i) Subject to Section 5.02, the representations and warranties of Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) USB shall have received a certificate, dated the Effective Date, signed on behalf of Bank by the Chief Executive Officer and the Chief Financial Officer of Bank to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF BANK. Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided that Bank shall have performed its agreements contained in Sections 4.01(c) and (d) in all respects; and USB shall have received a certificate, dated the Effective Date, signed on behalf of Bank by the Chief Executive Officer and the Chief Financial Officer of Bank to such effect.

    (c) OPINION OF USB'S COUNSEL. USB shall have received an opinion of Dorsey & Whitney LLP, special counsel to USB, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Dorsey & Whitney LLP may require and rely upon representations and covenants contained in letters from Bank, US Bank, USB and others.

    (d) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Authority seeking an Injunction shall be pending.

                                  ARTICLE VIII
                                  TERMINATION

8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Bank.

    (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of USB and Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

    (b) BREACH. At any time prior to the Effective Time, by USB or Bank, upon written notice to the other party, in the event of either:

        (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or

        (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) individually or in the aggregate with other breaches, has had or is reasonably expected to have a Material Adverse Effect on the breaching party.

    (c) DELAY. At any time prior to the Effective Time, by USB or Bank, in the event that the Merger is not consummated by September 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate pursuant to this
Section 8.01(c) to perform or observe the covenants and agreements of such party set forth herein.

    (d)  NO APPROVAL.  By Bank or USB, in the event:

        (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or

        (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Bank Meeting.

    (e) FAILURE TO RECOMMEND, ETC. At any time prior to the Bank Meeting, by USB if the Bank Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of USB.

8.02 EFFECT OF TERMINATION AND ABANDONMENT. Termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

8.03  TERMINATION FEE.

    (a) Bank agrees to pay USB the sum of $10,000,000 (the "Termination Fee") if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of a Fee Termination Event (as hereinafter defined). Each of the following shall be a Fee Termination Event: (i) the Effective Time; (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by USB pursuant to Section 8.01(b) of the Agreement; or (iii) the passage of twelve (12) months after termination of this

Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination by USB pursuant to Section 8.01(b). Notwithstanding anything to the contrary contained herein, (i) the Termination Fee shall not be payable at any time when USB shall be in material breach of any of its covenants or agreements contained in this Agreement such that Bank shall be entitled to terminate this Agreement pursuant to Section 8.01(b) and (ii) this Section 8.03 shall automatically cease to be effective upon the termination of this Agreement by Bank pursuant to Section 8.01(b) thereof as a result of the material breach by USB of its covenants or agreements contained in this Agreement.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Bank, without having received USB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this
    Section 8.03 having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than USB or any of its Subsidiaries (each an "USB Subsidiary") or the Bank Board shall have recommended that the shareholders of Bank approve or accept any Acquisition Transaction other than as contemplated by this Agreement. For purposes of this Section 8.03, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Bank or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Bank, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Bank or any Significant Subsidiary of Bank, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Bank or any Significant Subsidiary of Bank and (b) for purposes of this
    Section 8.03, "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the Exchange Act; or

        (ii) The Bank Board shall have failed to make, withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to USB its recommendation that the shareholders of Bank approve the transactions contemplated by this Agreement, or Bank or any Bank Subsidiary, without having received USB's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than USB or an USB Subsidiary; or

       (iii) Any person other than USB or an USB subsidiary shall have made a proposal to Bank or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced.

    (c) The term "Subsequent Triggering Event" shall mean the signing of a definitive agreement with respect to or the completion of an Acquisition Transaction (except that the percentage for purposes of part (z) of clause (a) of Section 8.03(b)(i) shall be 51%) which has been approved by resolution of the Bank Board.

    (d) Bank shall notify USB promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Bank shall not be a condition to the right of USB to demand payment of the Termination Fee.

    (e) The Termination Fee shall supplant and supersede any damages or other amounts then payable by Bank to USB under this Agreement. If USB collects the Termination Fee, USB shall be deemed to have waived the right to damages against Bank for breach of this Agreement in excess of the Termination Fee. If Bank shall previously have paid damages to USB in respect of a breach of this

Agreement by Bank, the amount of the Termination Fee payable under this Section
8.03 shall be reduced by the amount of paid damages and any excess damages shall be repaid to Bank.

                                   ARTICLE IX
                                 MISCELLANEOUS

9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than those covenants and agreements which by their terms apply in whole or in part after the Effective Time, and this Article IX which shall survive the Effective Time) or the termination of this Agreement (other than Sections 6.05(b), 8.02 and 8.03, and this Article IX, each of which shall survive such termination).

9.02  WAIVER; AMENDMENT.

    (a) At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    (b) Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Bank Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the amount or change the form of the consideration to be received by Bank shareholders in the Merger.

9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law apply). Venue for any action between the parties to this Agreement shall be a court of competent jurisdiction in the City of San Diego, California.

9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Bank, to:               Bank of Commerce
                              600 West Broadway
                              San Diego, CA 92101
                              Attn: Peter Q. Davis
                              Facsimile: (619) 232-2360

With a copy to:               Higgs, Fletcher & Mack LLP
                              401 West A Street, Suite 2600
                              San Diego, California 92101
                              Attention: Kurt L. Kicklighter, Esq.
                              Facsimile: (619) 696-1410

If to USB or US Bank, to:     U.S. Bancorp
                              U.S. Bank Place
                              601 Second Avenue South
                              Minneapolis, MN 55402
                              Facsimile: (612) 973-2446

With a copy to:               Dorsey & Whitney LLP
                              Pillsbury Center South
                              220 South Sixth Street
                              Minneapolis, Minnesota 55402-1498
                              Facsimile: (612) 340-2868

9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made, in each case other than the Confidentiality Agreement. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 18, 1999, and shall not be deemed to refer to the date of any amendment and restatement.

9.09 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.05(b) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.05(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                BANK OF COMMERCE

                                By   /s/ PETER Q. DAVIS
                                     -----------------------------------------
                                     Name:  Peter Q. Davis
                                     Title:   Chairman, Chief Executive
                                     Officer,
                                     and President

                                U.S. BANCORP

                                By   /s/ SUSAN E. LESTER
                                     -----------------------------------------
                                     Name:  Susan E. Lester
                                     Title:   Chief Financial Officer

                                   APPENDIX B
                    OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                                   March 19, 1999

The Board of Directors
Bank of Commerce
600 West Broadway
Suite 100

San Diego, CA 92101

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Bank of Commerce ("BOC") of the exchange ratio in the proposed merger ("the Merger") of BOC with and into US Bancorp ("USB") pursuant to the Agreement and Plan of Reorganization ("Agreement") dated as of February 18, 1999 between BOC and USB. It is our understanding that the Merger will be structured as a purchase under generally accepted accounting principles.

    As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of the common stock of BOC, no par value per share ("BOC Common Stock"), will be converted into and exchanged for 0.60 (the "Exchange Ratio") shares of USB ("USB Common Stock"), $1.25 par value per share.

    Keefe, Bruyette & Woods, Inc. ("KBW"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of USB or BOC, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to BOC. KBW has served as financial advisor to BOC in the negotiation of the Merger Agreement and in rendering this fairness opinion and will receive a fee from BOC for those services.

    In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of USB and BOC and the Merger, including among other things, the following:

     i. Reviewed the Agreement;

     ii. Reviewed certain historical financial and other information concerning BOC for the three years ending December 31, 1997, including BOC's Annual Report to Shareholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

    iii. Reviewed certain historical financial and other information concerning USB for the three years ending December 31, 1997, including USB's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

     iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both BOC and USB;

     v. Held discussions with senior management of BOC [and USB] with respect to their past and current financial performance, financial condition and future prospects;

     vi. Reviewed certain internal financial data, projections and other information of BOC [and USB], including financial projections prepared by management;

    vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared BOC and USB from a financial point of view with certain of these institutions;

   viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

     ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

    In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of BOC as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for BOC and USB are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of BOC, USB, or any of their respective subsidiaries nor did we verify any of BOC's or USB's books or records or review any individual loan or credit files.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of BOC and USB;
(ii) the assets and liabilities of BOC and USB; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to BOC and its shareholders.

                                          Very truly yours,
                                          Keefe, Bruyette & Woods, Inc.

                                   APPENDIX C
      CALIFORNIA CORPORATION CODE SECTION DEALING WITH DISSENTER'S RIGHTS

SECTION1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
  SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

       (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

       (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

       (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

       (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                   APPENDIX D
               SECTION 215A OF TITLE 12 OF THE UNITED STATES CODE

SECTION 215A. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

    (A) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

    One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall--

    (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

    (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

    (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

    (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

    (B) DISSENTING SHAREHOLDERS

    If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

    (C) VALUATION OF SHARES

    The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

    (D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

    If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

    (E) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY

    The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and chooses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

    (F) REMOVAL AS FIDUCIARY; DISCRIMINATION

    Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger.

Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

    (G) ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS

    Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as such directors and officers. The indemnified directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of USB, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. USB will not indemnify directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to USB, unless the court in which such action or suit was brought shall otherwise determine. USB may indemnify officers and directors only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

    Article Ninth of the USB Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to USB or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to USB or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the directors derived an improper personal benefit.

    The Bylaws of USB provide that the officers and directors of USB shall be indemnified to the full extent permitted by Delaware law, as amended from time to time. The Board of Directors has discretion to indemnify any employee of USB for actions arising by reason of the employee's employment with USB. USB shall pay expenses incurred by officers and directors in defending actions in advance of any final disposition if such officer or director agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified under Delaware law. USB maintains a standard policy of officers' and directors' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (A) EXHIBITS.

      2.1  Agreement and Plan of Reorganization dated February 18, 1999, as amended and restated
           as of March 26, 1999, by and between USB and BOC. (Included in Proxy
           Statement/Prospectus as Appendix A.) The registrant agrees to furnish a supplemental copy of omitted schedules to the Commission upon request.

      4.1  Certificate of Designation and Terms of Term Participating Preferred Stock of U.S.
           Bancorp

      4.2  Bylaws of USB, as amended. (Incorporated by reference to Exhibit 3.1 to the report on
           Form 10-Q for the quarter ended June 30, 1998.)

      4.3  [Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.]

      4.4  Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago
           Trust Company of New York, as Warrant Agent and Form of Warrant. (Incorporated by
           reference to Exhibits 4.18 and 4.19 to Registration Statement on Form S-3, File No.
           33-61667.)

      4.5  Warrant Agreement, dated as of November 20, 1990, between Metropolitan Financial
           Corporation and American Stock Transfer and Trust Company, as Warrant Agent;
           Supplemental Warrant Agreement, dated as of January 24, 1995, between U.S. Bancorp and
           American Stock Transfer and Trust Company, as Warrant Agent; and Form of Warrant.
           (Incorporated by reference to Exhibit 4E to report on Form 10-K for the year ended
           December 31, 1996.)

      5.1  Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered (to be filed by amendment).

      8.1  Opinion and consent of Dorsey & Whitney LLP as to the correctness of the tax disclosure sections in this Form S-4 (to be filed by amendment).

       12  Statement re: Computation of Ratio of Earnings to Fixed Charges. (Incorporated by
           reference to Exhibit 12 to report on Form 10-K for the year ended December 31, 1998.)

     23.1  Consent of Dorsey & Whitney LLP (Included in Exhibit 5.1.)

     23.2  Consent of Ernst & Young LLP (relating to financial statements of USB).

     23.3  Consent of Deloitte & Touche, LLP (relating to financial statements of BOC).

     24.1  Powers of Attorney.

       27  Financial Data Schedule. (Incorporated by reference to Exhibit 27 to report on Form
           10-K for the year ended December 31, 1998.)

     99.1  Form of Proxy for Annual Meeting of Shareholders of BOC

     99.2  Articles of Incorporation of BOC

     99.3  Bylaws of BOC, as amended

     99.4  Opinion of Keefe, Bruyette & Woods, Inc. (Included as Appendix B to the Proxy
           Statement/ Prospectus.)

       (B) FINANCIAL STATEMENT SCHEDULES.

           None.

       (C) REPORTS, OPINIONS AND APPRAISALS.

           None.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its articles, bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 2, 1999.

                                U.S. BANCORP

                                By:            /s/ JOHN F. GRUNDHOFER
                                     -----------------------------------------
                                                 John F. Grundhofer
                                        CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE
                                                OFFICER AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE AND TITLE                          DATE
------------------------------------------------  ----------------------


             /s/ JOHN F. GRUNDHOFER                   April 2, 1999
     --------------------------------------
               John F. Grundhofer
      Chairman, President, Chief Executive
             Officer, and Director
         (principal executive officer)

              /s/ SUSAN E. LESTER                     April 2, 1999
     --------------------------------------
                Susan E. Lester
          Executive Vice President and
            Chief Financial Officer
         (principal financial officer)

             /s/ TERRANCE R. DOLAN                    April 2, 1999
     --------------------------------------
               Terrance R. Dolan
      Senior Vice President and Controller
         (principal accounting officer)

                       *                              April 2, 1999
     --------------------------------------
                Linda L. Ahlers
                    Director

                       *                              April 2, 1999
     --------------------------------------
                Harry L. Bettis
                    Director

              SIGNATURE AND TITLE                          DATE
------------------------------------------------  ----------------------

                       *                              April 2, 1999
     --------------------------------------
                Gerry B. Cameron
                    Director

                       *                              April 2, 1999
     --------------------------------------
             Carolyn Silva Chambers
                    Director

                       *                              April 2, 1999
     --------------------------------------
             Arthur D. Collins, Jr.
                    Director

                       *                              April 2, 1999
     --------------------------------------
                 Peter H. Coors
                    Director

                       *                              April 2, 1999
     --------------------------------------
                Robert L. Dryden
                    Director

                       *                              April 2, 1999
     --------------------------------------
                Joshua Green III
                    Director

                       *                              April 2, 1999
     --------------------------------------
                 Roger L. Hale
                    Director

                       *                              April 2, 1999
     --------------------------------------
               Delbert W. Johnson
                    Director

                       *                              April 2, 1999
     --------------------------------------
                Joel W. Johnson
                    Director

                       *                              April 2, 1999
     --------------------------------------
              Richard L. Knowlton
                    Director

              SIGNATURE AND TITLE                          DATE
------------------------------------------------  ----------------------

                       *                              April 2, 1999
     --------------------------------------
                 Jerry W. Levin
                    Director

                       *                              April 2, 1999
     --------------------------------------
               Edward J. Phillips
                    Director

                       *                              April 2, 1999
     --------------------------------------
                Paul A. Redmond
                    Director

                       *                              April 2, 1999
     --------------------------------------
               Richard G. Reiten
                    Director

                       *                              April 2, 1999
     --------------------------------------
                S. Walter Richey
                    Director

                       *                              April 2, 1999
     --------------------------------------
               Richard L. Schall
                    Director

                       *                              April 2, 1999
     --------------------------------------
               Walter Scott, Jr.
                    Director

                       *                              April 2, 1999
     --------------------------------------
                Warren R. Staley
                    Director

         *By:      /s/ SUSAN E. LESTER
      -----------------------------------
                Susan E. Lester
         Pro se and as Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                                                    PAGE
                                                                                                                    -----

      2.1  Agreement and Plan of Reorganization dated February 18, 1999, as amended and restated as of March
           26, 1999, by and between USB and BOC. (Included in Proxy Statement/ Prospectus as Appendix A.) The
           registrant agrees to furnish a supplemental copy of omitted schedules to the Commission upon request.

      4.1  Certificate of Designation and Terms of Term Participating Preferred Stock of U.S. Bancorp.

      4.2  Bylaws of USB, as amended. (Incorporated by reference to Exhibit 3.1 to the report on Form 10-Q for the quarter ended June 30, 1998.)

      4.3  [Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the
           Securities and Exchange Commission upon request.]

      4.4  Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago Trust Company of New York, as Warrant Agent and Form of Warrant. (Incorporated by reference to Exhibits 4.18 and
           4.19 to Registration Statement on Form S-3, File No. 33-61667.)

      4.5  Warrant Agreement, dated as of November 20, 1990, between Metropolitan Financial Corporation and
           American Stock Transfer and Trust Company, as Warrant Agent; Supplemental Warrant Agreement, dated as of January 24, 1995, between U.S. Bancorp and American Stock Transfer and Trust Company, as
           Warrant Agent; and Form of Warrant. (Incorporated by reference to Exhibit 4E to report on Form 10-K for the year ended December 31, 1996.)

      5.1  Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered (to be filed by amendment).

      8.1  Opinion and consent of Dorsey & Whitney LLP as to the correctness of the tax disclosure sections in this Form S-4 (to be filed by amendment).

       12  Statement re: Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference to
           Exhibit 12 to report on Form 10-K for the year ended December 31, 1998.)

     23.1  Consent of Dorsey & Whitney LLP (Included in Exhibit 5.1.)

     23.2  Consent of Ernst & Young LLP (relating to financial statements of USB).

     23.3  Consent of Deloitte & Touche, LLP (relating to financial statements of BOC).

     24.1  Powers of Attorney.

       27  Financial Data Schedule. (Incorporated by reference to Exhibit 27 to report on Form 10-K for the year ended December 31, 1998.)

     99.1  Form of Proxy for Annual Meeting of Shareholders of BOC

     99.2  Articles of Incorporation of BOC

     99.3  Bylaws of BOC, as amended

     99.4  Opinion of Keefe, Bruyette & Woods, Inc. (Included as Appendix B to the Proxy Statement/Prospectus.)